Exhibit 99.1

Dated                              9 August                      2021

THE PERSONS LISTED IN Schedule 1

(the Vendors)

Euro Auctions FZE

(EA FZE)

Ritchie Bros. UK Holdings Ltd

(the Purchaser)

Ritchie Bros. Auctioneers Incorporated

(the Parent)

SALE AND PURCHASE AGREEMENT for the purchase of the entire issued share capital of the Companies

TABLE OF CONTENTS

1	Definitions and Interpretation	3
2	Sale and purchase of Shares	22
3	Conditions Precedent	22
4	Completion	26
5	Locked box	27
6	Warranties and covenant to pay	28
7	Purchaser Warranties	37
8	W&I Insurance	38
9	Restrictions on Vendors and EA FZE	38
10	Tax covenant	40
11	Vendor Guarantee	40
12	Parent Guarantee	42
13	Retention	43
14	Dubai Business	44
15	Miscellaneous provisions	45

Schedule 5 Completion obligations	96

Part 1 Vendors' obligations	96
Part 2 Purchaser's obligations	98

Part 1 General	113
Part 2 Expected Financing Information	114
Part 3 Obligations in respect of the Financing	114

LIST OF AGREED FORM DOCUMENTS (clause 1.4)

Announcement

Australian Transfer Agreement

Director/Company Secretary resignation letters

Disclosure Letter

DK Service Agreement

EV to Equity Bridge

Locked Box Accounts

Occupational Lease Heads of Terms

Template Service Agreement

Transitional Services Agreement

Vendor Addresses Notice

W&I Insurance Policy

THIS AGREEMENT is dated          August 9, 2021 and made between:

(1)	THE PERSONS LISTED IN Schedule 1 (the Vendors, and each a Vendor);

(2)	Euro Auctions FZE, a company incorporated in the Jebel Ali Free Zone with company number 187731 and registered office at PO Box 263536, Jebel Ali Free Zone, Dubai, United Arab Emirates (EA FZE);

(3)	RITCHIE BROS. UK HOLDINGS LTD, a company registered in England and Wales with registration number 13537929 and whose registered address is c/o Dentons LLP, The Pinnacle, 170 Midsummer Boulevard, Milton Keynes, MK9 1FE, United Kingdom (the Purchaser); and

(4)	Ritchie Bros. Auctioneers Incorporated, a company incorporated in Canada under the Business Corporations Act and whose registered address is 9500 Glenlyon Parkway Burnaby BC, V5J 0C6, Canada (the Parent).

RECITALS

(A)	The Companies are private companies limited by shares. Further information relating to the Companies is set out in Schedule 2.

(B)	The Vendors (excluding for these purposes Derek Keys) are the legal and beneficial owners of the number of Shares set out opposite their respective names in column 4 of Schedule 1, all of which comprise the entire issued share capital of the Companies.

(C)	The Vendors have agreed to sell, and the Purchaser has agreed to purchase, the Shares on the terms and conditions contained in this Agreement.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement, unless the context otherwise requires:

Accounting Standards means:

(a)	(in respect of each Group Company incorporated in the United Kingdom and for those Group Companies incorporated in the United States which do not have statutory accounts, the pro forma results of which are included in Gardrum’s consolidated accounts) accounting principles, standards and practices generally accepted in the United Kingdom, including FRS 102 (the Financial Reporting Standard applicable in the United Kingdom) as at (unless the context admits or requires otherwise) the date of this Agreement; and

(b)	(in respect of Euro Auctions GmbH) accounting principles, standards and practices generally accepted in Germany;

Acquired Business means the business being acquired by the Purchaser in the Transaction as determined pursuant to SEC Rule 3-05 and Article 11-01(d) of SEC Regulation S-X and SEC Corporate Finance Manual Sections 2010 and 2065 (to the extent required to be represented through carve-out financial statements as described in SEC Corporate Finance Manual Section 2065) (collectively, SEC Sources), including (i) the Companies and Subsidiaries; (ii) the assets, liabilities, revenues and expenses of predecessors of the Companies and Subsidiaries; (iii) the assets, liabilities, revenues and expenses acquired through the purchase of assets or assumption of liabilities under this Agreement or as otherwise required to be included in the “acquired business” based on the SEC Sources as a result of the Transaction;

Affiliate means, in respect of any Vendor, any person falling within one or more of the below categories:

(a)	any direct or indirect shareholder in any Company or any person in respect of which a direct or indirect shareholder in a Company is a general partner, trustee, nominee or manager;

(b)	any undertaking (excluding each Group Company) in which any direct or indirect shareholder in a Company holds shares or ownership interests or any other undertaking in which such first mentioned undertaking is a direct or indirect shareholder;

(c)	any general partner, limited partner, trustee, nominee, operator, arranger or manager of, adviser to, or holder of interests (whether directly or indirectly) in any direct or indirect shareholder in a Company; and/or

(d)	a Connected Person of such Vendor; any current or former director of any Group Company; or any Connected Person of any such current or former director of any Group Company;

Agreed Contracts means the contracts identified in Schedule 10;

Announcement means the form of announcement regarding the Transaction in the agreed form to be made on the date of this Agreement;

Applicable Laws means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers and all codes of practice having force of law, statutory guidance and policy notes, in each case to the extent applicable;

Australian Lease means the lease agreement entered into between Sherrin Nominees Pty Ltd and Euro Auctions No.2 dated 27 April 2017 and revised by the letter from Sherrin Nominees Pty Ltd dated 16 January 2018;

Auction Companies means each of Euro Auctions and its Subsidiaries;

Australian Management Services Contract means the TMF Group General Terms and Conditions for Management Services with Additional Terms contract entered into between TMF Group and Euro Auctions Pty Ltd, in respect of certain management services provided by TMF Group to Euro Auctions Pty Ltd;

Balance Sheet Date means: (a) in the case of all Group companies except Euro Auctions GmbH, 31 December 2020 and (b) in the case of Euro Auctions GmbH, 31 December 2019;

Bring Down Financial Information means:

(a)	audited financial statements of the Acquired Business as of the end of the most recently completed fiscal year ended at least sixty (60) days prior to the Completion Date, prepared in accordance with US GAAP;

(b)	reviewed financial statements of the Acquired Business for the interim period ending with the most recent fiscal quarter ended at least forty (40) days prior to the Completion Date (but not including the fourth fiscal quarter of any fiscal year) and reviewed corresponding financial statements for the same fiscal interim period in the preceding fiscal year, in each case prepared in accordance with US GAAP (which have, in each case, been reviewed in accordance with AICPA standards applicable to review of interim financial statements); and

(c)	the financial information of the Acquired Business necessary for the Parent to determine significance under SEC Rule 3-05 of SEC Regulation S-X and prepare any pro forma financial statements for the historical periods required by Article 11 of SEC Regulation S-X or reasonably requested by the Parent;

Business Day means any day on which banks are open generally for business in Belfast, London, New York and Vancouver excluding Saturdays and Sundays;

CMA means the United Kingdom Competition and Markets Authority or any successor thereof;

Code means the Internal Revenue Code of 1986, as amended;

Companies means Euro Auctions, WKS Holdings, ESL and EPSL (each a Company);

Companies Act means the Companies Act 2006 and all other statutes and statutory instruments or parts thereof which are to be read as one with or construed or read together as one with such statutes;

Company Representatives has the meaning given to it in paragraph 1 of Part 3 of Schedule 11;

Completion means completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Date means:

(a)	the date which is the last Business Day of the calendar month in which the satisfaction (or waiver) of the last outstanding Condition falls, provided that such date is at least 8 (eight) Business Days after such satisfaction (or waiver) and, if it is not, then the date which is the last Business Day of the following calendar month and provided further that, if the Completion Date would otherwise fall on the last Business Day of a fiscal quarter in accordance with this (a), the Completion Date shall be the first Business Day of the immediately succeeding calendar month; or

(b)	any other date agreed in writing between the Vendors’ Representative and the Purchaser.

Notwithstanding the above, if Bring Down Financial Information does not remain Compliant from the date of receipt to the date otherwise applicable under (a) or (b) above and the Purchaser notifies the Vendors’ Representative thereof prior to such date otherwise applicable, the Condition in clause 3.2.1(b) shall not be deemed satisfied and the Completion Date shall not be deemed to arise. If the circumstances contained in the foregoing proviso shall arise solely as a result of a change of law or regulation with the result that the Agreement terminates prior to Completion, the parties acknowledge that a public announcement to that effect shall be made;

Compliant means, with respect to the Financing Information or the Bring Down Financial Information (as applicable) and without giving effect to any supplements or updates thereto other than supplements and updates delivered by the Vendors, the Companies or the Subsidiaries prior to the commencement of the Marketing Period (in the case of the Financing Information) or prior to the last outstanding Condition besides the Condition at clause 3.2.1(b) being satisfied or waived (in the case of the Bring Down Financial Information), that:

(a)	such Financing Information or Bring Down Financial Information (as applicable) does not contain any untrue statement of a material fact or omit to state any material fact necessary, in each case with respect to any of the Vendors or the Acquired Business, in order to make such Financing Information or Bring Down Financial Information (as applicable), in the light of the circumstances under which the statements contained in the Financing Information or Bring Down Financial Information (as applicable) are made, not misleading; and

(b)	in respect of the Financing Information only, if the Financing includes an offering of debt securities of the Parent or any of its subsidiaries, the financial statements and other financial information included in such Financing Information are, and remain throughout the Marketing Period, sufficient and sufficiently current to permit:

(i)	a registration statement on Form S-3 of the Parent for financing consisting of debt securities to finance, in part, the Transaction, that includes such financial statements and financial information to be declared effective by the SEC on or before the last day of the Marketing Period (it being understood that such financial statements and other financial information shall not be required to include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act (provided that customary data as to the total assets, revenue, EBITDA and adjusted EBITDA or comparable metrics (including such data as reasonably necessary to present such metrics on a pro forma basis giving effect to the transactions contemplated by this Agreement) of non-guarantor subsidiaries and of any unrestricted subsidiaries shall be provided), Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering); and

(ii)	the Financing Sources to receive customary comfort letters from the independent auditors of the Companies, Subsidiaries or Acquired Business, as applicable, on the financial statements and historical financial information included in the Financing Information and contained in the offering memorandum for such offering of debt securities, including customary negative assurance comfort with respect to the period following the end of the latest fiscal year or fiscal quarter of the Companies and the Subsidiaries for which historical financial statements of the Acquired Business are included in the Financing Information and prior to the comfort letter cut-off date and customary pro forma financial statement comfort, and the independent auditors of the Companies and the Subsidiaries, have delivered drafts of such comfort letters in customary form and indicated that, upon completion of customary procedures, they are prepared to deliver the executed comfort letters in such customary form upon any pricing and closing of such offering of debt securities during the Marketing Period.

Financing Information shall not be deemed Compliant for purposes of determining the Marketing Period if during such period:

(A)	such Financing Information contains an untrue statement of a material fact or omits to state any material fact necessary, in each case with respect to any of the Vendors or the Acquired Business, in order to make such Financing Information, in the light of the circumstances under which the statements contained in the Financing Information are made, not misleading;

(B)	the accounting firms that audited the audited financial statements included in the Financing Information shall have withdrawn its audit opinion with respect to such audited financial statements; or

(C)	any Group Company or the Acquired Business, as applicable, has stated their intent to, or determines to, restate any financial statements included in the Financing Information or any such restatement is under consideration, or otherwise states or determines that any financial statements included in the Financing Information can no longer be relied upon.

Bring Down Financial Information as of any specific time shall not be deemed Compliant for purposes of this definition if, as of such time:

(i)	the accounting firms that audited the audited financial statements included in the Bring Down Financial Information shall have withdrawn its audit opinion with respect to such audited financial statements; or

(ii)	any Group Company has stated their intent to, or determines to, restate any financial statements included in the Bring Down Financial Information or any such restatement is under consideration, or otherwise states or determines that any financial statements included in the Bring Down Financial Information can no longer be relied upon.

Conditions means the conditions specified in clause 3;

Confidential Information means any and all information:

(a)	which is used in or otherwise relates to the business, customer, financial or other affairs of the Group; or

(b)	in respect of which any Group Company is bound by an obligation of confidence to a third party; or

(c)	which is received or obtained as a result of any party entering into or performing, or which is supplied by or on behalf of a party in the negotiations leading to, this Agreement; or

(d)	the existence of, or any of the terms or provisions of, any of the Transaction Documents, including for the avoidance of doubt the Consideration;

Connected Person shall have the meaning as defined in section 1122 and 1123 of the Corporation Tax Act 2010 in their terms as at the date hereof but so that, where the person by reference to which this definition is used is an individual, a Connected Person shall also be deemed to include any company connected to another company which is, in turn, connected with such individual;

Consideration means the aggregate consideration payable by the Purchaser for the Shares, being the Enterprise Value as adjusted in accordance with the EV to Equity Bridge (and referred to therein as the “Equity Value at Locked Box Date”);

Coronavirus means the outbreak of the novel coronavirus disease which first began in 2019 and is continuing as at the date of this Agreement;

Data Room means the online Datasite® virtual data room entitled "Equine" maintained by Jefferies International Limited and made available to the Purchaser in connection with the Transaction and containing the documents relating to the Group as at 12 noon on 3 August 2021, a Datasite certified copy of the contents of which are contained on USB keys which have been circulated by Jefferies International Limited to the Purchaser's Solicitors and Vendors' Solicitors on the date of this Agreement and references to "Data Room Document" or "Data Room Folder" shall be to the relevant document or folder of documents contained within the Data Room;

Data Protection Laws means all laws and regulations (including penal code provisions regarding the disclosure of confidential information) relating to data protection and privacy which are from time to time applicable to the Group (or any part of its business) and Euro Auctions No.2, to the extent of its Australian and Spanish operations, in any relevant jurisdiction, including (but not limited to): (a) the EU General Data Protection Regulation (EU) 2016/679 and the UK General Data Protection Regulation (as provided for under the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019), (b) the EU Privacy and Electronic Communications Directive 2002/58/EC; (c) all national implementing legislation, including without limitation, the Data Protection Act 2018 and EU Privacy and Electronic Communications Regulations (SI 336/2011); (d) European Commission decisions; (e) binding EU and national guidance, and (f) any amendments or replacement legislation in respect of any of the foregoing;

Data Subject, Personal Data, Personal Data Breach and Supervisory Authority have the meanings given to them in the Data Protection Laws;

Disclosed means disclosed in the Disclosure Letter in such a manner and in such detail as to enable the Purchaser to understand the nature and scope of the matter concerned and to make an informed assessment of the likely impact of such matter;

disclosing party has the meaning given to it in clause 15.2.2 and 15.2.4 (as applicable);

Disclosure Letter means the letter of that name dated the same date as this Agreement from the Warrantors to the Purchaser, together with all documents and information attached to it;

Dispute means any suit, action, proceedings and/or any dispute or difference which may arise out of or in connection with or which may relate in any way to any of the Transaction Documents (including but not limited to any suit, action, proceedings, dispute or difference relating to the formation, interpretation or performance of any of the Transaction Documents) and Disputes shall be construed accordingly;

EBITDA means earnings before interest, taxes, depreciation and amortisation;

Encumbrance includes any right, interest, equity or claim of any person (including any right to acquire or option or right of pre-emption or right of first refusal) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement or a rental, hire purchase, credit sale or other agreement for payment on deferred terms;

Enterprise Value means £775,000,000;

EPSL means Equipment & Plant Services Ltd, a private limited company incorporated in Northern Ireland with company number NI666354, details of which are set out in Schedule 2;

ESL means Equipment Sales Ltd, a private limited company incorporated in Northern Ireland with company number NI668774, details of which are set out in Schedule 2;

Euro Auctions means Euro Auctions Limited, a private limited company incorporated in Northern Ireland with company number NI663696, details of which are set out in Schedule 2;

Euro Auctions Pty Ltd means Euro Auctions Pty Ltd (ABN 33 154 193 576), a private company limited by shares, incorporated in Queensland, details of which are set out in Schedule 3;

Euro Auctions No.2 means Euro Auctions (UK) No.2 Ltd, a private company limited by shares incorporated in Northern Ireland with company number NI041778;

EV to Equity Bridge means the Excel spreadsheet, in the agreed form, stating the agreed-upon adjustments to the Enterprise Value of the Group which is used to calculate the Consideration;

External Debt means the aggregate amount of all borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, finance leases, loan stock, bonds, debentures, notes, overdrafts or any other similar or analogous arrangements the purpose of which is to raise money and any interest (or amount equivalent to interest) thereon and any termination amount (or similar equivalent amount) under or in connection with any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price), in each case outstanding from any Group Company to any bank, financing, financial, acceptance credit, lending institution or other third party of any nature but excluding any Inter-Company Payable Debt and any Trade Debts;

EY VFDD Report means the vendor financial due diligence report prepared by Ernst & Young LLP in relation to Project Equine, dated 7 May 2021;

Financial Crime Laws means all or any Applicable Laws (including OFAC and FCPA) or other legally binding rules or regulations relating to the prevention of bribery, corruption, money laundering, terrorist financing, facilitation of tax evasion, fraud or similar or related activities or Sanctions Laws, in each case, to the extent that they apply to each Group Company in any relevant jurisdiction and to the extent that they apply to the Australian and Spanish operations of Euro Auctions No.2, or to any director or other person for whose acts any Group Company may be liable;

Financing means any financing that, alone or together with other financings, is sufficient, together with the Purchaser's cash on hand, to:

(a)	make all payments contemplated by this Agreement in connection with the Transaction (including the payment of all amounts payable pursuant to clause 2.3 in connection with or as a result of the Transaction) as and when due; and

(b)	pay all fees and expenses required to be paid at Completion by the Purchaser, Parent and their subsidiaries in connection with the Transaction;

Financing Information means the information in Part 1 and Part 2 of Schedule 11;

Financing Sources means any bank, financial institution or institutional investor who was committed or agreed to provide, or provides, financing to the Parent or any of its subsidiaries;

Fundamental Warranty means any one or more of the Warranties set out in clause 6.1 (and Fundamental Warranties shall be construed accordingly);

Fundamental Warranty Claim means a claim for a breach of a Fundamental Warranty;

Gardrum means Gardrum Holdings Limited, a private limited company incorporated in Northern Ireland with company number NI062274 and whose registered address is at 72-74 Omagh Road, Dromore, Co Tyrone, BT78 3AJ;

Gardrum Overdraft Facility means the multi-currency overdraft facility (with a maximum limit of £43,000,000 or equivalent thereof in one of the optional currencies) between Gardrum (as borrower) and Northern Bank Limited trading as Danske Bank (as lender) pursuant to an offer letter dated 10 February 2021, as may be amended, restated or acceded to from time to time;

Group means the Companies and each of the Subsidiaries and, for the purposes of the warranties in Schedule 4 (and in particular any lookback periods contained therein) and the pre-completion undertakings in Schedule 9, shall also be deemed to include Euro Auctions No.2 in respect of (i) the assets, liabilities, contracts, business and employees of its Spanish operations transferred pursuant to the Spanish Transfer Agreement, (ii) the assets, liabilities, contracts, business and employees of its Australian operations to be transferred to Euro Auctions Pty Ltd after the date of this Agreement pursuant to clause 3.4 and (iii) the Australian Employees intended to become employed by Euro Auctions Pty Ltd between the date of this Agreement and the Completion Date pursuant to paragraphs 2.15 to 2.20 (inclusive) of Schedule 9;

Group Cash Pool Facility Agreement means the group cash pool facility dated 4 February 2015 between Northern Bank Limited trading as Danske Bank, Gardrum, William Keys & Sons Limited, Euro Auctions, Euro Auctions USA LLC and William Keys & Sons INC, as may be amended, restated or acceded to from time to time;

Group Company means a Company or any of the Subsidiaries and for the purposes of the Warranties in Schedule 4 (and in particular any lookback periods contained therein) and the pre-completion undertakings in Schedule 9 shall also be deemed to include Euro Auctions No.2 in respect of (i) the assets, liabilities, contracts, business and employees of its Spanish operations transferred pursuant to the Spanish Transfer Agreement, (ii) the assets, liabilities, contracts, business and employees of its Australian operations to be transferred to Euro Auctions Pty Ltd after the date of this Agreement pursuant to clause 3.4 and (iii) the Australian Employees intended to become employed by Euro Auctions Pty Ltd between the date of this Agreement and the Completion Date pursuant to paragraphs 2.15 to 2.20 (inclusive) of Schedule 9;

Information Memorandum means the information memorandum in respect of the Group dated April 2021 issued by Jefferies International Limited;

Insolvency Event means, in relation to a Group Company, any of the following: (a) the issue of a petition for its winding up; (b) the passing of a resolution for its winding up, dissolution, administration or reorganisation (by way of company voluntary arrangement, a compromise or arrangement (under Part 26 or Part 26A of the Companies Act) or otherwise), or the making of any order for its winding up, administration or reorganisation; (c) the making of an application to the court for an administration order or the making of an administration order by the court; (d) a provisional liquidator, liquidator, administrative receiver or other receiver, administrator, trustee or other similar officer taking possession of, or being appointed over, or an encumbrancer taking possession of, the whole or any part of its property; (e) the appointment of a receiver by the court in relation to the whole or a material part of its property; (f) any distress, execution, sequestration or other process being levied on, or enforced against, the whole or any part of its property; (g) it making proposals for, or entering into, a company voluntary arrangement (within the meaning of Part I Insolvency Act 1986), compromise or arrangement (under Part 26 or Part 26A of the Companies Act) or otherwise making proposals for, or entering into, a composition, compromise, assignment or arrangement with any of its creditors (except for any amendment, waiver, refinancing or restructuring of or in relation to any of its indebtedness in the ordinary course of business); (h) an application being made to the court, with a view to it obtaining a moratorium under Part A1 of the Insolvency Act 1986; (i) any application being made to strike it off the register pursuant to s1003 of the Companies Act or the registrar taking any steps towards striking it off the register following failure to rectify any breach of the Companies Act which has not been rectified within the applicable grace period given by the registrar; (j) it being unable to pay its debts within the meaning of s123(1) of the Insolvency Act 1986; or (k) any procedure or step which is analogous to those stated in paragraphs (a) to (j) (inclusive) above being taken in any jurisdiction;

Intellectual Property means patents, trademarks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Inter Company Payable Debt means all borrowings and indebtedness in the nature of borrowing outstanding from any Group Company (on the one hand) to the Vendor, any of its Connected Persons or any member of the Vendors’ Retained Group (on the other hand) but excluding for these purposes Trade Debts;

Investment Lease  means the lease dated 11 November 2016 between (1) Euro Auctions USA, LLC (now known as Yoder & Frey Auctioneers, LLC) and (2) Manheim Remarketing, Inc, as amended by the First Amendment (dated 6 January 2017) and the Second Amendment to Lease Agreement (dated 30 May 2017) between (1) Euro Auctions USA, LLC (now known as Yoder & Frey Auctioneers, LLC) and (2) Manheim Remarketing, Inc. to which the Atlanta Property is subject, and all documents that are supplemental or collateral to such lease;

Key Employee means any director, consultant or employee employed or engaged by any Group Company, with an annual gross salary of £50,000 or more or who is or has in either of the previous two years been in receipt of £50,000 or more in commission and/or consultancy fees annually (or equivalent in local currency) and, to the extent not included by virtue of the foregoing, shall also include Derek Bleakley, Martin O’Hanlon, Caroline Heaney and Brian McCabe;

Leakage means any of the following (to the extent that it does not constitute Permitted Leakage and only to the extent it occurs or is committed to during the period from (but excluding) the Locked Box Date to (but including) the date of Completion) in each case to, on behalf of, or for the benefit of (as applicable), any Vendor or any Affiliate of any Vendor (other than any such Affiliate which is a Group Company) only:

(a)	any dividend (whether in cash or in specie) or other distribution (whether in cash or in specie) or any return of capital (whether by reduction of capital, redemption, cancellation, repurchase of shares or other securities or otherwise) declared, paid, made, agreed or required to be made by any Group Company;

(b)	any payment by any Group Company of, or any agreement by any Group Company to pay, management, consultancy, monitoring, bonus, commission, incentive, service, royalty or similar charges, fees or payments (including any payment or accrual of interest) or salary or emoluments of any kind or any accrual or declaration or award of any such charges, fees, payments, salary or emoluments;

(c)	any payment or agreement by any Group Company to pay monies in respect of any loan capital (comprising both the principal amount and any interest) or in respect of any share capital or other securities of any Group Company being issued, redeemed, purchased or repaid;

(d)	any transfer, surrender or disposal of any tangible or intangible asset, any rights or any other benefits by any Group Company;

(e)	any liabilities, debts or obligations assumed, indemnified against or otherwise incurred (whether conditionally or otherwise) by any Group Company;

(f)	the entry into or amendment of a contract or arrangement for goods or services with any Group Company;

(g)	lending by any Group Company or other advancement of funds by a Group Company having the effect of giving credit;

(h)	any waiver, forgiveness, release, discharge, discount or deferral by any Group Company of any amount, right, claim, value or benefit (whether due then or at any time in the future);

(i)	any payments made by any Group Company in respect of professional advisers' fees, costs or other transaction costs or expenses (whether such fees, costs or expenses are fees, costs or expenses of any Group Company or any Vendor or their Affiliates) relating to the preparation for, negotiation and/or implementation of this Agreement or the other Transaction Documents or the transactions reflected in this Agreement or in the other Transaction Documents;

(j)	the provision of any guarantee or indemnity or the creation of any Encumbrance by any Group Company;

(k)	any ex-gratia payment (whether in cash or in kind) by any Group Company;

(l)	any agreement, undertaking, commitment or resolution by any Group Company to do any of the matters set out at (a) to (k) above which will be binding on any Group Company or the Purchaser following Completion; or

(m)	any fees, costs or Tax becoming payable (which would be payable but for availability of any Relief) by any Group Company as a consequence of any of the matters referred to at (a) to (l) above;

Locked Box Accounts means the unaudited aggregated balance sheet of the Group as at the Locked Box Date, in the agreed form, as set out in Volume 4 of the Trading Update & Locked Box Balance Sheet Report produced by Ernst & Young LLP dated 23 June 2021;

Locked Box Date means 30 April 2021;

Locked Box Claim means a claim under clause 5.2 for a breach of clause 5.1;

Longstop Date means 28 February 2022,unless and until:

(a)	such date is extended pursuant to clause 3.5.3, in which case the Longstop Date means the later date indicated by the Purchaser or the Vendors’ Representative (as applicable) in its written notice given under clause 3.5.3; or

(b)	the parties agree a different date in writing, in which case the Longstop Date means such other agreed date;

Losses means all claims, liabilities, damages, losses, costs and expenses of any kind and howsoever arising;

Marketing Period means the earlier of:

(a)	if the Parent (for itself and for the benefit of any of its subsidiaries) receives Financing Information that is Compliant no later than October 5, 2021, the period from receipt of such Financing Information through the earlier of (i) the date on which the Financing is consummated and (ii) November 1, 2021;

(b)	if the Parent (for itself and for the benefit of any of its subsidiaries) receives Financing Information that is Compliant no later than November 17, 2021, the period from receipt of such Financing Information through the earlier of (i) the date on which the Financing is consummated and (ii) December 31, 2021; and

(c)	if the Parent (for itself and for the benefit of any of its subsidiaries) receives Financing Information that is Compliant no later than January 14, 2022, the period from receipt of such Financing Information through the earlier of (i) the date on which the Financing is consummated and (ii) February 11, 2022;

Material Adverse Effect means any or all of the following:

(a)	having a cost to one or more Group Companies to remedy, or involving a liability of one or more Group Companies, in excess of £75,000,000 (seventy five million); and/or

(b)	having the effect of reducing the revenues of the Group by an amount equal to at least 30 per cent of historical revenue of the Group for the period starting on 30 September 2020 and ending on 30 April 2021;

For the purpose of determining whether a Termination Event has or may have a Material Adverse Effect, no account shall be taken of the existence or otherwise of any insurance against the whole or any part of the loss or damage resulting from the Termination Event;

Occupational Lease Heads of Terms means heads of terms in respect of the Occupational UK Leases and Occupational Overseas Leases, each in the agreed form;

Occupational UK Leases means the lease of each of the following Properties to be entered into between (1) Tamar (Selby) Limited (as lessor) and (2) Euro Auctions (UK) Ltd (as lessee) on Completion, in such form as agreed between the parties (acting reasonably) and in accordance with the relevant Occupational Lease Heads of Terms,

(a)	the NI Property; and

(b)	the English Property;

in each case, as defined in Schedule 6;

Occupational UK Lease Consents means the consent of:

(a)	Bank of Ireland;

(b)	Northern Bank Limited; and

(c)	William Hartley and Mark Cuttle,

(as applicable) required to register each of the Occupational UK Leases (including the rights granted by the Occupational UK Leases) at HM Land Registry or the Land Registry of Northern Ireland;

Occupational Overseas Leases means the lease of each of the following Properties to be entered into on Completion, in such form as agreed between the parties (acting reasonably) and in accordance with the relevant Occupational Lease Heads of Terms:

(a)	between (1) Euro Auctions LLC, (as lessor) and (2) Yoder & Frey Auctioneers LLC (as lessee) in respect of the Ohio Property; and

(b)	between (1) Euro Auctions No.2, (as lessor) and (2) Euro Auctions Plant, S.L. (as lessee) in respect of the Spanish Property;

Occupational Overseas Leases Consents means the third party consents (if any) required in order to lawfully register legal title to each of the Occupational Overseas Leases (including the rights granted by the Occupational Overseas Leases) in the relevant jurisdiction of each Occupational Overseas Lease at the applicable central registry or government body equivalent to HM Land Registry;

Other Specified Vendors has the meaning given to it in clause 11.1;

Parent Guarantee has the meaning given to it in clause 12.2;

Permitted Leakage means any matter or event set out in Schedule 7;

Pre Completion Undertakings means the undertakings set out in Schedule 9;

Proceedings means suits, actions or proceedings arising out of or in connection with or relating in any way to any Dispute;

Properties means the properties owned, occupied or available for use by the Group at the date of this Agreement as listed in Schedule 6;

Purchaser Excluded Materials has the meaning given to it in clause 15.13.3;

Purchaser’s Bank Account means such bank account as is notified by the Purchaser to the Vendors’ Representative in writing from time to time;

Purchaser's Group means the Purchaser, its parent undertakings, its subsidiary undertakings and any subsidiary undertakings of its parent undertakings from time to time, including the Group Companies from Completion;

Purchaser's Solicitors means Norton Rose Fulbright LLP;

PWC Steps Paper means the draft PwC steps paper dated October 2019 and included in folder 24.12.1 of the Data Room;

Relevant Claim means any claim, demand, action, proceeding or suit by the Purchaser involving or relating to a breach of any of the Warranties (but excluding, for the avoidance of doubt, the Fundamental Warranties), whether for damages, compensation or any other relief;

Relevant Period has the meaning given to it in paragraph 1.2.21(c) of Schedule 9;

Reorganisations means (i) the reorganisations of the Group Companies as contemplated by the PWC Steps Paper and implemented by the documents disclosed in section 20 and tab 24.2.5.8 of the Data Room (some steps being omitted / varied) and (ii) the transfer of the Spanish operations and Australian operations pursuant to the Spanish Transfer Agreement and Australian Transfer Agreement (as respectively defined in paragraph 1.10 and paragraph 1.12 of Part 1 of Schedule 4);

Restricted Area means:

(a)	any jurisdiction where the Group offers goods or services that fall within the Restricted Business at any time in the 18 (eighteen) months prior to Completion;

(b)	the United Arab Emirates; and

(c)	France;

Restricted Business means the business carried on by the Group (including Euro Auctions No.2 to the extent of its Australian and Spanish operations) and by EA FZE) at any time in the 18 (eighteen) months prior to Completion, including:

(a)	auctions for the sale of heavy plant, machinery or construction, agricultural, automotive (including cars, trucks and lorries) or other equipment;

(b)	sourcing heavy plant, machinery or construction, agricultural, automotive (including cars, trucks and lorries) or other equipment for resale;

(c)	brokerage or online listing of heavy plant, machinery or construction, agricultural, automotive (including cars, trucks and lorries) or other equipment for resale; and

(d)	any ancillary services that the Group offered in such period or plans to offer in the next 12 months following Completion in connection with the activities listed above (whether vendor or buyer financing, warranty cover, insurance or otherwise);

Restricted Customer means:

(a)	any person who is or has been a customer of a Group Company or any predecessor entity conducting all or any material part of the business of that Group Company (including, in respect of its Australian and Spanish operations, Euro Auctions No.2 or any predecessor entity conducting all or any material part of the Australian or Spanish businesses of Euro Auctions No.2); or

(b)	any person who is or has been a customer of EA FZE (or any predecessor entity conducting all or any material part of the business in the United Arab Emirates of EA FZE),

in each case at any time during the period of 24 (twenty four) months prior to (and including) Completion;

Restricted Period means 36 (thirty-six) months from Completion;

Retained Records has the meaning given to it in clause 15.13.2;

Sale Materials means the Teaser, the Information Memorandum, the Data Room, any replies to due diligence questions provided by or on behalf of the Vendors and uploaded into the Data Room, any management presentations to the Purchaser, and any written disclosure or documents provided by or on behalf of the Vendors to the Purchaser, any member of the Purchaser's Group or any of its respective agents, advisers, officers, directors, employees or representatives in connection with the Transaction prior to the date of this Agreement;

Sanctions Laws means any economic or financial sanctions laws, regulations or restrictive measures administered, implemented or enforced by any of the following:

(a)	the United Nations;

(b)	the United States;

(c)	the European Union and any of its member states;

(d)	the United Kingdom;

(e)	Australia;

(f)	the United Arab Emirates; or

(g)	the respective governmental institutions and agencies of the foregoing or any other relevant jurisdiction, including the Office of Foreign Assets Control (OFAC), the US Department of State, the Office of Financial Sanctions Implementation, part of her Majesty’s Treasury (OFSI);

SEC means the United States Securities and Exchange Commission;

Securities Act means the United States Securities Act of 1933, as amended;

Service Agreements means:

(a)	the service agreement entered into between Euro Auctions (UK) Ltd and Derek Keys on or about the date of this Agreement in the agreed form (the DK Service Agreement); and

(b)	service agreements to be entered into on Completion between Euro Auctions (UK) Ltd and each of Jonathan Keys, Lynden Keys and Trevor Keys, each to be on template terms in the agreed form (the Template Service Agreement), save for changes reasonably necessary to reflect the different commercial terms agreed between the Vendors and the Purchaser (acting reasonably) following the date of this Agreement but prior to the Completion Date to apply to each of Jonathan Keys, Lynden Keys and Trevor Keys;

Shares means the shares in issue in the capital of the Companies and Share shall be construed accordingly;

Software Licence means the software licence between LuJohn Enterprises Inc. (as Licensor) and Euro Auctions (as Licensee) dated 15 December 2020;

Sourcing Companies means each of WKS Holdings, ESL and EPSL and their respective Subsidiaries;

Statutory Financial Statements, in relation to each Group Company, means its profit and loss account and balance sheet for the period ended on and as at the Balance Sheet Date respectively, including the notes and the related directors' and statutory auditors' report (if applicable), prepared in accordance with applicable law, together with all documents which are required by law to be attached to them. For the avoidance of doubt, it is noted that Euro Auctions Pty Ltd and Euro Auctions Plant, S.L. have been historically dormant and do not have Statutory Financial Statements prepared as at the Balance Sheet Date and that the Group Companies incorporated in the United States do not have standalone Statutory Financial Statements of their own, but their pro forma results form part of the consolidated statutory financial statements of Gardrum which shall be deemed to be Statutory Financial Statements insofar as it relates to such Group Companies;

Sterling and £ means the lawful currency for the time being of the United Kingdom;

Subsidiaries means the subsidiaries of the Companies, further details of which are set out at Schedule 3 (and Subsidiary means any one of them);

Surviving Provisions means the provisions set out in clause 1 and clause 15;

Tax means all forms of taxation, duties, imposts and levies whether of the United Kingdom or elsewhere, including (but without limitation) income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, inheritance tax, gross receipts, license, payroll, employment, severance, occupation, premium, windfall profits, environmental, franchise, unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, real property, personal property, residential property tax, wealth tax, value added tax, withholding tax, deposit interest retention tax, customs and other import and export duties, excise duties, stamp duty, real estate transfer tax, stamp duty land tax, capital duty, local property tax, universal social charge, social insurance, social welfare or other similar contributions and other amounts corresponding thereto whether payable in the United Kingdom or elsewhere, whether estimated or disputed or not and any interest, surcharge, penalty or fine in connection therewith, and the word Taxation shall be construed accordingly;

Tax Authority means any government, state or municipality or any local, state, federal or other fiscal, relevant customs or excise authority, body or official competent to impose, administer, levy, assess or collect tax in the United Kingdom or elsewhere;

Tax Covenant means the tax covenant at Schedule 8 of this Agreement;

Tax Covenant Claim means a claim pursuant to the Tax Covenant;

Tax Return means any return, computation, self-assessment, declaration, report, claim for refund, or information return or statement relating to Tax, including any schedule or attachment thereto, and including any amendment thereof;

Tax Statute includes any law, regulation, instrument, or any guidance having the force of law, relating to or applicable to Tax;

Tax Warranties means the Warranties in Part 2 of Schedule 4;

Tax Warranty Claim means a claim for a breach of the Tax Warranties;

Teaser means the overview document in respect of the Group dated April 2021 issued by Jefferies International Limited;

Termination Event means:

(a)	Derek Keys (for any reason whatsoever other than disability, mental or physical incapacity or death) not performing his role in respect of the Group Companies as it was carried on in the six month period prior to the date of this Agreement;

(b)	any event, matter or circumstance which constitutes a breach of any of the Fundamental Warranties or which would or is reasonably likely to cause any such Fundamental Warranty to be inaccurate in any respect when repeated at Completion;

(c)	any event, matter or circumstance which constitutes a breach of this Agreement by any Vendor (including a breach of any of the Warranties or any of the Pre-Completion Undertakings) which (either alone or when aggregated with other events, matters or circumstances constituting a breach of this Agreement) has had or is reasonably likely to have a Material Adverse Effect;

(d)	the occurrence of an Insolvency Event with respect to any Group Company in circumstances where such Insolvency Event is incapable of remedy or, if capable of remedy, the Purchaser has given to the Vendors’ Representative a written notification requiring the removal of such Insolvency Event and such Insolvency Event has not been fully remedied to the satisfaction of the Purchaser within 20 calendar days of such notification; or

(e)	any of the following occurring after the signing of this Agreement:

(i)	an authority with jurisdiction having issued any decree, ruling, injunction or other order (whether temporary, preliminary or permanent) that remains in effect immediately prior to Completion prohibiting or restraining the conduct by a Group Company of all or a material part of its auctions or sourcing businesses; or

(ii)	an applicable law having been adopted or enacted by any authority having jurisdiction that remains in effect immediately prior to Completion prohibiting or restraining the conduct by a Group Company of all or a material part of its auctions or sourcing businesses;

Third Party Claim has the meaning given to it in clause 6.9;

Trade Debts means amounts owing by way of trade credit in the ordinary course of trading as a result of goods and/or services supplied;

Transaction means the transaction contemplated by this Agreement or any part of that transaction;

Transaction Documents means:

(a)	this Agreement;

(b)	the Disclosure Letter;

(c)	the Transitional Services Agreement;

(d)	the Occupational UK Leases;

(e)	the Occupational Overseas Leases;

(f)	the Service Agreements;

(g)	all documents or agreements entered into pursuant to any of the documents or agreements referred to at paragraphs (a) to (f) above, which are in the agreed form; and

(h)	any other document or agreement, including any side letters, which are entered into, or to be entered into, on Completion (or at any time during the period from the date of this Agreement up to, including Completion) by the Purchaser with some or all of the parties to this Agreement in connection with or which are ancillary to any of the foregoing documents or agreements;

Transferred Records has the meaning given to it in clause 15.13.1;

Transitional Services Agreement means the transitional services agreement, in the agreed form, to be entered into on or about the date of this Agreement between each of the Vendors and Euro Auctions (UK) Ltd and taking effect on and from Completion;

Trustee has the meaning given to it in clause 15.12.3(b);

United Kingdom or UK means the United Kingdom of Great Britain and Northern Ireland;

US GAAP means generally accepted accounting principles in the United States;

VAT means value-added tax or any similar sales or turnover tax;

Vendor Addresses Notice means the notice, in the agreed form and to be given by the Vendors to the Purchaser and the Parent on the date of this Agreement, setting out the address for service of notices to each such Vendor for all purposes under this Agreement (and which such address for service may be subsequently amended in accordance with clause 15.14.1);

Vendor Excluded Materials has the meaning given to it in clause 15.13.3;

Vendor Guarantees has the meaning given to it in clause 11.2;

Vendor Related Party means the Companies, the Vendors and each of their respective group undertakings and their respective group undertakings’ shareholders, partners, members, officers, directors, employees, controlling persons, agents and representatives;

Vendors' Confidential Information means any and all information:

(a)	which is used in or otherwise relates to the business, customer, financial or other affairs of any of the Vendors; or

(b)	in respect of which any Vendor is bound by an obligation of confidence to a third party; or

(c)	the existence of, or any of the terms or provisions of, any of the Transaction Documents;

Vendors’ Retained Group means each Vendor and each of its Connected Persons (other than any Group Company) and any group undertaking of any of the foregoing (and shall be deemed to include, without limitation, each entity listed in the definition of “Retained Group Company” in the Transitional Services Agreement);

Vendors' Representative means Derek Keys or, if he is unable to act, such other Vendor as the Vendors notify in writing to the Purchaser and the Parent as a replacement Vendors' Representative from time to time;

Vendors' Solicitors Account means the account named "A & L Goodbody Northern Ireland/Clients" with sort code 90-21-27 and account number 65917354, maintained at Bank of Ireland, Belfast City Branch, 4 – 8 High Street, Belfast BT1 2BA;

Vendors' Solicitors means A&L Goodbody of 42 – 46 Fountain Street, Belfast, Northern Ireland, BT1 5EF;

W&I Insurance Policy means the warranty and indemnity insurance primary insurance and excess insurance policies in the agreed form to be issued to the Purchaser at Completion by the W&I Insurers in relation to this Agreement at the cost of the Purchaser;

W&l Insurance Policy Limit means £775 million in aggregate;

W&l Insurer means each of Berkshire Hathaway International Insurance Limited, American International Group UK Limited, Swiss Re International SE – UK Branch, Aspen Managing Agency Limited for Lloyd’s Syndicate 4711, SCOR UK Company Limited, Liberty Mutual Europe SE, RSG Transactional Risks Europe on behalf of AXIS Syndicate 1696, AXIS Specialty Europe SE (London Branch), RenaissanceRe Syndicate 1458, Markel International Insurance Company Limited and Zurich Insurance plc (UK Branch), Aviva Insurance Limited, Beazley Solutions Limited and Vale Insurance Partners on behalf of Fidelis Underwriting Ltd in relation to their respective portion of risk;

Warranties means the warranties in Schedule 4;

Warrantor means each person identified as such at column 6 of Schedule 1;

Warranty Claim means any claim, demand, action, proceeding or suit by the Purchaser for breach of any one or more of the Warranties in Schedule 4;

WKS Holdings means William Keys & Sons Holdings Limited, a private limited company incorporated in Northern Ireland with company number NI663694, details of which are set out in Schedule 2;

WKS Inc means William Keys & Sons Inc, a corporation incorporated in the state of Georgia, USA with control number 13004156;

Y&F means Yoder & Frey Auctioneers LLC, a limited liability company incorporated in the state of Georgia, USA with control number 12075006,

and cognate terms will be construed accordingly.

1.2	Unless otherwise provided, references to recitals, clauses, paragraphs, schedules and annexures are to recitals, clauses, paragraphs, schedules and annexures contained in this Agreement and reference to this Agreement includes reference to its schedules.

1.3	Headings and the contents page are inserted for convenience only and do not affect the construction of this Agreement.

1.4	A document is in the agreed form if it is in the form of the relevant document agreed by the Purchaser and the Vendors' Representative and initialled (or otherwise confirmed in writing (including by email)) by or on behalf of the Purchaser and the Vendors’ Representative (or such of the parties as are party to it), and all such agreed form documents are listed on page 3 of this Agreement.

1.5	Unless otherwise expressly stated in this Agreement, all obligations, covenants, warranties and representations arising under this Agreement, given or entered into by the Vendors, the Warrantors and/or any of them are given or entered into severally only and not jointly or jointly and severally.

1.6	If any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day, such action or duty shall be taken or performed on the Business Day next following such day.

1.7	Unless otherwise expressly stated in this Agreement or the context otherwise admits or requires, any reference in this Agreement to:

1.7.1	the singular includes the plural and vice versa, the masculine includes the feminine and vice versa, and he or she, his or hers, him or her, where the context so admits, includes it or its, as the case may be, and vice versa;

1.7.2	a person is deemed to include a reference to a natural person, firm, partnership, company, corporation, association, body corporate, entity, unincorporated body of persons, trust, investment fund, government, state or agency (in each case whether or not having a separate legal personality), wheresoever incorporated or resident, but a reference to an individual is deemed to be a reference to a natural person only;

1.7.3	the terms undertaking, parent undertaking, subsidiary undertaking, group undertaking, subsidiary and holding company shall have the meaning given in sections 1159 to 1162 of the Companies Act in its terms at the date hereof but so that all such provisions shall be treated as applying to undertakings and companies regardless of the jurisdiction in which established or resident;

1.7.4	the term “indirect shareholder” shall mean any person who ‘controls’ an undertaking (either solely or together with any Connected Person), for which purpose ‘control’ shall have the meaning given to it in section 450 of the Corporation Tax Act 2010 in its terms at the date hereof but so that reference in that section to a company shall be treated as referring to an undertaking;

1.7.5	when construing sections 1122 and 1123 of the Corporation Tax Act 2010 (or the definition of “control” in section 450 of the Corporation Tax Act 2010) for the purposes of the definition of “connected person”, references to “company” shall be treated as including not only bodies corporate and unincorporated associations, but also any partnership, firm, association, entity, trust, or investment fund, wheresoever incorporated or resident, and references to “shares” and other expressions pertaining to a company shall be construed as references to the equivalent ownership interests and expressions relevant to such person;

1.7.6	any provision of law is a reference to that provision as amended, substituted, extended or re-enacted;

1.7.7	a UK legal term, concept, legislation or regulation (including, without limitation, any action, remedy, method of judicial proceeding, document, statute, court, court official, governmental authority or agency or any accounting term or concept) in this Agreement will be construed as including a reference to the term, concept, legislation or regulation which most nearly corresponds to it in any other jurisdiction;

1.7.8	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.7.9	any phrase introduced by the terms including or includes or in particular or any similar expression is to be construed as illustrative without limitation;

1.7.10	costs, charges or expenses include any value added tax or similar tax charged or chargeable in respect thereof;

1.7.11	time is a reference to UK time;

1.7.12	this Agreement, any other document or any specified provision of this Agreement or any other document is a reference to this Agreement, to such other document or to such provision as in force for the time being and as amended, extended, varied, assigned, novated, restated or supplemented from time to time;

1.7.13	words such as hereby, hereunder, hereto, hereof and herein and other words commencing with here shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular section, clause, paragraph or schedule of this Agreement; and

1.7.14	a party or the parties is a reference to a party or the parties to this Agreement.

1.8	It is acknowledged and agreed by the parties that the provisions of this Agreement have been negotiated, drafted and settled jointly by and on behalf of the parties and accordingly if any question arises at any time as to the meaning, intent or interpretation of any provision or provisions of this Agreement, no presumption or burden of proof shall arise in favour of or against any party solely as a result of the authorship of any of the provisions of this Agreement.

1.9	Wherever, under the terms of this Agreement or any Transaction Document, the Vendors are entitled or obliged to exercise or enforce any right or discretion, or to give any direction, consent or notice, or receive any notice of document, such right or discretion may be validly exercised, and such direction, consent or notice may be validly given and such notice or document shall be validly received by the Vendors' Representative on behalf of all of the Vendors (whether in their capacity as Vendor, Warrantor or otherwise) and each of the Vendors shall be bound by and shall not seek to challenge and/or to overturn any such action or dispute the valid service of such notice or document. The Purchaser, the Parent and the Vendors shall be entitled to rely on the actions taken and documents signed by the Vendors’ Representative on behalf of the Vendors and neither the Purchaser nor the Parent nor the Vendors shall have any liability or obligations to any Vendor in connection therewith. The Vendors shall procure that at all times during the term of this Agreement that a Vendors’ Representative is duly appointed and notified to the Purchaser and the Parent. The first such Vendors’ Representative shall be Derek Keys. Any change to the Vendors’ Representative shall not be effective until the Vendors shall have notified the Purchaser and the Parent of such change. The Purchaser and the Parent shall be entitled to assume that the Vendors’ Representative has been properly appointed and has the rights and powers and authority as is set out in this clause 1.9.

1.10	Any statement which refers to the knowledge or knowledge and belief of the Warrantors or is expressed to be “so far as the Warrantors are aware” or any similar expression shall refer only to the actual knowledge or knowledge and belief or awareness of each Warrantor giving the relevant Warranty, having made due and careful enquiries of each other, each other Vendor, Derek Bleakley, Martin O'Hanlon, Caroline Heaney, Jonathan Keys, Brian McCabe and the directors and company secretary of each Company, and shall not be deemed to include any implied knowledge, belief or awareness.

1.11	For the avoidance of doubt, Derek Keys is included in this Agreement as a Vendor and a Warrantor for the purposes of imposing certain obligations upon him (whether severally, jointly, jointly and severally or otherwise). Without prejudice to his obligations under the Vendor Guarantees to ensure transfers of Shares by Vendors holding such Shares in accordance with the terms of this Agreement, Derek Keys shall, for the avoidance of doubt, not himself be under any obligation to transfer any of the Shares to the Purchaser at Completion given the fact that he does not directly hold any of the Shares.

1.12	For the avoidance of doubt, EA FZE is included in this Agreement for the purposes of the restrictive covenants in clause 9 and the obligations set out in clause 14. EA FZE shall accordingly only be subject to obligations and liabilities under or in connection with this Agreement to such extent (including the provisions of clauses 1 and 14).

2	Sale and purchase of Shares

2.1	Sale and purchase of Shares

On Completion, each Vendor (save for Derek Keys) shall sell as sole legal and beneficial owner to the Purchaser (and the Purchaser will purchase) full legal and beneficial title in the Shares listed against that Vendor’s name in Schedule 1, free from all Encumbrances and together with all rights attaching or accruing to them now or in the future.

2.2	Simultaneous Completion

The Purchaser shall not be obliged to complete the purchase of any Shares unless the purchase of all of the Shares is completed simultaneously.

2.3	Consideration

2.3.1	The Shares will be sold at an aggregate price of the Consideration.

2.3.2	The Consideration shall be satisfied by way of payment of the Consideration in cash in the manner contemplated pursuant to clause 2.3.3 below. Such Consideration shall be allocated as follows:

Company	Allocation of Consideration (£)
WKS Holdings	£151,300,000
ESL	£32,134,000
EPSL	£31,495,000
Euro Auctions	The amount which is equal to the amount of the Consideration less each of the amounts specified above for WKS Holdings, ESL and EPSL.

2.3.3	Payment of the Consideration will be made to the Vendors' Solicitors on the Completion Date by way of electronic funds transfer to the Vendors' Solicitors Account for value or in such other manner as may be agreed in writing between the Vendors and the Purchaser and the receipt by the Vendors' Solicitors of the Consideration in accordance with the terms of this Agreement will be an absolute discharge to the Purchaser who shall have no responsibility, obligation or liability to any Vendor in respect of the Consideration following receipt by the Vendors’ Solicitors of the Consideration.

2.4	Waiver of pre-emption rights

Each of the Vendors hereby waives all rights of pre-emption, redemption, first refusal or transfer, rights to acquire or any other restrictions on transfer which it may have in respect of the Shares or interests in the Shares to which it may be entitled under the constitution of the relevant Company or otherwise.

2.5	Deduction and Withholding

All amounts due and payable by the Purchaser under this Agreement will be paid in full without any set off save as permitted by clause 5 and without any deduction or withholding save as required by Applicable Law.

3	Conditions Precedent

3.1	Conditions: Anti-trust

3.1.1	The sale and purchase of the Shares is conditional on:

(a)	in so far as the Enterprise Act 2002 applies to the Transaction, a decision that the implementation of the Transaction will not be prohibited having been issued or made by the CMA on terms that are acceptable to the Purchaser and the Vendors’ Representative (acting reasonably); or

(b)	the relevant timelines in which the CMA can make any such decision under the Enterprise Act 2002 in relation to the Transaction having expired;

3.1.2	The Purchaser agrees to cooperate with and consult the Vendors to the extent required to obtain all consents and approvals of the CMA required under clause 3.1.1. Further, subject to receipt of necessary input from the Vendors under clause 3.1.3, the Purchaser undertakes to notify the CMA as soon as reasonably practicable after the date of the Agreement and to respond promptly to enquiries raised by the CMA.

3.1.3	The Vendors undertake promptly to provide the Purchaser with such information (which shall be complete and accurate in all material respects) as is required to complete any application, notification or filing (including pre-notification) with the CMA and to respond at the earliest date reasonably possible to any requests for additional information or documentary material made by the CMA (all such information to be provided on a confidential basis and on a lawyer-to-lawyer basis if necessary to safeguard commercially sensitive information);

3.1.4	Save for correspondence addressing only information to be provided by the Purchaser, any formal notification or other formal submissions made to the CMA (whether in response to information requests or otherwise) shall be made only after obtaining the prior written consent of the Vendors (such consent not to be unreasonably withheld or delayed). Without prejudice to other methods permitted by this Agreement, any such consent may be given by the Vendors’ Representative or by the Vendors’ Solicitors via email to the Purchaser’s Solicitors.

3.2	Conditions: Disclosure

3.2.1	The sale and purchase of the Shares is further conditional on each of the following Conditions being satisfied or waived:

(a)	the earlier of: (i) conclusion of the Marketing Period; or (ii) such date prior thereto, specified by Purchaser on at least three (3) Business Days written notice to the Vendors’ Representative; and

(b)	the Vendors having provided to the Parent the Bring Down Financial Information in a form that is Compliant as at the date that the last remaining Condition (other than this clause 3.2.1(b)) is satisfied or waived.

3.2.2	If the Vendors in good faith reasonably believe that they, the Companies and the Subsidiaries have delivered the Financing Information or the Bring Down Financial Information (as applicable) to the Parent (for itself and for the benefit of any of its subsidiaries) that is Compliant, the Vendors may deliver to the Parent a written notice to that effect (stating when the Vendors, the Companies and the Subsidiaries believe they completed any such delivery), in which case the Vendors, the Companies and the Subsidiaries shall be deemed to have delivered the Financing Information or Bring Down Financial Information (as applicable) that is Compliant as of the date of delivery of such notice unless the Parent in good faith reasonably believes that the Vendors, the Companies and the Subsidiaries have not completed delivery of such Financing Information or Bring Down Financial Information (as the case may be) and, within three (3) Business Days after its receipt of such notice from the Vendors, the Parent delivers a written notice to the Vendors to that effect (stating with specificity which Financing Information or Bring Down Financial Information, as applicable, the Vendors, the Companies and the Subsidiaries have not delivered or which is not Compliant).

3.2.3	Part 3 of Schedule 11 shall apply in connection with the Conditions set out in this clause 3.2.

3.3	Conditions: Intellectual property

The sale and purchase of the Shares is further conditional upon the Vendors obtaining and maintaining in force for the benefit of Euro Auctions and other members of the Group at the Vendors’ cost, in respect of the licence between LuJohns Enterprises, Inc. (as licensor) and Euro Auctions (as licensee) dated 15 December 2020 (the LuJohns Licence):

3.3.1	an unconditional written consent from LuJohns Enterprises, Inc. to the deemed assignment constituted by completion of the Transaction; and

3.3.2	a confirmation from LuJohns Enterprises, Inc. that no termination of the Software Licence will occur directly as a result of, and that the Software Licence shall continue in full force and effect following, the implementation of the Transaction.

3.4	Conditions: Australian Business Transfer

The sale and purchase of the Shares is further conditional upon the Vendors procuring the following:

3.4.1	due execution and delivery by each of Euro Auctions No.2 and Euro Auctions Pty Ltd of the Australian Transfer Agreement (in the agreed form) and the delivery of ownership free from Encumbrances of the entirety of the business and assets contemplated thereunder to Euro Auctions Pty Ltd;

3.4.2	the passing by each of the parties contemplated in 3.4.1 of such corporate resolutions and the taking of all other steps required by Applicable Law and their respective constitutional documents to duly approve the entry into and performance of the Asset Transfer Agreement in accordance with its terms; and

3.4.3	the parties (other than the Purchaser and the Parent) enter into such additional documentation (including warranties, undertakings and indemnities and other relevant provisions) and the taking by them of such additional steps as the Purchaser shall request at any time(s) prior to Completion so as to put the Purchaser into the same position as it would have been if the taking of the steps in clauses 3.4.1 and 3.4.2 had occurred prior to the date of this Agreement.

3.5	Satisfaction of Conditions

3.5.1	Each of the Purchaser and the Parent (on the one hand) and each of the Vendors (on the other) agree with each other to use their respective reasonable endeavours to ensure that the Conditions are satisfied as soon as reasonably practicable after the date of this Agreement and in any event by the Longstop Date.

3.5.2	For the avoidance of doubt, if the Vendors have provided the required Financing Information that is Compliant within the timeline specified in the relevant sub-paragraph in the definition of Marketing Period, the Condition specified in clause 3.2.1(a) shall be deemed (subject always to the proviso in the definition of Completion Date) automatically satisfied upon expiry of the relevant Marketing Period.

3.5.3	The Longstop Date may be extended to a date falling no later than 80 Business Days after the expiry of such original Longstop Date:

(a)	by the Vendors’ Representative giving notice in writing to that effect to the Purchaser if either of the Conditions set out in clause 3.1 have not been satisfied (or waived by the Purchaser) in circumstances where all other Conditions have been satisfied or waived; or

(b)	by the Purchaser giving notice in writing to that effect to the Vendors’ Representative if any of the Conditions have not been satisfied (or waived by the Purchaser) or ceases to be so satisfied or waived, in each case by the date falling 5 Business Days prior to the original Longstop Date (but so that no such party shall be under any obligation to do so). For the avoidance of doubt, an extension of the Longstop Date may be made on one occasion only and accordingly the first extension exercised under (a) or (b) above shall (unless otherwise separately agreed in writing by the Vendors’ Representative and the Purchaser) be the only such extension capable of being made under this clause 3.5.3.

3.5.4	If any Condition is not satisfied or waived on or before the Longstop Date (including, where applicable, as extended by operation of clause 3.5.3), this Agreement shall terminate automatically (except for the Surviving Provisions which shall remain in full force and effect) and no party shall have any claim against the other except for any prior breach of this clause 3.5. For the avoidance of doubt, if the last outstanding Condition is satisfied or waived before the Longstop Date but Completion has not yet occurred after the Completion Date has been set in accordance with this Agreement, this Agreement shall remain in full force and effect.

3.5.5	The Purchaser shall give notice to the Vendors, and each Vendor shall give notice to the Purchaser, that the last outstanding Condition has been satisfied within two Business Days of becoming aware of that fact. If at any time any party becomes aware of a fact or circumstance that might prevent or materially delay any of the Conditions being satisfied, it shall promptly notify the others.

3.5.6	Without prejudice to any other rights which it has under this Agreement, the Conditions are for the benefit of the Purchaser and accordingly the Purchaser may waive (to the extent thought fit by the Purchaser) all or any of the Conditions or any part of them.

3.6	Purchaser’s right to terminate

3.6.1	If at any time after the date of this Agreement and prior to Completion, a Termination Event shall occur, the Purchaser may, by notice to the Vendors (and subject, where applicable, to compliance with clause 3.6.2), terminate this Agreement without any liability on the part of the Purchaser or the Parent.

3.6.2	Each of the Vendors undertakes to give immediate notice to the Purchaser of any Termination Event of which it becomes aware. If the Termination Event shall be an Insolvency Event with respect to any Group Company and such Insolvency Event shall be capable of remedy, the Purchaser shall prior to giving a notice of termination on that basis give to the Vendors’ Representative a notification in writing requiring the remedy of the Insolvency Event (including the removal of the circumstances giving rise thereto) within 20 calendar days of such notification. If the Insolvency Event has not been demonstrated to the reasonable satisfaction of the Purchaser to have been removed prior to the expiry of such 20 calendar day period, the Purchaser may give a notice of termination. The parties acknowledge that, in any such case where the Completion Date has been set pursuant to the operation of this Agreement, the Completion Date shall be deferred until the date which is the last Business Day of the month following the removal of the Insolvency Event or, if the date of such removal is less than 8 (eight) Business Days before the end of such month, the Completion Date shall be the date which is the last Business Day of the following calendar month (or where such date would fall on the last Business Day of a fiscal quarter, the first Business Day of the immediately succeeding month).

3.6.3	Failure by the Purchaser to exercise their right under clause 3.6.1 to terminate this Agreement shall not prejudice the rights of the Purchaser or the Parent to bring any claim or exercise any right under this Agreement (whether before or after Completion).

3.6.4	If this Agreement is terminated in accordance with clause 3.6.1, all rights and obligations of the Vendors, EA FZE, the Purchaser and the Parent under this Agreement shall end (except for rights and obligations under the Surviving Provisions which shall remain in full force and effect) provided that nothing in this clause 3.6.4 shall limit any rights or obligations of any party under this Agreement which have accrued before termination.

3.7	Pre- Completion Obligations

3.7.1	Each of the Vendors shall procure that pending Completion or the earlier termination of this Agreement in accordance with its terms, each of the Companies and each Subsidiary shall comply with the Pre-Completion Undertakings.

3.7.2	Subject always to clause 3.7.3 below, following execution of this Agreement the Vendors shall use reasonable endeavours to achieve the following as soon as reasonably practicable after the date hereof and so that all applications and communications to and with LuJohns Enterprises, Inc. and Pioneer Management Systems Limited require that such agreements are entered into prior to Completion:

(a)	(in connection with the LuJohns Licence) agree a services agreement in respect of bidder central, live internet bidding, online bidding packages, server hosting, image hosting and delivery systems, in a form reasonably acceptable to the Purchaser and procure that Euro Auctions enters into such agreement with LuJohns Enterprises, Inc.; and

(b)	agree with Pioneer Management Systems Limited (in a form reasonably acceptable to the Purchaser) the following:

(i)	a perpetual, irrevocable, royalty free and fully paid up licence to use for any purpose all Intellectual Property comprised in the Group’s “core auction system” known as Piosys (Piosys);

(ii)	a deed of assignment with full title guarantee with respect to all Intellectual Property comprised in any adaptations, enhancements or modifications made to Piosys at any time by Pioneer Management Systems Limited or its personnel specifically for Euro Auctions; and

(iii)	a service agreement in respect of continuing development and support services with respect to Piosys with a term of no less than 12 months (and with no right of Pioneer Management Systems Limited to terminate early at will), and procure that a relevant Group Company enter into such agreement with Pioneer Management Systems Limited.

The Vendors shall update on a monthly basis, and consult with, the Purchaser as to progress with implementing the goals in the undertakings contained in this clause 3.6.2.

3.7.3	For the avoidance of doubt, provided that the Vendors discharge their obligations to use reasonable endeavours under this clause 3.7, the Purchaser shall have no claim against the Vendors or right to terminate this Agreement.

4	Completion

4.1	Completion

4.1.1	Completion shall take place at 2.00 pm (London time) on the Completion Date (or such other time as is agreed between the Purchaser and the Vendors’ Representative in writing).

4.1.2	The Parties shall use all reasonable endeavours to procure that Completion may occur in accordance with any applicable legal or practical restrictions relating to Coronavirus, and hereby consent to the exchange electronically (and the use of electronic signatures) for all documentation capable of being so exchanged or signed, the approval of all necessary board resolutions or shareholder resolutions by approval in writing or by telephone meeting (including taking all steps to procure the amendment of any memorandum and articles of association, constitution or shareholders’ agreement necessary to facilitate such forms of approval) and for items requiring physical delivery to be delivered to the address specified by the relevant recipient party.

4.2	Obligations at Completion

4.2.1	Upon the Completion Date:

(a)	the Vendors shall carry out all the Vendors' obligations set out in Part 1 of Schedule 5; and

(b)	the Purchaser shall:

(i)	pay the Consideration in accordance with clause 2.3; and

(ii)	carry out all of the Purchaser's obligations set out in Part 2 of Schedule 5.

4.2.2	If any of the Vendors or the Purchaser (the Affected Party) fails or is unable to comply with any of its obligations under clause 4.2.1 or Schedule 5 on the Completion Date (provided, in the case of the Purchaser's obligations, that 2 Business Days additional time is first allowed for funds flow where evidence is adduced that funds transfer has been initiated), then the Purchaser (if the failure or inability is on the part of any of the Vendors) or all of the Vendors (if the failure or inability is on the part of the Purchaser) (the Unaffected Party) may (without prejudice to any other rights or remedies it or they may have (including the right to claim damages for breach of this Agreement)):

(a)	proceed to Completion so far as practicable but without prejudice to the Unaffected Party’s other rights and remedies where any Affected Party has not complied with its obligations; or

(b)	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place.

4.2.3	The Unaffected Party may defer Completion under clause 4.2.2(b) only once, but otherwise this clause 4 applies to a Completion deferred under 4.2.2(b) as it applies to a Completion that has not been deferred. Following a first deferral, if any Affected Party is unable or unwilling to proceed to deferred Completion, the Unaffected Party may, at its discretion and without prejudice to the other rights and remedies available to it under this Agreement (including under clause 4.2.2(a)), terminate this Agreement without liability on the Unaffected Party’s part by notice in writing to the Affected Party (which shall be the Vendors’ Representative where any Vendor is an Affected Party).

4.2.4	If this Agreement is terminated in accordance with clause 4.2.3, all rights and obligations of the Vendors, the Purchaser and the Parent under this Agreement shall end (except for rights and obligations under the Surviving Provisions which shall remain in full force and effect) provided that nothing in this clause 4.2.4 shall limit any rights or obligations of any party under this Agreement which have accrued before termination.

5	Locked box

5.1	Each Vendor (in respect of itself only and not in respect of any other Vendor) severally warrants and undertakes to the Purchaser that:

5.1.1	from (and including) the Locked Box Date to (and including) the date of this Agreement, there has been no Leakage to that Vendor or that Vendor’s Affiliates, except for Permitted Leakage; and

5.1.2	from (and including) the date of this Agreement until Completion, there has been and will be no Leakage to that Vendor or that Vendor’s Affiliates, except for Permitted Leakage.

5.2	If any Leakage occurs in breach of this clause 5, the Vendor who receives or benefits from (or whose Affiliate(s) receives or benefits from) the Leakage shall promptly pay to the Purchaser (or the relevant Group Company if directed by the Purchaser) on demand an amount of cash equal (on a £ for £ basis) to any Leakage and other Losses suffered or incurred by the Purchaser or the relevant Group Company (as the case may be) as a result of, or pursuant to such breach of this clause 5. If any such Leakage is identified before Completion and agreement reached with the Purchaser in writing before Completion as to the amount of compensation payable, such amount may (at the Purchaser’s discretion) be offset against the Consideration otherwise payable at Completion.

5.3	Subject to clause 5.5 and to the Purchaser’s rights to recoup any additional Losses under clause 6.5, a Locked Box Claim shall be the sole remedy available to the Purchaser as a result of, or in relation to, a breach by any of the Vendors of clause 5.1 and the Purchaser shall not be entitled under this Agreement or any of the Transaction Documents to recover damages or otherwise obtain reimbursement or restitution or be indemnified more than once in respect of any Leakage.

5.4	No Vendor shall be liable in respect of any Locked Box Claim unless written notice of such Locked Box Claim has been given by the Purchaser to the relevant Vendor stating in reasonable detail the nature of the breach and the amount claimed on or before the date falling 12 (twelve) months after (and excluding) the Completion Date.

5.5	Nothing in this clause 5 shall have the effect of limiting, restricting or excluding the liability of any Vendor in respect of a Locked Box Claim arising as a result of the relevant Vendor's fraud or in respect of a Tax Covenant Claim or a claim under clause 6.5.

6	Warranties and covenant to pay

6.1	Fundamental Warranties

Each Vendor warrants to the Purchaser (in each and every case for itself and as trustee for any member of the Purchaser's Group becoming a successor in title) in respect of itself, the Shares being sold by it, the Company in which such Shares are issued and in respect of any Subsidiary of such Company (as the context requires) that each of the following is true and accurate as at the date of this Agreement:

6.1.1	the Shares which are shown opposite its name in column (4) of the table in Schedule 1 have been validly issued and allotted and constitute the percentage of the entire issued and allotted share capital of each Company shown opposite its name in column (5) and all such Shares are fully paid up;

6.1.2	it is the registered and sole legal and beneficial owner of the Shares shown opposite its name in column (4) of the table in Schedule 1 free from any Encumbrances and is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in those Shares to the Purchaser on the terms set out in this Agreement; no person has made any claim to be entitled to any right over or affecting the Shares;

6.1.3	no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any shares or loan capital of any such Company under any option or other agreement or otherwise; there is no agreement or arrangement requiring, or otherwise relating to, the issue, allotment, transfer, creation, redemption or repayment of, any share in the capital of any such Company;

6.1.4	each Company in which the Shares referred to in clause 6.1.1 are issued is the registered and sole legal and beneficial owner of the entirety of the shares in each of its Subsidiaries indicated in Schedule 3, free from any Encumbrances; all such shares have been validly issued and allotted and constitute the entire issued and allotted share capital of the Subsidiary and are fully paid up; no person has made any claim to be entitled to any right over or affecting such shares;

6.1.5	no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any shares or loan capital of any such Subsidiary under any option or other agreement or otherwise; there is no agreement or arrangement requiring, or otherwise relating to the issue, allotment, transfer, creation, redemption or repayment of, any share in the capital of any such Subsidiary;

6.1.6	it has full power, legal capacity and authority and has taken all necessary action:

(a)	to enter into, execute and deliver each of the Transaction Documents to which it is party;

(b)	to perform its obligations set out in each of the Transaction Documents to which it is party; and

(c)	where the Vendor is a body corporate, it is duly incorporated and validly existing under the laws of its country of incorporation and it has taken all necessary corporate action to authorise the execution, sealing (where required), delivery and performance of this Agreement;

6.1.7	the Transaction Documents to which it is a party when executed will constitute legal obligations that are valid, binding on it and enforceable against it in accordance with the respective terms of the Transaction Documents; it is acting as principal and not as agent, broker or nominee for any other person;

6.1.8	the entry, performance of or compliance by it with its obligations under any of the Transaction Documents will not result in the breach of any obligation of that Vendor, or the termination or creation of other adverse consequences, under

(a)	(where a Vendor is not an individual) its constitution, by-laws or any equivalent document;

(b)	any law or any order, judgment or decree of any court or governmental agency which is binding on that Vendor; or

(c)	any loan notes, loan stock, loan capital, bond, debenture or other deed, mortgage, contract, agreement, arrangement or other undertaking or instrument to which it is party or by which it is bound;

6.1.9	neither it nor any Company in which it holds Shares nor any Subsidiary of any such Company is insolvent or bankrupt under the law of its jurisdiction of incorporation, domicile or residency or unable to pay its debts as they fall due or otherwise subject to an Insolvency Event; neither it nor any such Company nor any such Subsidiary has proposed or become liable under any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them; there are no proceedings of which it is aware in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning it, any such Company or any such Subsidiary; no steps have been taken to enforce any security over any of its assets and, so far as it is actually aware, no event has occurred to give the right to enforce such security;

6.1.10	there is no Encumbrance over or affecting any of the Shares listed against its name in Schedule 1 nor any of the shares in any such Company’s Subsidiaries set out in Schedule 3 and there is no agreement or commitment to create any such Encumbrance and no person has claimed any right or interest in this regard;

6.1.11	no consent, authorisation, licence or approval of or notice to any other shareholder, creditor, family member or any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of any Transaction Document or the performance by the Vendor of its obligations under any Transaction Document or will be required as a consequence of any Transaction Document;

6.1.12	the Shares (or in the case of ESL and EPSL, the Shares together with the Shares of its spouse) constitute the whole of the issued and allotted share capital of the Companies and have been properly allotted and issued and are fully paid or credited as fully paid;

6.1.13	there is no agreement or arrangement requiring the issue, allotment, transfer, creation, redemption or repayment of, any share in the capital of any Company in which it holds Shares or any Subsidiary of such Company (including an option or warrant or right of conversion or pre-emption);

6.1.14	such Subsidiaries are duly established and validly existing under the laws of each respective jurisdiction. Each such Subsidiary has the unrestricted right, power, authority and capacity to own its assets and to conduct its business as conducted on Completion;

6.1.15	each such Subsidiary of each Company in which it holds Shares legally and beneficially owned as shown in Schedule 3, free from any Encumbrances. Each allotted and issued share in the capital of each such Subsidiaries has been properly allotted and issued and is fully paid or credited as fully paid and is legally and beneficially owned by the relevant Company in which it holds Shares alone;

6.1.16	no Company in which it holds Shares and no Subsidiary of such Company has:

(a)	an interest in the shares, debentures or quotas of, or other investment in, any body corporate other than any of the Subsidiaries;

(b)	an interest in any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing profit other than any of the Subsidiaries;

(c)	a branch, agency, place of business, permanent establishment or substantial assets, in each case outside of its jurisdiction of incorporation;

(d)	an outstanding obligation or right to acquire any such interest or overseas branch or in respect of any such interest or overseas branch formerly owned by it or agreed to be acquired by it; or

(e)	allotted or issued any securities that are convertible into shares; and

6.1.17	the information in respect of any Company in which it holds Shares and any Subsidiary of such Company as set out in Schedule 1, Schedule 2 and Schedule 3 is complete and accurate in all respects.

Nothing in clause 6.7 (including any matter Disclosed) shall qualify or limit the liability of the Vendors in relation to any claim concerning any Fundamental Warranty, whether given under this clause 6.1 or when repeated pursuant to clause 6.3.

6.2	Warranties

6.2.1	Subject to clause 6.7 and clause 7.1.7:

(a)	Without prejudice to (b) and (c) below, Derek Keys and Gardrum jointly and severally warrant to the Purchaser (for itself and as trustee for any member of the Purchaser's Group becoming a successor in title) that, as at the date of this Agreement, each of the Warranties set out in Schedule 4 is true and accurate, insofar as they relate to the Group or any Group Company (including, where applicable, Euro Auctions No.2) or any other matter, subject only to (i) any matters Disclosed and (ii) any other limitation on liability in respect of the Warranties expressly provided for in this Agreement;

(b)	Trevor Keys severally warrants to the Purchaser (for itself and as trustee for any member of the Purchaser's Group becoming a successor in title) in relation to ESPL only that, as at the date of this Agreement, each of the Warranties set out in Schedule 4 is true and accurate, subject only to (i) any matters Disclosed and (ii) any other limitation on liability in respect of the Warranties expressly provided for in this Agreement;

(c)	Lynden Keys severally warrants to the Purchaser (for itself and as trustee for any member of the Purchaser's Group becoming a successor in title) in relation to ESL only that, as at the date of this Agreement, each of the Warranties set out in Schedule 4 is true and accurate, subject only to (i) any matters Disclosed and (ii) any other limitation on liability in respect of the Warranties expressly provided for in this Agreement, and references to Companies, Group, Group Company and Group Companies throughout Schedule 4 shall be read and construed accordingly. Except as expressly provided in this Agreement, each paragraph of Schedule 4 shall not be limited by reference to or inference from any other paragraph in Schedule 4 or by any other provision of this Agreement.

6.3	Repetition of Fundamental Warranties

Each Vendor warrants to the Purchaser (in each and every case for itself and as trustee for any member of the Purchaser's Group becoming a successor in title) in respect of itself, the Shares being sold by it, the Company in which such Shares are issued, in respect of any Subsidiary of such Company (as the context requires) that the Fundamental Warranties will be true and accurate as at Completion and shall be deemed to be repeated on Completion by reference to the facts and circumstances subsisting at that time on the basis that any reference in the Fundamental Warranties, whether express or implied, to the date of this Agreement is substituted by reference to that time. For the avoidance of doubt, the Warranties in clause 6.2 are however made as at the date of this Agreement and are not made with reference to any other date.

6.4	Waiver of defence

The Vendors agree with the Purchaser and with each Group Company (in each case, for itself and as trustee for the directors, employees, agents or advisers thereof): (a) that the giving by any Group Company and/or any of its directors, employees, agents or advisers (including the Australian Employees and the Spanish Employees) to any Vendor or its agents or advisers of any information or opinion in connection with the Fundamental Warranties, the Warranties or the Tax Covenant or the Disclosure Letter or otherwise in relation to the business or affairs of any Group Company or in connection with the negotiation and preparation of this Agreement, the Tax Covenant or the Disclosure Letter shall not be deemed a representation, warranty or guarantee to the Vendors of the accuracy of such information or opinion; (b) to waive any right or claim which it may have against any Group Company and/or any directors, employees, agents or advisers of each Group Company (including the Australian Employees and the Spanish Employees) for any error, omission or misrepresentation in any such information or opinion; and (c) that any such right or claim shall not constitute a defence to any claim by the Purchaser or the Parent under or in relation to this Agreement (including the Fundamental Warranties, the Warranties and the Tax Covenant).

6.5	Covenant to pay

6.5.1	The Vendors undertake to pay the Purchaser on demand an amount equal to all Losses suffered or incurred by the Purchaser and/or any Group Company which arise as a result of or in connection with the Reorganisations (whether arising from a failure to effect all or any steps in accordance with Applicable Law, any liability to Tax or otherwise) (including any step, action taken by or on behalf of, or expense incurred by any Group Company in respect thereof) as follows:

(a)	Trevor Keys, Derek Keys and Gardrum shall be jointly and severally liable insofar as such Losses relate only to EPSL (including any shares in EPSL);

(b)	Lynden Keys, Derek Keys and Gardrum shall be jointly and severally liable in so far as such Losses relate only to ESL (including any shares in ESL); and

(c)	Derek Keys and Gardrum shall be jointly and severally liable in respect of all Losses related to any other Group Company (including any shares in any such Group Company).

Without limitation, the undertaking in this clause 6.5.1 shall apply to any liability to Taxation arising as a result of or in respect of the transfer of Y&F, as more particularly described in the specific disclosure in the schedule to the Disclosure Letter against the Warranty in paragraph 12.3 of Part 1 of Schedule 4.

The undertaking in this clause 6.5.1 shall not cover any liability (whether to Tax or otherwise) to the extent that it would not have arisen but for a voluntary act, transaction or omission of the relevant Group Company or the Purchaser outside the ordinary course of business after Completion and which the Purchaser was aware, or ought reasonably to have been aware, would give rise to the liability for Tax or other liability in question.

6.5.2	The Vendors jointly and severally undertake to pay to the Purchaser (or, if so directed by the Purchaser, to any Group Company) on demand an amount equal to any legal, financial or other advisor fees (including any irrecoverable VAT) charged at any time (whether before or after the date of this Agreement and whether before or after Completion) to any Group Company in connection with preparation for, negotiation and/or implementation of the Transaction and/or of the Transaction Documents (including in relation to the establishing and operation of the Data Room).

6.5.3	The Vendors jointly and severally undertake to pay to the Purchaser (or, if so directed by the Purchaser, to any Group Company) on demand an amount equal to all Losses suffered, incurred or paid by the Purchaser and/or any member of the Purchaser's Group (including following Completion the Group Companies) which arise or may arise (directly or indirectly) as a result of or in connection with any breach or alleged breach by any Group Company on or before Completion in connection with any Group Company’s obligation to pay holiday pay in accordance with Regulations 13 and 16 of the Working Time Regulations 1998 and/or the Working Time Regulations (Northern Ireland) 1998.

For the avoidance of doubt, for the purposes of this clause 6.5.3 breaches or alleged breaches by any Group Company shall include without limitation breaches or alleged breaches by previous employers of the relevant employees which, pursuant to a Relevant Transfer or Relevant Transfers, are deemed to have been committed by, and/or for which liability rests with, any Group Company.

6.5.4	The Vendors jointly and severally undertake to pay to the Purchaser (or, if so directed by the Purchaser, to any Group Company) an amount equal to the value of any discretionary bonus awards or payments made (or agreed to be made) (excluding base salary and performance based commission payments) to any individuals currently or formerly employed or engaged by any Group Company to the extent they exceed in aggregate £500,000 (five hundred thousand pounds sterling) as measured in any month after the date of this Agreement by looking back over the immediately preceding 12 month period.

6.5.5	The Vendors jointly and severally undertake to pay to the Purchaser (or, if so directed by the Purchaser, to any Group Company) on demand an amount equal to all Losses (including, for the avoidance of doubt and without limitation, any mark-to-market cash or penalties or break fees in connection with the unwinding of any FX hedges) suffered, incurred or paid by the Purchaser and/or any member of the Purchaser's Group (including following Completion the Group Companies) which arise or may arise (directly or indirectly) as a result of or in connection with change of control consents (or waivers of termination rights in the event of a change of control) not being obtained (for whatever reason) prior to Completion as contemplated under paragraph 1.1.5 of Schedule 9. Conversely, if the relevant contract is terminated automatically or by the financial institution and any termination amount constituting a gain shall arise for and be paid to a Group Company as a result of or in connection with change of control consent (or waiver of termination rights in the event of a change of control) not being obtained (for whatever reason other than in circumstances where the Vendors have failed to seek the consents required under paragraph 1.1.5 of Schedule 9) prior to Completion as contemplated under paragraph 1.1.5 of Schedule 9, the Purchaser shall procure after Completion that the relevant Group member pay to the Vendors an amount equal to such received net gain (less any withholdings or deductions required by law).

6.6	Sale Materials

6.6.1	The Purchaser acknowledges and agrees that save as expressly provided for in the Warranties:

(a)	the Vendors do not make any warranty as to the completeness or accuracy of any of the information in the Sale Materials;

(b)	the Vendors do not give any representation or warranty (whether express or implied) as to the accuracy of forecasts, estimates, projections, budgets or statements of opinion provided to the Purchaser, any member of the Purchaser's Group or any of their respective agents, advisers, officers, directors, employees or representatives on or prior to the date of this Agreement in connection with the Transaction, including any such information in the Sale Materials; and

(c)	nothing in the Sale Materials or otherwise disclosed to the Purchaser, any member of the Purchaser's Group or any of their respective agents, advisers, officers, directors, employees or representatives in connection with the Transaction shall imply any representation, warranty or undertaking not expressly given elsewhere in this Agreement or in the other Transaction Documents or extend the scope of the Warranties.

6.6.2	The Purchaser confirms that, save where expressly included in the Transaction Documents, all representations, promises and other statements whatsoever made by or on behalf of any of the Vendors or any Affiliate of such Vendor to the Purchaser, prior to the date of this Agreement, whether express or implied, statutory or otherwise, are expressly excluded.

6.7	Limitations

6.7.1	No Vendor will be liable for a Relevant Claim under this Agreement unless the Purchaser gives written notice, setting out such reasonable details of such Relevant Claim as are available to the Purchaser (provided that the form, contents and manner of delivery of the notice are not a condition precedent to establishing any such liability of the Warrantors), to that Vendor:

(a)	in the case of a Warranty Claim (other than a Tax Warranty Claim), within 24 (twenty four) months of Completion; and

(b)	in the case of a Tax Warranty Claim , within 7 (seven) years of Completion.

6.7.2	For the avoidance of doubt, there shall be no limitation on the time period during which the Purchaser may bring a claim for breach of Fundamental Warranty or in respect of the covenants to pay included in clause 6.5. The parties agree that Section 5 of the Limitation Act 1980 will not apply to a claim for breach of a Fundamental Warranty or in respect of a covenant to pay and the Vendors’ waive their rights to assert that a claim for breach of Fundamental Warranty or in respect of a covenant to pay is time barred.

6.7.3	No Vendor will be liable for any individual Relevant Claim under this Agreement (other than a Tax Warranty Claim or a Fundamental Warranty Claim) unless the amount of the liability (disregarding clause 8.1.4 for such purposes) pursuant to that Relevant Claim exceeds £100,000 (one hundred thousand pounds), provided that, for the purposes of this clause 6.7.3, Relevant Claims shall be deemed to be one claim (rather than a series of claims) if they relate to one event, circumstance, act or omission (or a series of related events, circumstances, acts or omissions) or arise out of the same, or substantially the same, events, circumstances, acts or omissions.

6.7.4	No Vendor will be liable for any individual Tax Warranty Claim or Tax Covenant Claim under this Agreement unless the amount of the liability (disregarding clause 8.1.4 for such purposes) pursuant to that Tax Warranty Claim or Tax Covenant Claim exceeds £500,000 (five hundred thousand pounds), provided that, for the purposes of this clause 6.7.4, Tax Warranty Claims or Tax Covenant Claims shall be deemed to be one claim (rather than a series of claims) if they relate to one event, circumstance, act or omission (or a series of related events, circumstances, acts or omissions) or arise out of the same, or substantially the same, events, circumstances, acts or omissions.

6.7.5	No Vendor will be liable for any Relevant Claim (other than a Tax Warranty Claim or a Fundamental Warranty Claim) unless the aggregate amount of the liability (disregarding clause 8.1.4 for such purposes) in respect of such Relevant Claim, either individually or when aggregated with the liability of one or more Vendors for all other claims under or in connection with this Agreement and/or any of the other Transaction Documents, exceeds £2,325,000 (two million, three hundred and twenty five thousand pounds), in which case, the relevant Vendors shall be liable for the whole amount of the Relevant Claim and not just the amount above the threshold specified in this clause 6.7.5.

6.7.6	Any Relevant Claim (other than a Tax Warranty Claim), notified in accordance with clause 6.7.1 above, will (if it has not been previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn on the expiration of 12 (twelve) months from the date of such notice unless arbitration in respect thereof has been commenced in accordance with clause 15.17 in respect of such Relevant Claim before such expiration, provided that with respect to any contingent or unquantifiable liability, the period in this clause 6.7.6, shall be extended to expire on the date which is 6 (six) months after the date on which the Purchaser knows that such contingent or unquantifiable liability has ceased to be contingent or has become quantifiable.

6.7.7	Save for Locked Box Claims or where the claim is under any of the Vendor Guarantees, the maximum aggregate liability of each Vendor for all claims under the Transaction Documents shall be limited to the amount of the Consideration actually received by such Vendor.

6.7.8	The Vendors will not be liable in respect of any Relevant Claim to the extent that it arises or is increased or extended as a result of:

(a)	any failure after Completion by the Purchaser or any member of the Purchaser's Group to comply with, or failure after Completion to procure the compliance of any Group Company with, any of their respective obligations under this Agreement or any of the Transaction Documents;

(b)	(other than as a result of the Purchaser’s completion of the acquisition of the Shares pursuant to this Transaction) the sale or change in ownership of any Group Company after Completion;

(c)	any voluntary act, omission or transaction carried out by any Group Company after Completion by or at the request of or with the consent of the Purchaser or any member of the Purchaser's Group or any Group Company or any of their respective directors, employees, agents or advisers or any of their successors in title or assigns except if such action is taken in order to comply with the law or a contractual obligation of a Group Company in existence at the date of Completion;

(d)	any liability of any Group Company which is contingent, or unascertainable, unless and until such time as the liability becomes an actual liability;

(e)	any legislation not in force at the date of Completion;

(f)	any change, or change of interpretation of, any law, regulation, directive, requirement or administration practice after Completion which takes effect retroactively;

(g)	any change after Completion in the rates of Tax in force at the date of Completion;

(h)	any change in accounting reference date or accounting policy of any Group Company after Completion;

(i)	any liability or matter in respect of which specific allowance, provision or reserve has been made in the Accounts and/or the Locked Box Accounts but only to the extent of such allowance, provision or reserve; or

(j)	any matter which has been Disclosed prior to the date of this Agreement.

6.7.9	The Vendors will not be liable for, and the Purchaser will not be entitled to claim for any indirect or consequential losses nor any exemplary, punitive or special damages in respect of any Relevant Claim.

6.7.10	Nothing in the Transaction Documents will be deemed to relieve the Purchaser from any common law or other duty to mitigate any loss or damage incurred by it and/or any Group Company.

6.7.11	Nothing in the Transaction Documents purporting to limit or exclude the Vendors’ liability shall apply to any claim to the extent that it arises or is increased as a result of fraud or fraudulent misrepresentation on the part of a Vendor.

6.7.12	Without prejudice to clause 6.7.8(j) in respect of matters Disclosed prior to the date of this Agreement, the Purchaser shall be entitled to make a Relevant Claim after Completion, whether or not the Purchaser and/or any of its agents and/or any of its advisers had knowledge (whether actual, constructive or implied) of the matter giving rise that Relevant Claim on or before the date hereof or Completion and the Purchaser's right or ability to make any Relevant Claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Purchaser and/or its agents and/or its advisers may, on or before the date hereof or Completion, have had knowledge (whether actual, constructive or implied) of the matter giving rise to the Relevant Claim.

6.8	Right to Recover and Double Recovery

6.8.1	No Relevant Claim may be brought by the Purchaser after Completion under any Transaction Document and the Vendors will not have any liability under any Transaction Document in respect of any such Relevant Claim brought after Completion:

(a)	to the extent that the loss or liability occasioned by the relevant breach has been otherwise compensated for at no expense to the Purchaser and/or the Group or has been recovered pursuant to a Locked Box Claim; and/or

(b)	to the extent that the matter giving rise to the liability is remedied to the satisfaction of the Purchaser, acting reasonably, within the period of 30 Business Days following the Purchaser providing written notice (specifying in reasonable detail the nature of the breach) to the relevant Vendors; and/or

(c)	in respect of any loss or liability suffered or incurred by the Purchaser or any Group Company (as the case may be) which is contingent or unquantifiable until such time as the liability becomes an actual liability or has become quantifiable.

6.8.2	The Purchaser shall not be entitled to recover damages in respect of any claim under the Transaction Documents or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

6.8.3	If in respect of any matter which would otherwise give rise to a Relevant Claim, the Purchaser or any Group Company is entitled to make a claim in respect of any loss, damage or liability under the terms of any insurance policy of the Purchaser or a Company (other than the W&I Insurance Policy), then it shall pursue (or shall procure that a Group Company shall pursue) a claim against the insurers. If in respect of any matter which would otherwise give rise to a Relevant Claim, the Purchaser or any Group Company makes a recovery under any policy of insurance, that Relevant Claim shall be reduced by the amount which the Purchaser or such Group Company has recovered under such policy of insurance less all reasonable third party costs of recovery properly incurred by the Purchaser or Group Company and any Taxation payable thereon or which would be payable but for the availability of any Relief.

6.8.4	If the Purchaser or relevant Group Company has already made a Relevant Claim against a Vendor and subsequently recovers an amount under any policy of insurance, the Purchaser or relevant Group Company shall promptly reimburse the relevant Vendor such amount, less all reasonable third party costs of recovery properly incurred by the Purchaser or a Group Company and any Taxation payable thereon.

6.9	Conduct of Claims

If the Purchaser becomes aware of any claim, action or demand against any Group Company by a third party which constitutes or is reasonably likely to constitute a Fundamental Warranty Claim or a Warranty Claim (other than a claim in respect of the Tax Warranties) (a Third Party Claim) the Purchaser shall (and shall use reasonable endeavours to procure that the relevant Group Company shall) notify the Vendors' Representative in writing of the details of such claim as soon as reasonably practicable and, so far as is reasonably practicable, consult with the Vendors' Representative with respect to that Third Party Claim and keep the Vendors' Representative generally informed in a timely fashion of the progress of any material steps, proceedings or actions in connection with that Third Party Claim.

6.10	For the avoidance of doubt, none of the Purchaser, nor any Company nor any Group Company shall be required to take or omit to take any action, including any:

6.10.1	that could cause detriment to any of them or their business, reputation or goodwill; or

6.10.2	where a claim could be made under the W&I Insurance Policy, to do so would breach the W&I Insurance Policy; or

6.10.3	which would conflict with the instructions from the W&I Insurers under the W&I Insurance Policy or an insurer under any other insurance policy.

6.11	Co-operation

6.11.1	The Purchaser will allow, and will cause each Group Company to allow, the Vendors (at the Vendors' sole cost and expense) and their professional advisers to investigate any matter or circumstance alleged to give rise to (or increase or extend liability under) any Fundamental Warranty Claim or Warranty Claim (other than a Tax Warranty Claim).

6.11.2	For the purposes of clause 6.11.1, the Purchaser will give and will cause each Group Company and each of their respective advisers to give all reasonable assistance requested on reasonable notice by the Vendors or their accountants, solicitors or other professional advisers or agents, including (at the Vendors' sole cost and expense) copies of any relevant documents or information in the possession of the Purchaser or the relevant Group Company.

6.11.3	The provision of co-operation under this clause 6.11 or the request for co-operation will not be taken as prejudicing the rights of any party with regard to the validity or extent of any claim under any Transaction Document.

6.11.4	Neither the Purchaser nor any Group Company shall be required to provide any document, correspondence or other information to a Vendor where:

(a)	it might cause any Vendor or the relevant member of the Vendor’s Group to breach any law, regulation, regulatory guidance or industry practice (including but not limited to Data Protection Laws);

(b)	it might breach any confidentiality or non-disclosure agreement between any third party and the Purchaser or the relevant member of the Purchaser's Group;

(c)	such information is confidential and commercially sensitive; or

(d)	providing such document, correspondence or other information would cause or would risk causing the loss of privilege in respect of the advice contained in such document or correspondence.

6.12	Treatment of Payments

If any payment is made by or on behalf of a Vendor to the Purchaser under or in respect of any breach of this Agreement, the payment shall be, as far as possible, deemed to be a reduction in the value of the Consideration payable in respect of the transfer of Shares by that Vendor pursuant to clause 2.3 of this Agreement.

6.13	Australian Operations

The parties acknowledge that the Australian Transfer Agreement is only being entered into after signing pursuant to clause 3.4 and agree that the Purchaser shall have the same rights of recovery in relation to breaches of Warranties set out in Part 1 of Schedule 4 in respect of the Australian operations and assets as it would have done if the Group had already owned such operations and assets as at the time of entering into this Agreement.

7	Purchaser Warranties

7.1	The Purchaser warrants to the Vendors that:

7.1.1	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

7.1.2	it is solvent and the payments to the Vendors of the Consideration payable by it will not render it insolvent and unable to pay its debts as they fall due;

7.1.3	it has power to enter into this Agreement and each of the Transaction Documents to which it is party and to perform the obligations expressed in any such document to be assumed by it and such obligations constitute legal obligations which are valid and binding on it and it has taken all necessary corporate action to authorise the execution, sealing (where required), delivery and performance of this Agreement and each of the Transaction Documents to which it is party;

7.1.4	this Agreement has been duly and properly executed by it and duly delivered as required by law;

7.1.5	in acquiring the Shares, such Purchaser is acting as principal and not as agent, broker or nominee for any other person;

7.1.6	no government or governmental, quasi-governmental, supranational or state agency or regulatory body or trade union or court, tribunal or arbitrator, or any other person in any jurisdiction has:

(a)	instituted or threatened any action, suit or investigation to prohibit the transactions proposed under this Agreement or any part thereof;

(b)	threatened to take any action as a result or in anticipation of the implementation of such transactions or any part thereof; or

(c)	(other than as contemplated in clause 3.1) proposed or enacted any statute or regulation or rule or given any ruling or judgement which would prohibit implementation of such transactions,

nor is there any other fact, reason or circumstance not contemplated by this Agreement which would prevent the Purchaser from consummating the transactions contemplated in this Agreement; and

7.1.7	it is not, nor has it at any time, in respect of this Transaction, engaged in, any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 and no group undertaking of the Purchaser has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) in respect of this Transaction, intending to obtain or retain business or an advantage in the conduct of business for the Purchaser, and the Purchaser has in place adequate procedures designed to prevent any such group undertaking from undertaking any such conduct.

8	W&I Insurance

8.1	The Purchaser warrants and undertakes to and agrees with the Vendors that:

8.1.1	it shall at its own cost enter into the W&l Insurance Policy on or around the date of this Agreement, with such W&l Insurance Policy to take effect from such date;

8.1.2	it will be insured in respect of all and any claims under the Warranties and claims under the Tax Covenant (subject to the terms of and the limitations set out in the W&l Insurance Policy) up to the amount of the W&l Insurance Policy Limit;

8.1.3	it has executed and delivered to the W&I Insurers the No Claims Declaration (as defined in the W&I Insurance Policy);

8.1.4	each Vendor’s liability pursuant to the Fundamental Warranties, Warranties and Tax Covenant is capped at £1.00 and the Purchaser's sole recourse in excess of £1.00 in aggregate for any claim under the Fundamental Warranties, Warranties and/or the Tax Covenant shall be to make a claim under the W&I Insurance Policy;

8.1.5	it shall comply with the terms and conditions of the W&I Insurance Policy;

8.1.6	no Vendor shall be liable to pay any excess or any of the costs or premiums relating to the W&I Insurance Policy;

8.1.7	it shall not agree to any amendment, variation or waiver of the terms of the W&I Insurance Policy;

8.1.8	the limitations of liability set out in clause 6.7 and clause 8.1.4 shall apply notwithstanding any non-payment under the W&I Insurance Policy or lack of coverage or exclusions, any deductibles agreed under the W&I Insurance Policy, any impairment or expiry or termination of the W&I Insurance Policy or insolvency of the W&I Insurers or any other matter whatsoever; and

8.1.9	the W&l Insurance Policy includes terms to the effect that the W&l Insurer will only be entitled to subrogate against the Vendors or make any claim for contribution or otherwise if the relevant losses arose in whole or part out of the Vendors' fraud and then only to the extent of the available rights of recovery relating to the Vendors' fraud.

9	Restrictions on Vendors and EA FZE

9.1	Each Vendor and EA FZE severally and for himself/herself/itself only covenants to each of the Purchaser and the Parent (for their benefit and the benefit of each member of the Purchaser's Group) that he/she/it shall not at any time during the Restricted Period, directly or indirectly carry on, or be engaged in, or hold any interest in any company, business or undertaking (in any capacity whatsoever including, without limitation, as a director, manager, consultant, shareholder or funding provider) which undertakes Restricted Business in the Restricted Area.

9.2	Each Vendor and EA FZE severally and for himself/herself/itself only covenants to each of the Purchaser and the Parent (for their benefit and the benefit of each member of the Purchaser's Group) that he/she/it shall not at any time during the Restricted Period, directly or indirectly, solicit or entice away or seek to entice away from the Group the custom of any Restricted Customer in order to provide goods or services that fall within the Restricted Business.

9.3	Each Vendor and EA FZE severally and for himself/herself/itself only covenants to each of the Purchaser and the Parent (for their benefit and the benefit of each member of the Purchaser's Group) that he/she/it shall not any time during the Restricted Period, directly or indirectly, solicit or entice away or seek to entice away from the Group, any supplier who is or has been a supplier to any Group Company or (to the extent related to its Australian or Spanish operations) to Euro Auctions No.2 or (to the extent related to its operations in the United Arab Emirates) EA FZE, at any time during the period of 12 (twelve) months prior to (and including) the Completion Date in order to obtain supply of goods or services that fall within or allow any Vendor and/or EA FZE to provide goods or services that fall within the Restricted Business.

9.4	Each Vendor and EA FZE severally and for himself/herself/itself only covenants to each of the Purchaser and the Parent (for their benefit and for the benefit of each member of the Purchaser's Group) that he/she/it shall not at any time during the Restricted Period, directly or indirectly, solicit or entice away or seek to entice away from the Group any Key Employee.

9.5	Each Vendor and EA FZE severally and for himself/herself/itself only covenants to each of the Purchaser and the Parent (for their benefit and for the benefit of each member of the Purchaser's Group) that he/she/it shall not (and shall procure insofar as each is able that no member of the Vendors’ Retained Group shall) at any time after Completion:

9.5.1	directly or indirectly use, or attempt to use, for any business or other commercial purpose (including as part of any internet domain name or social media handle) any name which is identical to or confusingly or deceptively similar to any name and/or brand (including the “Euro Auctions” name and brand, the “Yoder & Frey” name and brand, the “William Keys & Sons” name and brand, the “Equipment Sales” name and brand and the “Equipment and Plant Services” name and brand) used by any Group Company as its corporate name or as a name under which it carries on business (Group Branding);

9.5.2	oppose or challenge any application made at any time by any Group Company, the Purchaser or any member of the Purchaser's Group to register any Group Branding as a trade mark in any jurisdiction (or seek to challenge or invalidate any registration resulting from any such application); or

9.5.3	directly or indirectly use or infringe or attempt to use or infringe for any business or other commercial purpose any trade mark, design, domain name or any other Intellectual Property rights of a Group Company.

9.6	Nothing in this clause 9 shall prevent any Vendor or EA FZE from:

9.6.1	holding for investment purposes only not more than 5% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000);

9.6.2	performing their duties as an officer, employee or consultant of a Company or any other member of the Purchaser's Group; and

9.6.3	advertising generally for staff and employing any person who responds to such advertisements, whose response is not solicited directly by that Vendor (or any person connected with them).

9.7	Nothing in clause 9 shall prevent Derek Keys from undertaking manufacture and sale of mobile screening and materials handling equipment and machinery through his company, Barford Equipment Ltd (company number NI643785) provided that (i) he shall at all times comply with the restrictions in clauses 9.2 to 9.5 (inclusive) and (ii) where such equipment and machinery is to be sold to the Group (as opposed to directly to a third party purchaser through an auction run by the Group) he shall notify the Purchaser of any proposed sale of such equipment to the Group and obtain the Purchaser’s written consent (not to be unreasonably withheld or delayed) prior to entering into any binding commitment in respect of such equipment with the Group.

9.8	For the avoidance of doubt, Jonathan keys shall not be permitted to continue conducting any asset and/or equipment finance business through Simple Asset Finance Limited (company number NI607176) or otherwise.

9.9	Any reference to “indirectly” in the covenants in clauses 9.1 to 9.5 (inclusive) shall (without limitation to the generality of such expression) be construed to include any relevant action by such Vendor’s Connected Persons or agents or any member of the Vendors’ Retained Group.

9.10	Each of the covenants in this clause 9 is separately given by the Vendors and EA FZE and shall be enforceable by the Purchaser, the Parent and a Group Company separately and independently of their rights to enforce any one or more of the covenants in this clause 9.

9.11	Each Vendor and EA FZE agrees with each of the Purchaser and the Parent (on the behalf also of each Group Company or Euro Auctions No.2, to the extent related to its Australian and Spanish operations) that the restrictive covenants in this clause 9 are reasonable and necessary for the protection of the value of the Shares and each Group Company and that having regard to that fact those covenants do not work harshly on it.

9.12	Each Vendor and EA FZE acknowledges that it has had the opportunity to take independent advice on the restrictions in this clause 9. While those restrictions are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Purchaser and the Parent but would be adjudged reasonable if part or parts of their wording were deleted or amended or qualified or the periods referred to were reduced or the range of products and/or services or area dealt with were reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

10	Tax covenant

10.1	The provisions of the Tax Covenant apply in this Agreement in relation to Tax.

11	Vendor Guarantee

11.1	In consideration of the Purchaser entering into this Agreement,

11.1.1	Derek Keys guarantees unconditionally and irrevocably to the Purchaser the due and punctual performance and observance by Gardrum of all the obligations and liabilities of Gardrum under or pursuant to or in connection with this Agreement and each of the other Transaction Documents (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced). As an independent and primary obligation and without prejudice to the rest of this clause, Derek Keys undertakes to keep the Purchaser fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which it may suffer or incur as a result of any failure or delay by Gardrum in the performance of any such obligations and liabilities;

11.1.2	Gardrum guarantees unconditionally and irrevocably to the Purchaser the due and punctual performance and observance by Derek Keys of all the obligations and liabilities of Derek Keys under or pursuant to or in connection with this Agreement and each of the other Transaction Documents (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced). As an independent and primary obligation and without prejudice to the rest of this clause, Gardrum undertakes to keep the Purchaser fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which it may suffer or incur as a result of any failure or delay by Derek Keys in the performance of any such obligations and liabilities; and

11.1.3	Derek Keys and Gardrum jointly and severally guarantee unconditionally and irrevocably to the Purchaser the due and punctual performance and observance by each of Lynden Keys, Wendy Keys, Trevor Keys and Jolene Keys (the Other Specified Vendors) of all the obligations and liabilities of each such Other Specified Vendors under or pursuant to or in connection with this Agreement and each of the other Transaction Documents (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced). As an independent and primary obligation and without prejudice to the rest of this clause, Derek Keys and Gardrum undertake to keep the Purchaser fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which it may suffer or incur as a result of any failure or delay by any of the Other Specified Vendors in the performance of any such obligations and liabilities,

(the obligations in 11.1.1, 11.1.2 and 11.1.3 respectively being each a Vendor Guarantee and collectively, the Vendor Guarantees).

11.2	If any obligation or liability of any of Derek Keys, Gardrum or of any of the Other Specified Vendors expressed to be the subject of any of the Vendor Guarantees (Relevant Persons) is not or ceases to be valid or enforceable against any such Relevant Person (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of any such Relevant Person or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of any such Relevant Person, or any legal or other limitation, disability or incapacity of such Relevant Person or any such Relevant Person taking steps to enter into or entering into bankruptcy or any other step being taken by any person with a view to any of those things), the relevant guarantor(s) shall nevertheless be liable to the Purchaser in respect of that purported obligation or liability as if the same were fully valid and enforceable and the relevant guarantor(s) were the principal debtor(s) in respect thereof.

11.3	The liability of the guarantors under the Vendor Guarantees shall not be discharged or affected in any way by:

11.3.1	the Purchaser or any other person compounding or entering into any compromise, settlement or arrangement with the Vendors, any co-guarantor or any other person; or

11.3.2	any variation, extension, increase, renewal, determination or replacement of any provision of this Agreement or any other Transaction Document, whether or not made with the consent or knowledge of any of the guarantors; or

11.3.3	the Purchaser granting any time, indulgence, concession, relief, discharge or release to any Vendor, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Vendors, any co-guarantor or any other person; or

11.3.4	(in the case of Gardrum only) the amalgamation, merger, reconstruction, insolvency, receivership, administration or winding up of Gardrum or any change in Gardrum’s constitution or any change in the ownership of it;

11.3.5	(in the case of any Vendor that is an individual) the death or mental or physical incapacity of such Vendor; or

11.3.6	any other matter or thing which, but for this provision, might exonerate or affect the liability of any of the guarantors.

11.4	If any of the Vendor Guarantees is discharged or released in consequence of any performance by any person of the guaranteed obligations which is set aside for any reason, the relevant Vendor Guarantee shall be automatically reinstated in respect of the relevant obligations.

11.5	The Purchaser shall not be obliged to take any steps to enforce any rights or remedy against any Vendor or other person before enforcing any Vendor Guarantee.

11.6	Each Vendor Guarantee is a continuing security notwithstanding the death or bankruptcy, entering into liquidation, administration or insolvency (or steps by any person with a view to any of those things) or other incapacity of any Vendor or guarantor. Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of any Vendor Guarantee, the relevant guarantor(s): (a) waives all its rights of subrogation, reimbursement and indemnity against the relevant Vendor(s) and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from any Vendor or any co-guarantor in respect of any such rights and not to prove in competition with the Purchaser in the bankruptcy, liquidation or insolvency of any Vendor or any such co-guarantor; and (b) agrees that it will not claim or enforce payment (whether directly, set-off, counterclaim or otherwise) of any amount which may be or has become due to the guarantor by any Vendor, any co-guarantor or any other person liable to the Purchaser in respect of the obligations hereby guaranteed. Any monies received by the Purchaser under any Vendor Guarantee may be placed to the credit of a suspense account with a view to preserving its rights to prove for the whole of its claims against any Vendor or any other person.

11.7	Each of the guarantors severally warrants to the Purchaser that it has the capacity and corporate and other power to perform its obligations under its Vendor Guarantee, that the performance of its obligations under the Vendor Guarantee, have been duly authorised by all necessary corporate and other action on its part and that its obligations under its Vendor Guarantee constitute its legal, valid and binding obligations.

12	Parent Guarantee

12.1	In consideration of the Vendors entering into this Agreement, the Parent guarantees unconditionally and irrevocably to each of the Vendors the due and punctual performance and observance by the Purchaser of all the obligations and liabilities of the Purchaser under or pursuant to or in connection with this Agreement and each of the other Transaction Documents (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced). As an independent and primary obligation and without prejudice to the rest of this clause, the Parent undertakes to keep each such Vendor fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which it may suffer or incur as a result of any failure or delay by the Purchaser in the performance of any such obligations and liabilities.

12.2	If any obligation or liability of the Purchaser expressed to be the subject of the guarantee contained in this clause 12 (the Parent Guarantee) is not or ceases to be valid or enforceable against the Purchaser (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of that Purchaser or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of that Purchaser, or any legal or other limitation, disability or incapacity of that Purchaser or that Purchaser taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency, or any other step being taken by any person with a view to any of those things), the Parent shall nevertheless be liable to the Vendors in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Parent were the principal debtor in respect thereof.

12.3	The liability of the Parent under the Parent Guarantee shall not be discharged or affected in any way by:

12.3.1	the Vendors or any other person compounding or entering into any compromise, settlement or arrangement with the Purchaser, any co-guarantor or any other person; or

12.3.2	any variation, extension, increase, renewal, determination or replacement of any provision of this Agreement or any other Transaction Document, whether or not made with the consent or knowledge of any of the Parent; or

12.3.3	the Vendors granting any time, indulgence, concession, relief, discharge or release to the Purchaser, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Purchaser, any co-guarantor or any other person; or

12.3.4	the amalgamation, merger, reconstruction, insolvency, receivership, administration or winding up of the Purchaser or any change in the Parent’s or the Purchaser’s constitution or any change in the ownership of either of them; or

12.3.5	any other matter or thing which, but for this provision, might exonerate or affect the liability of the Parent.

12.4	If any of the Parent Guarantee is discharged or released in consequence of any performance by any person of the guaranteed obligations which is set aside for any reason, the Parent Guarantee shall be automatically reinstated in respect of the relevant obligations.

12.5	The Vendors shall not be obliged to take any steps to enforce any rights or remedy against the Purchaser or other person before enforcing the Parent Guarantee.

12.6	The Parent Guarantee is a continuing security notwithstanding the entering into liquidation, administration or insolvency (or steps by any person with a view to any of those things or other incapacity) of the Purchaser or the Parent. Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Parent Guarantee, the Parent: (a) waives all its rights of subrogation, reimbursement and indemnity against the Purchaser and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from the Purchaser or any co-guarantor in respect of any such rights and not to prove in competition with the Vendors in the bankruptcy, liquidation or insolvency of the Purchaser or any such co-guarantor; and (b) agrees that it will not claim or enforce payment (whether directly, set-off, counterclaim or otherwise) of any amount which may be or has become due to the guarantor by the Purchaser any co-guarantor or any other person liable to the Vendors in respect of the obligations hereby guaranteed. Any monies received by the Vendors under the Parent Guarantee may be placed to the credit of a suspense account with a view to preserving its rights to prove for the whole of its claims against the Purchaser or any other person.

12.7	The Parent warrants to the Vendors that:

12.7.1	it is duly incorporated and is validly existing under its place of incorporation and has the corporate power to carry on its business as now being conducted and to own its property and other assets;

12.7.2	it has the corporate power to execute, deliver and perform its obligations under the Parent Guarantee and no limitation on the powers of the Parent will be exceeded as a result of entering into this Parent Guarantee;

12.7.3	the performance of its obligations under the Parent Guarantee have been duly authorised by all necessary corporate and other action on its part;

12.7.4	its obligations under the Parent Guarantee constitute its legal, valid and binding obligations;

12.7.5	the execution and delivery of, and the performance by the Parent of its obligations under, this Parent Guarantee shall not:

(a)	result in a breach of, or constitute a default under any instrument by which the Parent is bound or result in a breach of the constitutional documents of the Parent;

(b)	conflict with or result in a breach of any law, judgment, order or regulation of any court or governmental or administrative agency; or

(c)	require the consent of the Parent’s shareholders or of any other person; and

12.7.6	no litigation, arbitration or administrative proceedings are pending or threatened against it before any court, arbitral body or agency which might reasonably be expected to have a material adverse effect on the Parent’s ability to perform its obligations under this Parent Guarantee.

13	Retention

13.1	The Purchaser shall pay (or procure the payment of) USD5,059,990.05 (in aggregate and exclusive of employer Tax and social charges) (the Retention Payment) to those employees of the Group who are determined by the Purchaser (after consultation with the Vendors’ Representative and management of the Group) to be entitled to participate in the Retention Payment arrangements (Eligible Employees).

Participation in the Retention Payment arrangements shall be subject to the terms and conditions determined by the Purchaser (after consultation with the Vendors’ Representative and management of the Group). Such proportion of the Retention Payment as determined in accordance with the foregoing provisions shall be paid to such Eligible Employees in accordance with the directions of the Purchaser, provided that the whole of the Retention Payment shall be allocated and paid in accordance with the Purchaser’s Group’s ordinary course practices and having regard to open trading windows for the making of such payments).

13.2	When making determinations in respect of the matters referred to in this clause 13 the Purchaser shall consult with, and take into consideration reasonable representations made by, the Vendors’ Representative and management of the Group. However, for the avoidance of doubt, the Purchaser shall have sole and absolute discretion in reaching its final decision, including without limitation regarding which employees in the Group shall become Eligible Employees, the extent of their maximum participation in the retention arrangements, the terms of any such participation and any decisions required to be made pursuant to those terms (including, without limitation, whether payments are properly due and payable pursuant to the same), and the Vendors shall have no recourse against the Purchaser in respect of the same.

14	Dubai Business

14.1	EA FZE acknowledges that it is required to cease conducting the Restricted Activities with effect from Completion and (without prejudice to the requirements of clause 9) undertakes to each of the Purchaser and the Parent as follows:

14.1.1	to surrender its trading licence as soon as reasonably practicable after Completion;

14.1.2	to change its corporate and trading names as soon as reasonably practicable after Completion and to file all necessary applications with relevant authorities to effect this; and

14.1.3	to enter into winding up proceedings and achieve a solvent liquidation as soon as reasonably practicable after 1 May 2022.

Derek Keys and Gardrum jointly and severally undertake to procure that EA FZE is wound up in accordance with the requirements of clause 14.1.3.

14.2	EA FZE and the Purchaser acknowledge their intention that the employees of EA FZE be given employment by the Purchaser or a group undertaking of the Purchaser designated by it in writing from Completion.

14.3	EA FZE and the Purchaser undertake to one another to use their respective reasonable efforts to enable:

14.3.1	the employees of Euro Auctions FZE as at the date of this Agreement to be offered contracts of employment by the Purchaser (or a group undertaking of the Purchaser designated by it in writing) on terms no less favourable than their existing employment contracts and so that such employees have the opportunity to accept such offers immediately following Completion; and

14.3.2	that any employee accepting such offer shall be given continued access to its company mobile phone, SIM card, address books and client information (whether held in IT systems or physical records of EA FZE) so that such employee may continue effectively to service clients of EA FZE through the Purchaser’s Group.

14.4	EA FZE shall take all steps reasonably requested by the Purchaser to facilitate the employment by the Purchaser (or its relevant group undertaking) of all employees who accept the Purchaser's (or its relevant group undertaking’s) offer of employment, including but not limited to, the timely cancellation of the relevant employees' visas and work permits with the competent authorities, and paying such employees in full their end of service gratuities.

14.5	EA FZE hereby agrees that the Purchaser has an option to acquire for an aggregate purchase price of £1 all or any of its assets as identified in clause 14.5.2. The following terms shall apply to exercise and implementation of the option:

14.5.1	the option may be exercised by the Purchaser (or a group undertaking designated by it) giving written notice to EA FZE no later than 28 February 2022 that it wishes to exercise the option and confirming which categories of assets set out in clause 14.5.2 below in respect of which such option is being exercised;

14.5.2	the categories of assets to which the option applies and which the Purchaser (or its relevant group undertaking) are entitled to acquire (or any part thereof as so determined by the Purchaser (or its relevant group undertaking)) are the following:

(a)	Information Technology (including contracts in connection therewith, such as mobile phone contracts);

(b)	Books and records (including customer lists and records);

(c)	Intellectual Property; and

(d)	such other assets as set out in the asset register contained in tabs 6.5.1, 6.5.2, 6.5.3 and 6.5.4 of the Data Room (as may be updated prior to the option exercise date);

14.5.3	the parties shall cooperate to enable collection of the assets by or on behalf of the Purchaser or its designated group undertaking; and

14.5.4	EA FZE shall at its own cost (and shall use all reasonable endeavours to procure that any third parties shall) promptly execute and deliver to the Purchaser (or a group undertaking designated by it) such documents (including notices to third parties in respect of, and all such assignments and other documents reasonably required by the Purchaser (or relevant group undertaking) to perfect the transfer of, the transfer of the assets including any waivers and consents) in a form satisfactory to the Purchaser, and take such action, as may in the opinion of the Purchaser (or a group undertaking designated by it) (in each case acting reasonably) be required to give the Purchaser (or relevant group undertaking) the full benefit of this clause 1.3 following exercise by the Purchaser of the option.

14.6	EA FZE warrants to each of the Purchaser and the Parent that (a) it has the corporate power to execute, deliver and perform its obligations under this Agreement, including clause 9 and this clause 14 (the EA FZE Obligations); (b) the performance of its obligations under the EA FZE Obligations have been duly authorised by all necessary corporate and other action on its part; and (c) its obligations under the EA FZE Obligations constitute its legal, valid and binding obligations.

15	Miscellaneous provisions

15.1	Announcements

15.1.1	Save for information contained in the Announcement, no party will make any announcement to shareholders, employees, customers or suppliers or to securities markets or other authorities or to the media or otherwise, regarding the subject matter of any of the Transaction Documents or any term or provision of any of them without the prior written approval of the Vendors' Representative and the Purchaser.

15.1.2	Clause 15.1.1 will not apply if, and to the extent that, such announcement is required by any law applicable to the party making the announcement or by any securities exchange, regulatory or governmental authority or court having jurisdiction over the party making the announcement, whether or not the requirement has the force of law, provided that any such announcement may only be made after prior consultation with the Purchaser and the Vendors' Representative to the fullest extent permitted by law or by the rules or requirements of any such exchange, authority or court.

15.1.3	If any party proposes to make an announcement pursuant to this clause 15.1, it will provide copies of that proposed announcement to the Purchaser and the Vendors' Representative before the announcement is made unless this would be in breach of any law or regulation in which case a copy of the announcement will be so provided to each party as soon as reasonably practicable or in accordance with law or regulation.

15.2	Confidentiality

15.2.1	The Purchaser undertakes with each of the Vendors (and undertakes as agent and trustee for each Group Company) that it will preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for its own or any other purposes, the Vendors' Confidential Information except:

(a)	in the circumstances set out in clause 15.2.2;

(b)	to the extent otherwise expressly permitted by the Transaction Documents; or

(c)	with the prior written consent of the Vendors’ Representative.

15.2.2	The Purchaser, the Parent and their subsidiaries (the disclosing party) are permitted to disclose the Vendors' Confidential Information:

(a)	where the Vendors' Confidential Information is in or, after the date of this Agreement, enters, the public domain otherwise than as a result of: (i) a breach by the disclosing party of its obligations in this clause 15.2 or (ii) a breach by the person who disclosed that Vendors’ Confidential Information of a confidentiality obligation where the disclosing party is or was or should reasonably have been aware of such breach;

(b)	if and to the extent that the disclosing party discloses the Vendors' Confidential Information to any person: (i) in compliance with any requirement of law, or (ii) in response to a requirement of any securities exchange, regulatory authority, governmental authority, tax authority or court having jurisdiction over the disclosing party, or (iii) in order to obtain tax or other clearances or consents from a Tax Authority or other relevant regulatory authorities, or (iv) who is a professional adviser to the Purchaser and who is bound by a duty of confidentiality; or

(c)	(i) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, and, in each case, the rules and regulations thereunder, (ii) to any rating agencies and (iii) to potential financing sources (including potential debt investors and the Financing Sources) and their representatives, and concurrently pursuant to SEC Regulation FD.

15.2.3	Each of the Vendors severally and for itself only undertakes with the Purchaser and the Parent that it will preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for its own or any other purposes, the Confidential Information (at any time) except:

(a)	in the circumstances set out in clause 15.2.4;

(b)	to the extent otherwise expressly permitted by the Transaction Documents; or

(c)	with the prior written consent of the Purchaser.

15.2.4	Each of the Vendors (the disclosing party) is permitted to disclose Confidential Information:

(a)	where the Confidential Information is in or, after the date of this Agreement, enters, the public domain otherwise than as a result of: (i) a breach by the disclosing party of its obligations in this clause 15.2.4 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation where the disclosing party is or was or should reasonably have been aware of such breach; or

(b)	if and to the extent that the disclosing party discloses Confidential Information to any person: (i) in compliance with any requirement of law, or (ii) in response to a requirement of any securities exchange, regulatory authority, governmental authority, Tax Authority or court having jurisdiction over the disclosing party, or (iii) in order to obtain tax or other clearances or consents from a Tax Authority or other relevant regulatory authorities, provided that any such information disclosable pursuant to this sub-clause may, to the fullest extent permitted by law, be disclosed only after prior consultation with the Purchaser, or (iv) who is a professional adviser to a Vendor and who is bound by a duty of confidentiality.

15.2.5	The parties hereby agree that this clause 15.2 shall supersede and terminate the confidentiality agreement entered into between the Parent and the Vendors dated 15 April 2021 in connection with the Transaction.

15.3	Agreement binding

This Agreement shall be binding on and shall enure for the benefit of the successors in title and personal representatives of each party.

15.4	Assignment

No party to this Agreement may assign, transfer or novate any of its rights or obligations under this Agreement without the prior written consent of the Purchaser (in the case of an assignment, transfer or novation by any Vendor or EA FZE) and the Vendors’ Representative (in the case of an assignment, transfer or novation by the Purchaser or the Parent) provided that the Purchaser may upon notice to the Vendors’ Representative freely assign the benefit of this Agreement (including the benefit of the Fundamental Warranties and the Warranties) to (i) any member of the Purchaser's Group and/or (ii) any Financing Sources in connection with the granting of a security interest over the assets of the Purchaser in respect of the Financing. The Purchaser shall procure that any assignee under shall re-assign all such rights and benefits to that Purchaser immediately upon ceasing to be a member of the Purchaser's Group.

15.5	Payments

15.5.1	Unless otherwise expressly stated (or otherwise agreed in the case of a given payment), each payment under this Agreement shall be made on or before the date the payment is due by electronic funds transfer for value on that date to:

(a)	in the case of a payment to the Vendors, the Vendors’ Solicitors Account; and

(b)	in the case of a payment to the Purchaser, the relevant Purchaser's Bank Account,

and receipt of the amount due into the Vendors’ Solicitors Account or the Purchaser's Bank Account (as the case may be) shall constitute an effective discharge of the relevant payment obligation and, in the case of a payment by the Purchaser to the Vendors, the Purchaser shall have no obligation as to the distribution or allocation of such payment to and between the Vendors.

15.5.2	Payments of amounts due and payable by any Vendor under or in connection with this Agreement shall be paid in accordance with paragraph 9 of Schedule 8.

15.6	Costs and Expenses

15.6.1	Subject to clause 15.6.2 each party to this Agreement will pay its own costs and expenses of and incidental to this Agreement and its implementation.

15.6.2	Any stamp duty payable in respect of the Shares will be borne by the Purchaser.

15.7	Severability

All the terms and provisions of this Agreement and of each of the Transaction Documents are distinct and severable, and if any term or provision is held or declared to be unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it will, to that extent only, be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not in any event be affected. The parties shall then use all reasonable endeavours to agree to replace the unenforceable, illegal or void term or provision with a term or provision which is legal and enforceable and which has an effect that is as near as possible to the intended effect of the term or provision to be replaced.

15.8	Whole agreement

15.8.1	The Transaction Documents supersede all prior representations, arrangements, understandings and agreements and set out the entire, complete and exclusive agreement and understanding between the parties in relation to the subject matter of the Transaction Documents.

15.8.2	The Purchaser acknowledges and agrees that, save for the warranties, covenants, undertakings, agreements and assurances expressly set out in this Agreement and the other Transaction Documents, it has not been given and has not relied upon nor been induced to enter into any Transaction Document in reliance upon, any warranty, representation, covenant, undertaking, agreement, understanding, assurance or other statement of the Vendors (in each case express or implied) of any nature.

15.8.3	Except as expressly provided in this Agreement and without prejudice to its other rights and remedies for any such matters, no party may rescind or terminate this Agreement for breach of contract or for negligent or innocent misrepresentation or otherwise.

15.8.4	Nothing in this clause and no other limitation in this Agreement will exclude any liability for or remedy in respect of fraud or fraudulent or wilful misrepresentation by any party.

15.8.5	The parties acknowledge that they have equal bargaining power and the contract price is based, amongst other things, on the terms of this clause and, having taken independent advice, each of its sub-clauses are reasonable.

15.8.6	Save as expressly set out in this Agreement, no party will owe any duty of care to any other party.

15.9	Survival

This Agreement (other than any obligations which have already been fully performed) remains in full force and effect following Completion and Completion shall not constitute a waiver of the Purchaser’s rights in relation to this Agreement.

15.10	Remedies cumulative

The provisions of this Agreement and the rights and remedies of the parties are independent, cumulative and are without prejudice and in addition to any other rights or remedies which a party may have whether arising under statute, at common law, in equity, under contract, by virtue of custom or otherwise. The exercise by a party of any one right or remedy under this Agreement, under statute, at law or in equity will not (unless expressly provided in this Agreement, under statute, at law or in equity) operate so as to hinder or prevent the exercise by that party of any other right or remedy.

15.11	Waiver

A waiver by any party or parties of any breach of any of the terms, provisions, conditions or covenants of this Agreement or the acquiescence of any party or parties in any act (whether commission or omission) which but for such acquiescence would be a breach, will not constitute a general waiver of the term, provision, condition or covenant or of any subsequent act or omission which is inconsistent with it.

15.12	Further assurance

15.12.1	At any time after the date of this Agreement, each party hereto will use reasonable endeavours to procure that any documents are executed and any acts and things are done as may reasonably be required by any other party and at the sole cost and expense of such other party, for the purpose of giving full effect to, and conferring on such other party the full benefit of, this Agreement, including, if reasonably required by the Purchaser, a resolution of the shareholder(s) of any Group Company mentioned in the PWC Steps Paper which has not been previously procured.

15.12.2	The Vendors acknowledge and agree that they shall not, nor shall they procure that any other person shall, exercise any right, whether contractual, arising under applicable law or otherwise, to challenge or invalidate any part of the Reorganisation, and hereby irrevocably and unconditionally waive any claim, right or remedy which they (or any of them) might otherwise have had in relation thereto.

15.12.3	On and with effect from the Completion Date, the Vendors shall:

(a)	and do hereby, irrevocably appoint the Purchaser to be their attorney to exercise in the absolute discretion of the Purchaser all rights attaching to the Shares registered in their names. The powers exercisable by the Purchaser will include the power to execute, deliver and do all deeds, instruments and acts in the Vendors' name and on the Vendors' behalf in pursuance of the foregoing, and will include the power to sub-delegate this power;

(b)	procure the irrevocable appointment in writing of the Purchaser as the attorney of the registered holder (Trustee) of Shares of a Company of which it is not the registered holder, on the same terms as stipulated in clause 15.12.3(a) above;

(c)	not exercise any rights attaching to the Shares or exercisable by the Vendors in its capacity as a member of the relevant Company or appoint any other person to exercise such rights, other than at the written request of the Purchaser and procure that any Trustee of the Vendors is similarly restricted by written agreement;

(d)	receive and hold in trust for the Purchaser any dividends, securities, notices, documents or other communications which may be received by the Vendors from the relevant Company or any third party in respect of the Shares or in the Vendors' capacity as a member of the relevant Company and procure that any Trustee of the Vendors does the same. Without prejudice to the generality of the obligations imposed by the foregoing, the Vendors undertake and agree to promptly procure the forwarding to the Purchaser of all such benefits, notices, documents and communications and to account to the Purchaser for all benefits arising from the Shares registered in the Vendors' name or the name of any Trustee of the Vendors and/or from the Vendors' or such Trustee's capacity as a member of the relevant Company; and

(e)	on the written request of the Purchaser, ratify all lawful deeds, instruments and acts exercised by the Purchaser in pursuance of this power and procure that any Trustee of the Vendors do the same,

and acknowledges that, in acting under the power or powers set out in this clause 15.12.1, the Purchaser may act by its secretary or any director or person acting pursuant to authority conferred by the Purchaser's board of directors or any director.

15.12.4	The power or powers and undertakings set out in clause 15.12.1:

(a)	will cease to have effect when the Vendors or Trustee ceases to be a member of the relevant Company, but without prejudice to any power exercised prior to that date; and

(b)	will not, save as may be required by law, terminate on the Vendors' or Trustee's previous death, bankruptcy or mental disorder or winding up (as the case may be) and will be accordingly binding on any personal representative, trustee in bankruptcy or trustee in respect of any mental disorder or on any liquidator as the case may be.

15.13	Post-Completion undertakings

15.13.1	The Purchaser shall, and shall procure that the relevant Group Companies shall, for a ten (10) year period after Completion, retain and permit the Vendors to have reasonable access to (with the right to take copies at the Vendors’ expense) the books, records, documents and information of the Group Companies to the extent they relate to periods prior to Completion and with the exception of Purchaser Excluded Materials (Transferred Records). Without prejudice to the foregoing, the Purchaser shall permit the Vendors to seek the reasonable assistance of the employees of any Group Company (whilst they remain so) to answer queries or otherwise assist the Vendors to answer queries or otherwise assist the Purchaser with respect to the Transferred Records.

15.13.2	The Vendors shall, and shall procure that the relevant members of the Vendors’ Retained Group shall, for a ten (10) year period after Completion, retain and permit the Purchaser to have reasonable access to (with the right to take copies at the Purchaser’s expense) the books, records, documents and information of members of the Vendors’ Retained Group to the extent they relate to the Group Companies and to periods prior to Completion and with the exception of Vendor Excluded Materials (Retained Records). Without prejudice to the foregoing, the Vendors shall permit the Purchaser to seek the reasonable assistance of the Vendors’ employees (whilst they remain so) to answer queries or otherwise assist the Purchaser with respect to the Retained Records or any matters and information which the Purchaser may reasonably require to the extent that such matters and information relate to the Group Companies and periods prior to Completion and are not Vendor Excluded Materials.

15.13.3	For the purposes of clause 15.13.1, Purchaser Excluded Materials shall mean Transaction communications and such other documentation and materials (or parts thereof) the disclosure of which would cause a risk of loss or waiver of privilege for the Purchaser or where disclosure would be in breach of law or regulation. For the purposes of clause 15.13.2, Vendor Excluded Materials shall mean such documentation and materials (or parts thereof) the disclosure of which would cause a risk of loss or waiver of privilege for the Vendors or where disclosure would be in breach of law or regulation.

15.13.4	The Vendors shall procure that with effect from Completion the names of all companies in the Vendors’ Retained Group (including all domain names retained by any Vendors’ Retained Group) are changed to remove all references to the name “Euro” and “Auction”, “Yoder” and “Frey”, “William Keys”, “Equipment Sales”, “Equipment and Plant Services” or similar expression.

15.13.5	The Vendors shall secure with effect from Completion, and in line with the requirements of Schedule 5, Part 1, paragraph 1.13 and Schedule 5, Part 1, paragraph 1.14, the release of the Group Companies without cost to any Group Company from all guarantees, security and other contingent liabilities (including those identified in the Disclosure Letter) given or undertaken by any Group Company to secure or support the obligations of any Vendor, any of its Connected Persons or member of the Vendors’ Retained Group (including, if required, offering its own guarantee, security or liability on the same terms as and in substitution for the existing guarantee, security or other liability of each Group Company); and jointly and severally undertake to the Purchaser to pay to the Purchaser on demand (for itself and as trustee for each Group Company) an amount equal to all Losses which it and/or any Group Company may suffer or incur in respect of any claim made under any such guarantees, security or other contingent liabilities after Completion. Without limitation, these release requirements also apply to the joint and several obligations of Group Companies to pay amounts in respect of obligations of Gardrum or any other member of the Vendors’ Retained Group to Northern Bank Limited (trading as Danske Bank) or any other person (other than another Group Company).

15.13.6	The Purchaser shall use its reasonable endeavours to secure as soon as practicable after Completion the release of each Vendor, each of their Connected Persons and each member of the Vendors’ Retained Group from the all guarantees, security and other contingent liabilities without cost to any Group Company from all guarantees, security and other contingent liabilities (including those identified in the Disclosure Letter) given or undertaken by any such member of the Vendors’ Retained Group to secure or support the obligations of any Group Company (including, if required, offering its own guarantee, security or liability on the same terms as and in substitution for the existing guarantee, security or other liability of each such member of the Vendors’ Retained Group); and pay to any relevant member of the Vendors’ Retained Group on demand an amount equal to all Losses which it may suffer or incur in respect of any claim made under any such guarantees, security or other contingent liabilities after Completion.

15.13.7	The Vendors acknowledge that the Parent is required to:

(a)	measure the significance of the acquisition for SEC reporting purposes (both individually and in combination with other acquisitions), which requires the quantification of the acquired business’s revenue and earnings from continuing operations before taxes on a combined US GAAP basis, as well as measures that are not based on historical financial statements;

(b)	present, if the acquisition is individually significant under SEC rules, audited annual and unaudited interim financial statements of the Group Companies for periods prior to Completion, and consolidated pro forma Purchaser’s Group accounts (including, for the avoidance of doubt, the Group Companies) to the SEC at the time of filing a registration statement with the SEC and within 74 days’ of Completion; and

(c)	present, if the acquisition is individually insignificant but significant in conjunction with other acquisitions by the Purchaser or the Parent, audited annual and unaudited interim financial statements of the Group Companies for periods prior to Completion at such later date required by SEC rules, and the Vendors shall provide such assistance as the Purchaser shall reasonably request to enable the Purchaser's Group to satisfy such requirements, including procuring such management representations on behalf of the Group Companies as the auditors of any of the above statements may require. The costs of the auditor engaged by the Parent to perform the audit and audit review shall be for the account of the Parent. Subject to prior written approval of the Purchaser (not to be unreasonably withheld, delayed or conditioned), the Purchaser shall reimburse the Vendors for their reasonable out of pocket expenditure reasonably incurred in order to assist the Purchaser in achieving the above objectives.

15.14	Notices

15.14.1	Any notice or other communication to be given or served under this Agreement shall be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service (subject to clause 15.14.4), may be delivered or sent by pre-paid registered post addressed as follows:

(a)	in the case of the Vendors' Representative:

Derek Keys to the address specified against his name in the Vendor Addresses Notice with a copy by email to akeith@algoodbody.com

(b)	in the case of each Vendor, to the address specified against that Vendor’s name in the Vendor Addresses Notice (with a copy by email to akeith@algoodbody.com)

(c)	in the case of the Purchaser:

FAO Darren Watt, Ritchie Bros. Auctioneers Incorporated, 9500 Glenlyon Parkway Burnaby BC, V5J 0C6, Canada

with a copy by email to dwatt@ritchiebros.com

(d)	in the case of the Parent:

FAO Darren Watt, Ritchie Bros. Auctioneers Incorporated, 9500 Glenlyon Parkway Burnaby BC, V5J 0C6, Canada

with a copy by email to dwatt@ritchiebros.com

or to such other person or address as the addressee as may be notified in writing from time to time by the relevant party or parties for the purposes of this clause.

15.14.2	A notice or other communication will be deemed to have been duly served or given:

(a)	if served or delivered personally or by hand, at the time of service or delivery;

(b)	in the case of email delivery, at the time of delivery;

(c)	in the case of prepaid recorded delivery post or equivalent, 48 hours after posting (and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered and posted will be sufficient evidence that the notice or other communication has been duly served or given); or

(d)	in the case of prepaid airmail, at 10.00 am on the seventh Business Day after the date of posting (and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered and posted will be sufficient evidence that the notice or other communication has been duly served or given), but if a notice is given or served at business premises other than between 9.00am and 5.30pm on a Business Day, it will be deemed to be given or served on the next following Business Day.

15.14.3	All notices or other communications shall be in the English language.

15.14.4	This clause 15.14 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

15.15	Counterparts

15.15.1	This Agreement may be executed in any number of counterparts, and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same agreement.

15.15.2	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by:

(a)	fax; or

(b)	email (in PDF, JPEG or other agreed format),

shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

15.15.3	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

15.16	Governing law

This Agreement and all relationships created by it and arising out of or in connection with it, together with all Disputes, will in all respects be governed by and construed in accordance with the laws of England & Wales.

15.17	Arbitration

15.17.1	Except as provided for in clause 15.17.10, any Dispute arising out of or in connection with this Agreement including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

15.17.2	The number of arbitrators shall be three. One arbitrator shall be nominated by unanimous agreement of the Vendors who are party to the dispute, and one arbitrator shall be nominated by unanimous agreement of the Purchaser's Group companies party to the dispute (together the Nominated Arbitrators). The third arbitrator shall be nominated by agreement between the Nominated Arbitrators. The third arbitrator shall serve as chairman of the arbitral tribunal.

15.17.3	The seat, or legal place, of arbitration shall be London.

15.17.4	The language to be used in the arbitral proceedings shall be English.

15.17.5	The governing law of this arbitration agreement shall be the law of England.

15.17.6	By agreeing to arbitration in accordance with this clause, the parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings, or the recognition and/or enforcement of any award. After formation of the tribunal the parties may apply to any competent court for interim or conservatory measures without reference to and without the authorisation of the tribunal.

15.17.7	In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to an arbitration pursuant to this clause 15.17, the arbitral tribunal may, within 90 days of its appointment, consolidate the arbitration with any other arbitration or proposed arbitration involving any of the parties and relating to this Agreement. The arbitral tribunal shall consolidate such arbitrations unless it determines that a party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the case of the consolidated proceedings, the tribunal in the first filed arbitration shall be the tribunal for the consolidated arbitration.

15.17.8	Where any party refers a dispute to arbitration under this Agreement either party to the arbitration shall be entitled to require that the other parties be joined as parties to the arbitration under this Agreement, and the parties hereby consent to, and agree to co-operate with, such joinder.

15.17.9	The parties agree that any third party to whom rights or benefits accrue under this Agreement (including any third party rights or benefits arising from clauses 6.4 and 9) shall be treated as party to this clause 15.17 for the limited purpose of enforcing any such right or benefit.

15.17.10	Notwithstanding anything herein to the contrary, each Vendor Related Party and each of the other parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in clause 15.14 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH VENDOR RELATED PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SHARE PURCHASE, THE FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

15.18	Third Party Rights

Except to the extent specifically provided for under this Agreement (including in relation to clauses 6.4 and 9) and under the next sentence, a person who is not a party to this Agreement cannot enforce or enjoy the benefit of any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999. The Financing Sources shall be express third party beneficiaries of clauses 15.17.1, 15.17.10, 15.18, 15.19, and 15.20, each of such clauses shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such clauses.

15.19	Release

15.19.1	The liability of any party (whether a several obligor, joint obligor or joint and several obligor or otherwise) under this Agreement may, in whole or in part, be released, compounded or compromised and if any party shall give time or indulgence to the person under such liability, this will in no way affect such party’s rights against any other person under the same or similar liability.

15.19.2	Notwithstanding anything to the contrary contained herein, no Vendor Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Vendor Related Party in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following Completion, the foregoing will not limit the rights of the parties to the Financing under any commitment letter related thereto.

15.19.3	No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

15.20	Amendment

15.20.1	No amendment to this Agreement will be effective unless it is made in writing and signed by or on behalf of the parties.

15.20.2	Notwithstanding anything to the contrary contained herein, clauses 15.17.1, 15.17.10, 15.18, 15.19.2, 15.19.3 and 15.20 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such clauses) may not be amended, supplement, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

15.21	Independent advice

Each party:

15.21.1	confirms it is a sophisticated commercial party with respect to the Transaction;

15.21.2	confirms it has received or been given the opportunity and encouragement to obtain independent legal advice by a duly qualified lawyer relating to all the matters provided for in this Agreement;

15.21.3	confirms it understands the nature of its rights and obligations under this Agreement; and

15.21.4	agrees, having considered the terms of this Agreement as a whole, that the provisions of this Agreement, including this clause 15.21, are fair and reasonable.

15.22	Parent

The Parent is party to this Agreement for the purposes of giving the Parent Guarantee, receiving the benefit of certain rights under this Agreement, including the restrictive covenants in clause 9 and the right to receive the Financing Information and Bring Down Financial Information. The Parent shall accordingly only be subject to obligations and liabilities under or in connection with this Agreement to such extent.

THIS AGREEMENT has been executed as a deed on the date stated at the beginning of it.

Schedule 1

The Vendors

Name	Address	Company	Shares	Percentage of issued and allotted shares	Classification
Gardrum Holdings Limited (NI062274)	As set out in the Vendor Addresses Notice	Euro Auctions Limited (NI663696)	201 ordinary shares of £1.00 each	100%	Vendor and Warrantor
		William Keys & Sons Holdings Limited (NI663694)	201 ordinary shares of £1.00 each	100%
Derek Keys	As set out in the Vendor Addresses Notice	N/A	N/A	N/A	Vendor and Warrantor
Lynden Keys	As set out in the Vendor Addresses Notice	Equipment Sales Ltd (NI668774)	2 (two) ordinary share of £1.00	50%	Vendor and Warrantor
Wendy Keys	As set out in the Vendor Addresses Notice	Equipment Sales Ltd (NI668774)	2 (two) ordinary share of £1.00	50%	Vendor
Trevor Keys	As set out in the Vendor Addresses Notice	Equipment & Plant Services Ltd (NI666354)	12 (twelve) ordinary shares of £1.00 each	60%	Vendor and Warrantor
Jolene Keys	As set out in the Vendor Addresses Notice	Equipment & Plant Services Ltd (NI666354)	8 (eight) ordinary shares of £1.00 each	40%	Vendor

Schedule 2

The Companies

Name	Euro Auctions Limited
Date of Incorporation	14 August 2019
Country of Incorporation	Northern Ireland
Registered Number	NI663696
Issued Share Capital	£201 - 201 ordinary shares of £1.00 each
Registered Holder of Issued Share Capital	Gardrum Holdings Limited - 201 ordinary shares of £1.00 each
Registered Office	72-74 Omagh Road, Dromore, Omagh, County Tyrone, United Kingdom, BT78 3AJ
Directors	Derek Irwin Keys
Secretary	N/A
Financial Year End	31 December

Name	William Keys & Sons Holdings Limited
Date of Incorporation	14 August 2019
Country of Incorporation	Northern Ireland
Registered Number	NI663694
Issued Share Capital	£201 - 201 ordinary shares of £1.00 each
Registered Holder of Issued Share Capital	Gardum Holdings Limited – 201 ordinary shares of £1.00 each
Registered Office	72-74 Omagh Road Dromore, Omagh, County Tyrone, United Kingdom, BT78 3AJ
Directors	Derek Irwin Keys
Secretary	N/A
Financial Year End	31 December

Name	Equipment & Plant Services Ltd
Date of Incorporation	6 December 2019
Country of Incorporation	Northern Ireland
Registered Number	NI666354
Issued Share Capital	£20.00 - 20 ordinary shares of £1.00 each
Registered Holder of Issued Share Capital	Trevor Keys - 12 ordinary shares of £1.00 each Jolene Keys - 8 ordinary shares of £1.00 each
Registered Office	72-74 Omagh Road Dromore, Omagh, County Tyrone, United Kingdom, BT78 3AJ
Directors	Trevor Keys
Secretary	Paddi Keys
Financial Year End	31 December

Name	Equipment Sales Ltd
Date of Incorporation	2 April 2020
Country of Incorporation	Northern Ireland
Registered Number	NI668774
Issued Share Capital	£4.00 - 4 ordinary shares of £1.00 each
Registered Holder of Issued Share Capital	Lynden Keys - 2 ordinary shares of £1.00 each Wendy Keys - 2 ordinary shares of £1.00 each
Registered Office	72-74 Omagh Road, Dromore, County Tyrone, United Kingdom, BT78 3AJ
Directors	Lynden David Keys
Secretary	N/A
Financial Year End	31 December

Schedule 3

The Subsidiaries

Name	Euro Auctions (UK) Ltd
Date of Incorporation	14 August 2019
Country of Incorporation	Northern Ireland
Registered Number	NI663692
Issued Share Capital	£101 - 101 ordinary shares of £1.00 each
Registered Holder of Issued Share Capital	Euro Auctions Limited - 101 ordinary shares of £1.00 each.
Registered Office	72-74 Omagh Road Dromore, Omagh, County Tyrone, United Kingdom, BT78 3AJ
Directors	Derek Irwin Keys Jonathan Keys
Secretary	N/A
Financial Year End	31 December

Name	Euro Auctions GmbH
Date of Incorporation	15 November 2005
Country of Incorporation	Germany
Registered Number	Germany - HRB13567
Issued Share Capital	25,000 shares of €1 - 1,000 N1 shares and 24,000 no 2 shares
Registered Holder of Issued Share Capital	Euro Auctions (UK) Ltd
Registered Office	Alte Ziegelei 11-23, 41542 Dormagen. Germany
Directors	Derek Keys
Secretary	N/A
Financial Year End	31 December

Name	Yoder & Frey Auctioneers LLC
Date of Incorporation	18 September 2012
Country of Incorporation	USA (State of Georgia)
Registered Number	USA control no. 12075006
Issued Share Capital	N/A - LLC membership interest
Registered Holder of Issued Share Capital	Sole member - Euro Auctions Limited (NI663696). Initial capital contribution - $1,000. Owns 100% of the membership interest (voting).
Registered Office	300 Raymond Hill Road, Newnan, GA, 30265, USA
Directors	Manager - Derek Keys
Secretary	N/A
Financial Year End	31 December

Name	Euro Auctions Pty Ltd
Date of Incorporation	10 November 2011
Country of Incorporation	Australia
Registered Number	Australia - ABN 33 154 193 576
Issued Share Capital	1 Ordinary share of $1 AUD
Registered Holder of Issued Share Capital	Euro Auctions Limited - 1 ordinary share of AUD $ 1.00
Registered Office	c/o TMF Corporate Services (Aust) Pty Limited, Level 16, 201 Elizabeth Street, Sydney, NSW 2000.
Directors	Derek Irwin Keys James Stephen Barrie
Secretary	N/A
Financial Year End	31 December

Name	Euro Auctions Plant, S.L.
Date of Incorporation	28 October 2020
Country of Incorporation	Spain
Registered Number	Spain – Commercial Registry: Sheet: M- 728536. Tax number: B02708451
Issued Share Capital	€3,000 of 3,000 shares of EUR1 each.
Registered Holder of Issued Share Capital	Euro Auctions Limited - 3,000 shares of EUR1 each.
Registered Office	Calle Vallehermoso, 82, Madrid (28015), Spain
Directors	Derek Irwin Keys
Secretary	N/A
Financial Year End	31 December

Name	William Keys & Sons Ltd
Date of Incorporation	14 August 2019
Country of Incorporation	Northern Ireland
Registered Number	NI663693
Issued Share Capital	£101 - 101 ordinary shares of £1.00 each
Registered Holder of Issued Share Capital	William Keys & Sons Holdings Limited – 101 ordinary shares of £1.00
Registered Office	72-74 Omagh Road Dromore, Omagh, County Tyrone, United Kingdom, BT78 3AJ
Directors	Derek Irwin Keys
Secretary	N/A
Financial Year End	31 December

Name	William Keys & Sons Inc
Date of Incorporation	29 April 2013
Country of Incorporation	USA (State of Georgia)
Registered Number	USA control no. 13004156
Issued Share Capital	$500 of 500 shares of $1.00 each
Registered Holder of Issued Share Capital	William Keys & Sons Holdings Limited- 500 ordinary shares of $1.00 each
Registered Office	Principal Office Address: 300 Raymond Hill Road, Newnan, GA, 30265, USA
Directors	Director & Manager - Derek Keys
Secretary	Derek Keys
Financial Year End	31 December

Schedule 4

Warranties

Part 1 General Warranties

1	Constitution, registers and returns

1.1	Copies of the memorandum and articles of association of each Group Company (incorporated in the United Kingdom) and the equivalent documents for each Group Company incorporated outside the UK are contained in the Data Room.

1.2	Copies of the statutory books of each Group Company are contained in the Data Room and:

1.2.1	are correct, complete and reflect the current corporate status of each such Group Company;

1.2.2	have been properly kept in accordance with all applicable laws in all material respects and, where applicable, filed with the relevant commercial register; and

1.2.3	have been properly written up and contain an accurate and complete record of all matters which should be recorded in them and no Group Company has received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

1.3	No shareholder resolution of any Group Company is void or has been challenged or threatened to be challenged by any shareholder of such Group Company.

1.4	All decisions of the sole director of any Group Company have been taken on a proper basis, in accordance with Applicable Law and, in the case of the Subsidiary called Euro Auctions (UK) Ltd, at a quorate board meeting.

1.5	In relation to their PSC Register, each Group Company incorporated in the UK has at all times complied in all material respects with their respective duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the Companies Act and in respect of each Group Company which is not incorporated in the UK, it has at all times complied with any equivalent requirement under Applicable Law.

1.6	The statutory books and registers of each Group Company that is required to have same are in the possession or control of the relevant Group Company. Each such statutory book or register is kept at the registered office of such Group Company.

1.7	All material returns, particulars, resolutions and other documents that each Group Company is required by law to file with, or deliver to, any authority (including in particular the Registrar of Companies in the UK) have been filed or delivered and were, when filed, correct in all material respects.

1.8	All dividends or distributions declared, made or paid by each Group Company have been declared, made or paid in accordance with its memorandum and articles of association or articles of incorporation and bylaws (as applicable), all Applicable Laws and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

1.9	No Group Company has been involved in any group re-organisation, restructuring or intra-group transfers of assets within the last six years other than the Reorganisations and no group re-organisation or restructuring is proposed.

1.10	The transfer of assets, liabilities and business entered into between Euro Auctions No.2 and Euro Auctions Plant, S.L. on 1 July 2021 (the “Spanish Transfer Agreement”) has been executed and completed prior to the date of this Agreement, after obtaining all required (if any) third party consents, and has been made on an arm’s length basis and in compliance with all Applicable Laws; all obligations corresponding to the transferred assets and liabilities due and outstanding prior to 1 June 2021 have been paid and/or fulfilled by Euro Auctions No.2 and there are no hidden liabilities assumed or to be assumed by Euro Auctions Plant, S.L. arising from or in connection with the transfer pursuant to the Spanish Transfer Agreement. All Warranties granted by the Vendors under this Agreement, including those under paragraphs 6, 9 and 10 of this Schedule 4, shall apply, inter alia, to the assets, liabilities and business acquired by Euro Auctions Plant, S.L. pursuant to the Spanish Transfer Agreement.

1.11	Euro Auctions Plant S.L. legally owns and is in possession of all the assets included in the Spanish Transfer Agreement and all other assets necessary to conduct the business formerly conducted by Euro Auctions No.2 insofar as it relates to its Spanish operations and as conducted during the 12 month period prior to the date of this Agreement.

1.12	The terms of the transfer of assets by Euro Auctions No.2 to Euro Auctions Pty Ltd pursuant to the agreed form asset transfer agreement (“Australian Transfer Agreement”) are set on an arm’s length basis and in compliance with all Applicable Laws; and there are no hidden liabilities assumed or to be assumed by Euro Auctions Pty Ltd arising from or in connection with the transfer pursuant to the Australian Transfer Agreement. All Warranties granted by the Vendors under this Agreement, including those under paragraphs 6, 9 and 10 of this Schedule 4 shall apply, inter alia, to the assets and business to be acquired by Euro Auctions Pty Ltd pursuant to the Australian Transfer Agreement.

1.13	Euro Auctions No.2 legally owns and is in possession of all the assets included in the agreed form Australian Transfer Agreement and such assets constitute all assets necessary to conduct its Australian operations as conducted during the 12 month period prior to the date of this Agreement.

1.14	Brian Keys is not, and has not been at any time within the last five years: (a) a shareholder of or a holder any other beneficial interest or other right in any Group Company; (b) a director or officer of, or otherwise involved in the management of any Group Company; (c) in receipt of any remuneration, commission and/or consultancy fees from any Group Company; or (d) otherwise involved in connection with the business of the Group.

2	BUSINESS OPERATIONS

Each of the Auction Companies operates the auction business as described in limbs (a), (c) and (d) of the definition of “Restricted Business” and each of the Sourcing Companies operates the sourcing business as described in limb (b) of the definition of “Restricted Business”.

3	Directors

3.1	So far as the Warrantors are aware, no director of a Group Company is prohibited or is deemed to be subject to a disqualification order or is restricted in any manner from being a director of a company in such Group Company’s jurisdiction of incorporation.

3.2	There is not outstanding:

3.2.1	any loan made by any Group Company to, or debt owing to any Group Company by, any director of any Group Company or any person connected with him or her; or

3.2.2	any agreement or arrangement to which any Group Company is a party and in which any director of any Group Company or any person connected with him or her is interested; and

3.2.3	any arrangement, agreement, debt or other liability payable by any Vendor or any Vendor’s Connected Person to a Group Company.

4	Statutory Financial Statements

4.1	The definitions in this paragraph apply in this Agreement:

"Management Accounts"	means the monthly unaudited management accounts of each Group Company for the period from 1 January 2021 to 30 April 2021 (copies of which are at Data Room Folder 3).
"Previous Accounts"	means (i) the audited accounts of each Group Company (other than WKS Inc and Y&F) and (ii) the unaudited accounts of WKS Inc and Y&F, each in respect of the accounting period immediately preceding the accounting period ending on the Balance Sheet Date and (iii) the audited accounts of each Group Company’s Predecessor for two accounting periods immediately prior to the accounting period ending on the Balance Sheet Date.
“Predecessor” means,	in respect of each Group Company, the Vendors’ Retained Group Company which conducted that Group Company’s business prior to the Reorganisations.

4.2	The Statutory Financial Statements:

4.2.1	(to the extent such Statutory Financial Statements are audited) show a true and fair view of the state of affairs of each Group Company as at the Balance Sheet Date, and of its profit or loss and total comprehensive income for the accounting period ended on the Balance Sheet Date and each Group Company’s Predecessor for two accounting periods immediately prior to the accounting period ending on the Balance Sheet Date;

4.2.2	(to the extent such Statutory Financial Statements are unaudited) were properly prepared and fairly represent with reasonable accuracy and do not materially misstate the financial and/or trading position of the Group Companies as at the Balance Sheet Date having regard to the purpose for which they were prepared and that they are not audited;

4.2.3	have, for those Group Companies which are incorporated in the United Kingdom, been properly prepared in accordance with the Accounting Standards on the Balance Sheet Date and in accordance with all Applicable Laws;

4.2.4	have, for those Group Companies which are incorporated outside the United Kingdom, been properly prepared and approved in accordance with the Accounting Standards in the relevant country of incorporation on the Balance Sheet Date and in accordance with all Applicable Laws;

4.2.5	have been prepared, unless otherwise expressly stated herein, on a recognised and consistent basis and on the same basis as applied in preparing the Previous Accounts;

4.2.6	have not been affected by any unusual, extraordinary, exceptional or non-recurring items other than those identified as such or by any other factor that would make the financial position and results shown by the Previous Accounts unusual or misleading in any material respect;

4.2.7	are accurate in all material respects;

4.2.8	to the extent required by Accounting Standards, make full provision for all established liabilities or make full/adequate provision for (or contain a note in accordance with generally accepted accounting practice regarding) all deferred or contingent or disputed liabilities (whether liquidated or unliquidated) at the Balance Sheet Date, including for the cessation or diminution of any part of the business of the Group, closure costs and deferred Taxation;

4.2.9	make proper provision or reserve for depreciation and amortisation on fixed assets in accordance with the Accounting Standards applicable to that Group Company;

4.2.10	do not materially overstate the value of current or fixed assets in accordance with the Accounting Standards applicable to that Group Company; and

4.2.11	do not materially understate any liabilities in accordance with the Accounting Standards applicable to that Group Company.

4.3	Neither Euro Auctions Pty Ltd nor Euro Auctions Plant, S.L. has traded or incurred any liabilities (whether present, future, actual or contingent) since the time of its incorporation.

4.4	The Management Accounts have been prepared in accordance with the same accounting principles as those adopted for, and on a basis consistent with the preparation of, the Statutory Financial Statements.

4.5	The Statutory Financial Statements have been filed in accordance with the requirements of Applicable Laws in the jurisdiction in which the relevant Group Company has been incorporated.

4.6	All financial and other material records of the Group (Records):

4.6.1	have been properly prepared and maintained in compliance with applicable law and on a consistent basis in accordance with good accounting practices;

4.6.2	contain a complete and accurate reflection in all material respects of all the transactions to which the Group Company has been a party and details of its business activities;

4.6.3	so far as the Warrantors are aware, do not contain any material inaccuracies or discrepancies in contravention of Applicable Law; and

4.6.4	are in the possession or control of the Group.

4.7	No written notice has been received that any of the Records are incorrect or should be rectified.

4.8	To the extent that any of the Records are maintained or stored electronically, the Group has reasonable back-up procedures in place.

5	PRO FORMA ACCOUNTS

5.1	The pro forma accounts set out in the EY VFDD Report at pages 10 and 65 of Volume 1 (summary profit and loss account for accounting periods 2018 to 2020), page 8 of Volume 4 (summary profit and loss account for first 4 months of 2021), page 51 of Volume 1 (summary balance sheets for accounting periods 2018 to 2020) and page 29 of Volume 4 (summary balance sheet for first 4 months of 2021):

5.1.1	were properly prepared in the manner described on pages 9, 19, 20, 21, 22 and 40 of Volume 1 and pages 119 to 124 of Volume 2 of the EY VFDD Report; and

5.1.2	fairly represent with reasonable accuracy and do not materially misstate the financial and/or trading position of the Group Companies on a pro forma basis as at the date to which they have been prepared having regard to the purpose for which they were prepared and that they are not audited.

6	Locked Box Accounts

6.1	The Locked Box Accounts:

6.1.1	have been prepared with due care and skill and in accordance with the same accounting policies as those adopted for, and on a basis consistent with, the Previous Accounts (as defined at paragraph 4.1 of Part 1 of this Schedule 4); and

6.1.2	do not materially misstate the assets, liabilities and financial position of the Group as at the Locked Box Date and the profits and losses of the Group for the financial period ended on the Locked Box Date.

7	Business since the Locked Box Date

7.1	Since the Locked Box Date:

7.1.1	no dividend (whether in cash or in specie) or other distribution (whether in cash or in specie) or any return of capital (whether by reduction of capital, redemption, cancellation, repurchase of shares or otherwise) has been declared, paid, made, agreed or required to be made by any Group Company;

7.1.2	no Group Company has (a) entered into, or exercised, an option in relation to any agreement or (b) incurred any commitment involving any expenditure in excess of £250,000 per item or £500,000 in aggregate;

7.1.3	no Group Company has: (a) entered into, or exercised an option in relation to, any agreement or commitment (or amended any agreement or incurred any commitment) which is not capable of being terminated without compensation at any time with three (3) months’ notice or less or (b) entered into any agreement or commitment which was not in the ordinary and usual course of business or which involved a total annual expenditure in excess of £500,000;

7.1.4	no Group Company has acquired or disposed of, or agreed to acquire or to dispose of, any material assets (including any interest in land or buildings) of such Group Company, other than stock-in-trade in the ordinary course of business;

7.1.5	no Group Company has entered into any transaction which has given rise to a material Tax liability on the Company (or would have done so but for the availability of any relief, allowance, deduction or credit);

7.1.6	no unlawful act of any person has depleted the assets of a Group Company;

7.1.7	the business of each Group Company has been conducted in the ordinary course, in the same manner as in the 6 month period immediately prior to the Locked Box Date and as a going concern;

7.1.8	there has been no material adverse change in the turnover or financial position of the Group and the Warrantors are not aware of any facts which would be reasonably expected to give rise to any such effect, whether before or immediately after Completion;

7.1.9	no Group Company has borrowed or raised any money or taken or given any form of financial security, nor have they incurred or committed to any capital expenditure, or acquired or disposed of any individual item, in either case in excess of £500,000;

7.1.10	no resolution of a Group Company’s shareholders has been passed;

7.1.11	no management charge or similar payment has been made by a Group Company to any member of the Vendors’ Retained Group;

7.1.12	no Group Company has made any material amendment to the terms and conditions of employment or engagement (including, without limitation, remuneration, pension entitlements and other benefits) of any individual employed or engaged by any Group Company;

7.1.13	no Group Company has terminated the employment or engagement of any Key Employee who was prior to the Locked Box Date employed or engaged by any Group Company;

7.1.14	each Group Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts in excess of £250,000 owing by any Group Company which have been outstanding for more than 120 days; and

7.1.15	no Group Company has changed its accounting reference date or financial year end.

8	Financial Obligations

8.1	The Disclosure Letter contains particulars of all:

8.1.1	money borrowed by each Group Company; and

8.1.2	loans, overdrafts, borrowing, cash pooling, currency or other hedging arrangements, derivative arrangements and any other financial commitments and facilities currently outstanding or available to each Group Company (Financial Commitments & Facilities), and the Disclosure Letter and/or the Data Room includes copies of all agreements, trade confirmations and other material instruments (including loan agreements and security documents) relating to such Financial Commitments & Facilities.

8.2	The total amount borrowed by each Group Company (whether pursuant to the Financial Commitments & Facilities or otherwise) does not exceed any limitations on the borrowing powers of the relevant Group Company contained in:

8.2.1	its articles of association; or

8.2.2	any debenture or other deed or document binding on the relevant Group Company.

8.3	So far as the Warrantors are aware, no Group Company is in default under any of the Financial Commitments & Facilities. So far as the Warrantors are aware, there are no circumstances or matters which could affect the continuance of any of the Financial Commitments & Facilities, or which may result in an amendment of their terms or the imposition thereunder of any adverse consequence upon any Group Company. So far as the Warrantors are aware, none of the Financial Commitments & Facilities will automatically terminate, or can be terminated upon notice, as a result of the change of control arising from the occurrence of Completion.

8.4	No Group Company has received any formal written notice from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Commitments & Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Group.

8.5	Except as Disclosed, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by any Group Company or any third party in respect of the borrowings or other obligations of any Group Company (whether arising pursuant to the Financial Commitments & Facilities or otherwise).

8.6	No Group Company has given or entered into, or agreed to give or enter into, any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, of any other Group Company or third person.

8.7	No Group Company has:

8.7.1	factored or discounted any of its debts;

8.7.2	engaged in financing of a type which would not need to be shown or reflected in its financial statements; or

8.7.3	waived any right of set-off it may have.

8.8	No Group Company has any outstanding loan capital, nor have they lent any money that has not been repaid, and there are no debts owing to the Group other than debts that have arisen in the normal course of the business.

8.9	The debts owing to each Group Company as reflected in the Locked Box Accounts have not been outstanding (in whole or in part) for more than 3 (three) months from their due date for payment.

8.10	Particulars of the balances of all the bank accounts of each Group Company, showing the position as at two Business Days immediately preceding the date of this Agreement, have been Disclosed in the Disclosure Letter and the Group does not have any other bank account. Since the date of those particulars, there have been no material payments out of those bank accounts other than routine payments in the ordinary course of the Business.

8.11	Details of all subsisting guarantees, security interests, indemnities, counter indemnities, bonding liabilities, letters of comfort or support, sureties, suretyships, or similar obligations given by or binding on any Vendor in relation to any debt or obligations (actual or contingent) of any Group Company have been provided in the Disclosure Letter.

8.12	The Disclosure Letter contains full details of each Company's (or any Subsidiary's) participation in any corporate borrowing schemes or other business support measures facilitated by the UK, US or any other governments, governmental institutions or related persons or companies in connection with COVID-19 (“COVID-19 Facilities”), including copies of all material documents relating to such participation.

8.13	Neither the Companies nor any of the Subsidiaries have contravened or otherwise failed to comply with the terms and conditions of any of the COVID-19 Facilities.

8.14	The aggregate amount of Bad Debts not paid to the Group which have not been provided for (meaning debts which are over 180 days old) does not exceed £130,000.

8.15	Neither the Companies nor any of the Subsidiaries has any debt or other liability owed or which will become due for payment in the future from any member of the Vendors’ Retained Group.

9	Assets

9.1	For the purposes of the Warranties at 9.2 and 9.7, “assets” shall not include the Shares.

9.2	All the material assets included in the Locked Box Accounts or acquired by the Group since the Locked Box Date:

9.2.1	are free from any Encumbrance and are not the subject of any leasing, hiring or hire purchase agreement or factoring agreement (save as Disclosed); and

9.2.2	where capable of possession, are in the possession, or under the control, of a Group Company.

9.3	The Data Room contains copies of all hire purchase agreements to which any Group Company is a party (the Hire Purchase Agreements).

9.4	No Group Company has received any written notification that it is in breach of any Hire Purchase Agreement.

9.5	The Data Room contains copies of all finance leasing agreements to which any Group Company is a party (the Finance Leasing Agreements).

9.6	No Group Company has received any written notification that it is in breach of any Finance Leasing Agreement.

9.7	The assets owned or used by the Group comprise all the assets necessary for the continuation of its business as it is carried on at the date of this Agreement.

10	Agreements and Contracts

10.1	Each of the Group Companies contract with customers and suppliers on the standard terms and conditions which are contained in the Data Room at tabs 5.5.3, 5.7.2, 5.7.3, 5.8.2, 5.8.3, 5.9.2, 5.9.3, 5.10.3, 5.10.4, 5.11.2 and 5.11.3 and not otherwise.

10.2	The Disclosure Letter and tabs 5.7.1, 5.8.1, 5.9.1, 5.10.1 and 5.11.1 of the Data Room contain particulars of the top 10 (ten) current customer contracts of the Group by annual revenue including copies of all written contracts and agreements relating thereto (each a “Material Customer Contract” and each such customer being a “Material Customer”).

10.3	The Disclosure Letter and tabs 5.2.1, 5.2.2, 5.2.3, 5.3.1, 5.12.1 and 5.13.1of the Data Room contains particulars of the top 10 (ten) current suppliers to the Group by annual expenditure including copies of all written contracts and agreements with such suppliers (each a “Material Supplier Contract” and each such supplier being a “Material Supplier”).

10.4	In the period of 12 (twelve) months ending on the date of this Agreement:

10.4.1	no Material Customer or Material Supplier has ceased, or given notice in writing threatening to cease to do business with the Group;

10.4.2	there has been no material adverse change in the basis or terms on which any Material Customer or Material Supplier does business with the Group; and

10.4.3	the Group has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or reduction in trading with, any Material Customer or Material Supplier, or a change in the terms on which any such Material Customer or Material Supplier does business with the Group.

10.5	All Restricted Business in the 18 month period prior to Completion has been conducted solely by the Group Companies and no member of the Vendors’ Retained Group has conducted Restricted Business in such period. Except as Disclosed, no customer accounted for more than 5% (five percent) of the aggregate sales made by the Group (as a whole) during the period of 12 (twelve) months ending on the date of this Agreement.

10.6	Except as Disclosed against this warranty 10.6 in the Disclosure Letter, no supplier accounted for more than 5% (five percent) of the aggregate purchase made by the Group during the period of 12 (twelve) months ending on the date of this Agreement. All suppliers of goods and services required or otherwise used by the Group have had direct contracts for such goods and services with the Group alone and no Vendors’ Retained Group member is party thereto.

10.7	Except as Disclosed against this warranty 10.7 in the Disclosure Letter, no contract to which a Group Company is party:

10.7.1	is, so far as the Warrantors are aware, of an unusual or exceptional nature;

10.7.2	is not in the ordinary and usual course of the business;

10.7.3	may be terminated, or, so far as the Warrantors are aware, otherwise creates adverse consequences for any Group Company, as a result of a change of control of any of the Companies or any of the Subsidiaries;

10.7.4	prevents the Group Company carrying on its business in any part of the world in such manner as it thinks fit;

10.7.5	involves agency or distributorship outside of the usual course of the business;

10.7.6	involves partnership, joint venture, consortium or joint development arrangements;

10.7.7	involves the grant of any sole or exclusive rights by or to the Group Company;

10.7.8	is incapable of complete performance in accordance with its terms within 6 (six) months after the date on which it was entered into;

10.7.9	cannot be fulfilled or performed by the Group Company on time and without undue expenditure of money and effort;

10.7.10	requires any Group Company to pay any commission, finders' fee or royalty;

10.7.11	is for the supply of goods and/or services by or to the Group Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

10.7.12	is not on arm's-length terms;

10.7.13	is a finance lease, hire purchase, rental or credit sale agreement; or

10.7.14	permits credit terms in excess of 30 days.

10.8	Save as Disclosed in the Disclosure Letter against this paragraph 10.8 of Schedule 4, there are no outstanding quotations or tenders or ongoing negotiations with potential customers or suppliers which are of material importance to the business, profits or assets of the Group taken as a whole.

10.9	The Material Customer Contracts and the Material Supplier Contracts are, so far as the Warrantors are aware, in full force and effect and binding on the parties.

10.10	So far as the Warrantors are aware, no Group Company nor any counterparty is in material default under any Material Customer Contract or any Material Supplier Contract.

10.11	No written notice of termination of a Material Customer Contract or a Material Supplier Contract has been received or served by any Group Company.

10.12	Save as Disclosed in the Disclosure Letter against this paragraph 10.12 of Schedule 4, no Group Company is a party to any material reseller, franchising, marketing, merchandising, purchasing, manufacturing, agency or distribution agreement.

10.13	Details of all grants, subsidies or financial assistance from any Government department or other body received by any Group Company in the period of 5 (five) years preceding the date of this Agreement and which have not been fully drawn down or which have been fully drawn down and are for an amount greater than £500,000 have been Disclosed.

10.14	No contract, arrangement, transaction or commitment involving any Group Company which is or was material to its business has either been terminated or discharged by frustration, nor has the performance of any obligation thereunder been suspended or otherwise materially varied, in each case for a reason associated with Coronavirus.

10.15	The Disclosure Letter and at tabs 5.7.3, 5.8.3, 5.9.2, 5.10.3 and 5.11.3 of the Data Room contain copies of all standard terms and conditions of contract that each Group Company uses for its customers. Such standard terms and conditions comply with all applicable regulations, including those protective of non-professional or consumers rights.

10.16	No Group Company is, or in the past 18 months has been, dependent on any member of the Vendors’ Retained Group or any Vendor for the supply of goods or services necessary for the purposes of conducting the Restricted Business.

10.17	There are no agreements or arrangements between any member of the Vendors’ Retained Group and any Group Company, whether for the supply of any goods or services or for the use by one company of the property, rights or assets of the other or otherwise howsoever.

10.18	The Australian Management Services Contract has been duly and properly executed by TMF Group and Euro Auctions Pty Ltd and duly delivered as required by law and is binding upon the parties.

11	Insurance

11.1	All Group Companies have effected all insurances required by law to be effected by it.

11.2	Full particulars of all current insurance policies maintained by or on behalf of the Group (the Policies) are set out in the Disclosure Letter and/or the Data Room.

11.3	None of the Warrantors are aware of any misrepresentation or non-disclosure at inception or renewal or as a continuing obligation that would render any of the policies invalid or voidable.

11.4	All premiums due in respect of the Policies have been paid and, so far as the Warrantors are aware, all other conditions of the Policies have been performed and observed; none of the Policies has or, so far as the Warrantors are aware, may become void or voidable as a result of an act or omission of any Group Company; and each Group Company has the full benefit of the cover offered by each of the Policies in all material respects.

11.5	So far as the Warrantors are aware, none of the Policies is subject to any special or unusual terms or restrictions or to the payment of any premium above the usual rate.

11.6	The Policies are in full force and effect and will continue to be in full force and effect notwithstanding Completion.

11.7	So far as the Warrantors are aware, each Group Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or that may adversely affect the renewal of any of the Policies.

11.8	The Disclosure Letter sets out details of all material claims made under the Policies in the last three years and, so far as the Warrantors are aware, there are no specific circumstances likely to give rise to a material claim under any of the Policies or to invalidate or result in the termination of any of the Policies.

11.9	So far as the Warrantors are aware, no event, act or omission has occurred which would or might entitle any Group Company to make a claim under any of the Policies or which should be notified to the insurers under any of the Policies and which has not been so notified.

12	Intellectual Property

12.1	The Disclosure Letter contains a complete and accurate list of all registered and material unregistered Intellectual Property of the Group (“Registered Intellectual Property”).

12.2	In this Warranty, “Retained Trade Marks” means any trade mark registrations or applications for the names and devices set out in Section 1 of Annex 1 of Part 1 of Schedule 4 (Retained Trade Marks) and any trade mark registrations or applications consisting of or containing those names and devices, including the trade mark registrations and applications set out in Section 2 of Annex 1 of Part 1 of Schedule 4 (Retained Trade Marks). The Retained Trade Marks have not at any time in the two (2) years immediately prior to the date of this Agreement been used in the Group’s business.

12.3	The Disclosure Letter contains a complete and accurate list of all Intellectual Property (other than open source software) licensed to or by the Group (“Licensed IP”) together with copies of the relevant licence agreements. The Disclosure Letter contains a complete and accurate list of all open source software used by the Group in the Restricted Business (“Open Source Software”).

12.4	So far as the Warrantors are aware, all licences of Licensed IP are valid and subsisting and are sufficient to allow the current use of the Licensed IP by the Group. Each Group Company that is a party (and, so far as the Warrantors are aware, any third party which is a party) thereto has at all times complied with their terms and they are not the subject of any claim, dispute or proceeding, pending or threatened.

12.5	No Group Company has received any written notification of any claim that it is in breach of any licence under which Open Source Software is used.

12.6	The Group owns all of the rights and interests in, and has title to, the Registered Intellectual Property and the Business IP, and such Registered Intellectual Property and Business IP is valid, subsisting and enforceable.

12.7	At least one Group Company is the registered proprietor of the registrations and applications in respect of the Registered Intellectual Property and the internet domain names listed in tabs 7.2.1, 7.7.1, 7.12.1 and 24.11.21of the Data Room (the “Domain Names”) and, so far as the Warrantors are aware, the registrations and applications are not subject to amendment, challenge, removal or surrender. So far as the Warrantors are aware, there is nothing which might prevent the applications from being granted.

12.8	No compulsory licences or licences of right have been granted in respect of the Registered Intellectual Property.

12.9	All applications, filings, registrations, renewals and other fees payable in respect of the Registered Intellectual Property have been paid and the Disclosure Letter contains an accurate list of renewal dates in respect of all Registered Intellectual Property and Domain Names for the next 6 (six) months.

12.10	So far as the Warrantors are aware, none of the Group Companies has infringed or is infringing the Intellectual Property of a third party.

12.11	None of the Group Companies uses any Intellectual Property that is owned by or licensed to any Vendor or any Affiliate of such Vendor.

12.12	No claim has been made by a third party which alleges that any of the operations of the Group infringe, or are likely to infringe, the Intellectual Property of a third party or which otherwise disputes the right of the Group to use the Business IP. The Warrantors are not aware of any circumstances likely to give rise to such a claim.

12.13	So far as the Warrantors are aware, no third party has infringed or is infringing the Intellectual Property owned by any Group Company (“Business IP”).

12.14	No claim has been made by any Group Company which alleges that a third party is infringing, or is likely to infringe, the Business IP. The Warrantors are not aware of any circumstances likely to give rise to such a claim.

12.15	So far as the Warrantors are aware, no Group Company has acquiesced in the unauthorised use by a third party of any of the Business IP.

12.16	So far as the Warrantors are aware, there have been no acts or omissions which would prejudice the rights of the Purchaser to enforce the Business IP.

12.17	So far as the Warrantors are aware, any transactions relating to any Business IP have, where required by law, been registered promptly and within applicable time limits.

12.18	So far as the Warrantors are aware, all material Confidential information of the Group has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. So far as the Warrantors are aware, these confidentiality obligations have not been breached.

12.19	The Group owns, or has licensed to it, all Intellectual Property which is required to carry on the Group's business as it is now, and as it has been for the 12 (twelve) months prior to the date of this Agreement, conducted and the ownership or licence of such Intellectual Property cannot be terminated as a result of the change of control arising from this Transaction and, so far as the Warrantors are aware, all such licenses shall continue following Completion.

12.20	Save as Disclosed against this warranty 12.20 in the Disclosure Letter, the Business IP is not subject to any Encumbrance or other licence, restriction on use or exploitation.

12.21	There are no agreements or arrangements which restrict the disclosure, use or assignment by the Group of the Business IP.

12.22	No Group Company is under any obligation to pay a royalty, licence fee or other consideration, or to obtain approval or consent, for use of the Business IP.

12.23	Accurate records, files and documents have been maintained for all Business IP and the records, files and documents are in the Group's possession or under its control.

13	Data and records

13.1	The Group has implemented written data protection policies (including with respect to Personal Data transfers from the European Economic Area and the UK) details of which are included in the Disclosure Letter.

13.2	The Group complies in all material respects, and has at all times within the 24 months before the date of this Agreement complied in all material respects, with Data Protection Laws and in particular, has (i) appropriate records of data processing activities, (ii) adequate privacy policies to inform the relevant data subjects on the characteristics of the processing of their personal data carried out by the Group, and adequate consent mechanisms where consent is used as a basis for personal data processing (iii) a data retention policy applicable to the personal data processing activities carried out by the Group, (iv) a security policy specific to personal data protection, (v) carried out the relevant analysis to determine if it is mandatory for the Group to (A) appoint a data protection officer and (B) to carry out a data protection impact assessment in light of data processing activities carried out by the Group, (vi) appropriate procedures to answer requests relating to the exercise of data subjects’ rights, (vii) an identification and response plan in case of a security incident leading to a violation of personal data, and (viii) implemented appropriate safeguards and compliant mechanisms to secure any transfer and export of personal data carried out by the Group.

13.3	All notices and consents, required to ensure that Personal Data held by the Group Companies may be used to conduct the business of the Group Companies in the same manner following Completion as during the period 12 (twelve) months prior to Completion, have been given and obtained.

13.4	Each of the Group Companies’ marketing activities are, and have been for the 12 (twelve) months prior to Completion, compliant with the Data Protection Laws in all material respects.

13.5	No Group Company has been required under applicable Data Protection Laws to make a data breach or similar notification to a Supervisory Authority or a data subject.

13.6	No Group Company has within the last 3 (three) years received any request, notice, complaint or allegation in written from: (a) a supervisory authority, third party or a data subject alleging non-compliance with, or requesting information in relation to compliance with, the Data Protection Laws; or (b) data subjects requesting the exercise of any rights afforded to data subjects under Data Protection Laws, and the Warrantors are not aware of any circumstances which may give rise to any such request, notice, complaint or allegation. The Group Companies have not been the subject or recipients of any judgment, penalty or investigation regarding legislation on data protection or information society services and e-commerce in the last five (5) years.

13.7	There are no unsatisfied requests to the Group Companies made by data subjects in respect of any rights afforded to them under Data Protection Laws.

13.8	There are no outstanding claims for compensation from any data subject for any damages caused to them due to an infringement of the Data Protection Laws by the Group Companies, such as, for instance but not limited to, inaccuracy, loss or unauthorised disclosure by the Group Companies of personal data.

13.9	The Group has an agreement in place with all third parties appointed to process personal data which includes all mandatory data processing provisions and copies of all such arrangements are included in the Disclosure Letter and such agreements contain the mandatory provisions to protect and maintain the confidentiality and security of the personal data in accordance with Data Protection Laws.

13.10	The Group Companies have implemented appropriate technical and organisational measures against unauthorised or unlawful processing or accidental loss or destruction or damage of personal data.

13.11	All the transfers of personal data outside the European Economic Area have been carried out with all the appropriate safeguards in accordance the Data Protection Laws, and those transfers have been duly and completely informed to the affected data subjects; there is a procedure to implement the new Standard Contractual Clauses and to address the requirements of the European Court of Justice’s Schrems II decision.

13.12	Each of the Group Companies fulfill and have fulfilled timely, fully and exactly all formal and substantive obligations under the legislation relating to information society services and e-commerce, including those referring to the rules on electronic commercial communications, the legal texts that must be included on the websites owned by the Group Companies and the information necessary for e-contract procedures.

14	Cyber security

14.1	Each Group Company has taken appropriate and proportionate measures (including, where relevant, technical and organisational measures, and measures relating to the security of systems and facilities, incident handling, business continuity management, monitoring, auditing, testing, and compliance with standards) to manage the risks posed to the security of the IT and data (including the ability to resist action that compromises the availability, authenticity, integrity or confidentiality of data or outputs or a material systems failure, data loss or theft, unauthorised access, malware attack or other security breach or failure (each a Security Incident)), with such measures ensuring a level of security of the IT and data appropriate to the risk posed; and prevent and minimise the impact of Security Incidents affecting the security of the IT and data, with a view to ensuring continuity of the operations of each Group Company.

14.2	During the last 24 months no Group Company has been the subject of a Security Incident which has had a material impact on the operations of a Group Company.

15	IT SYSTEMS

15.1	In this Warranty:

"IT Contracts"	means all written agreements (including those currently being negotiated) under which any third party provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of and services agreements, and including IT Licences.
"IT System"	means all material computer hardware (including network and telecommunications equipment), databases and software (including associated user manuals, object code and source code) owned, used, leased or licensed by or to any Group Company.
"Virus"	means any program which contains malicious code or infiltrates or damages a computer system without the owner's informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

15.2	As far as the Warrantors are aware, the elements of the IT System:

15.2.1	have functioned in the past 24 months without any material problems; and

15.2.2	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance.

15.3	The IT Systems used by the Group are:

15.3.1	solely, legally and beneficially owned by the Group, free from Encumbrances; or

15.3.2	used by the Group pursuant to and within the terms and provisions of a written licence that will continue in effect following Completion ("IT Licences").

15.4	So far as the Warrantors are aware, the IT Contracts are valid and binding. Each party has hereto at all times complied with the terms of the IT Contracts.

15.5	The Group has obtained all necessary rights from third parties to enable it as at the date of this Agreement to make use of the IT System for the purposes of carrying on its business and, so far as the Warrantors are aware, all such rights will continue in effect following Completion.

15.6	The Group has taken reasonable steps to implement procedures for ensuring the security of the IT System and backup of data and the confidentiality and integrity of all data stored in it.

15.7	The Group has implemented at each Group level a proper and functioning IT-infrastructure and is, with regard to cyber security and incident response structures and protocols, in compliance with all applicable laws such as the GDPR, the EU Network & Information Security Directive (NISD), and the recent German IT Security Act 2.0 (IT-Sicherheitsgesetz 2.0).

15.8	The IT System and the manual and automated data of the Group are owned by and maintained and operated by the Group and its subcontractors, and each Group Company has direct control of and access to all records, systems, data and information held by it or on its behalf which are recorded, maintained, stored or wholly or partly dependent on the IT System, whether operated by a Group Company or not.

15.9	The IT System:

15.9.1	is functioning in accordance with all specifications;

15.9.2	has been appropriately maintained and updated in all material respects; and

15.9.3	has sufficient capacity and performance to meet the present business requirements of the Group.

15.10	The IT System includes up-to-date anti-virus software and all necessary back-up systems are in operation to ensure that in the event of any fault in the IT System no data will be irrevocably lost.

15.11	The Group Companies have in their possession or control the source code of all software used by the Group Companies or have the right to gain access to such code under the terms of the source code escrow agreements with the owners of rights in the relevant software and reputable deposit agents.

15.12	The IT System is owned by or under the control of the Group and Completion will not be wholly or partly dependent on any facilities which are under the control of a third party.

16	Litigation

16.1	No Group Company nor, so far as the Warrantors are aware, any director or other person for whose acts any Group Company may be liable, is engaged or involved in any of the following matters (such matters being referred to in this paragraph 16 of Part 1 of Schedule 4 as "Proceedings"):

16.1.1	any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business);

16.1.2	any material dispute or disagreement with any customer;

16.1.3	any material dispute or disagreement with any supplier (including any hire purchase company or finance leasing company);

16.1.4	any criminal proceeding which could result in civil and/or criminal liability for a Group Company under applicable regulations; or

16.1.5	any dispute with, or any investigation, review, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

16.2	No Proceedings have been threatened against any Group Company or, so far as the Warrantors are aware, any director or other person for whose acts any Group Company may be liable, and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such Proceedings.

16.3	None of the Group Companies:

16.3.1	are affected by any subsisting or pending judgment, order or other decision or ruling issued specifically against any Group Company of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction; or

16.3.2	have given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body in any jurisdiction, or to any other third party a subsisting undertaking arising out of, or in connection with, any Proceedings.

16.4	As far as the Warrantors are aware, no Vendor is subject to any criminal proceeding or dispute with, or any investigation, review, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction nor are there any circumstances likely to give rise to any such proceedings, dispute, investigation, review, inquiry or enforcement proceedings.

17	Compliance with Law and Licences

17.1	No Group Company has received a written notification in the 12 (twelve) months prior to the date of this Agreement that it has not conducted its business in all material respects in accordance with all Applicable Laws.

17.2	Each Group Company is conducting and has at all times conducted, its business in accordance with all Applicable Laws, including any Financial Crime Laws.

17.3	The Data Room contains full details of the procedures adopted and steps taken by each Group Company to prevent and detect offences under relevant Financial Crime Laws in relevant jurisdictions.

17.4	So far as the Warrantors are aware, for the purpose of, and since its incorporation, each Group Company has obtained all licences, consents, permits, permissions and approvals that are required to carry on the business conducted by it (excluding Environmental Licences, as each of those terms are defined in this Schedule) as currently carried on at the date of this Agreement, save in respect of those licences, consents, permits, permissions and approvals the absence of which would not have a material adverse effect on the ability of any Group Company to carry on its business (the “Licences”).

17.5	So far as the Warrantors are aware, each of the Licences is valid and subsisting and no Group Company has received written notice that it is in material default under any such Licence.

17.6	Each Group Company is conducting and has at all times conducted, its business in all material respects in accordance with and within the ambit of its Licences.

18	Solvency

18.1	No step has been taken by any Group Company or the Vendors nor, so far as the Warrantors are aware, by any other person to initiate any process by or under which:

18.1.1	the ability of the creditors of any Group Company to take any action to enforce their debts is suspended, restricted or prevented;

18.1.2	some or all of the creditors of any Group Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of any Group Company;

18.1.3	a person is appointed to manage the affairs, business and assets of any Group Company on behalf of their creditors; or

18.1.4	the holder of a charge over any of the assets of any Group Company is appointed to control the business and/or any assets of any Group Company.

18.2	No liquidator has been appointed in relation to any Group Company or any material part of their assets or undertaking and no order has been made and no resolution has been passed or order made for the winding up of any Group Company or for a liquidator to be appointed in respect of any Group Company.

18.3	No administrator has been appointed in relation to any Group Company, no documents have, so far as the Warrantors are aware, been filed with the court for the appointment of an administrator in respect of any of the Companies or any of the Subsidiaries and no notice of an intention to appoint an administrator has been given by any Group Company, their directors or, so far as the Warrantors are aware, by a qualifying floating charge holder (as defined in the Insolvency Act 1986).

18.4	No process has been initiated which could lead to any Group Company being dissolved and its assets being distributed among their creditors, shareholders or other contributors.

18.5	No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of any Group Company.

18.6	As at the date of this agreement, no Group Company is unable to pay its debts within the meaning of section 123 (1) or (2) of the Insolvency Act 1986.

19	Terms and Conditions of Employment & Benefits of Employees

19.1	The definitions in this paragraph apply in this Agreement.

“Australian Employees”	means the 7 (seven) individuals employed or engaged in the business conducted by Euro Auctions No.2 (the assets of which are the subject of the Australian Transfer Agreement).
“CJRS”	means the Coronavirus Job Retention Scheme established and governed by the CJRS Treasury Directions.
"CJRS Treasury Directions"	means the first, second, third and fourth CJRS Treasury Directions made under sections 71 and 76 of the Coronavirus Act 2020.
“Contractor”	means any person who is not a Worker and who is providing services to the Group under an agreement which is not a contract of employment with a Group Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not one of the Group Companies).
“Director”	means any director and officer (in each case whether executive of non-executive) of a Group Company.
"Employment Legislation"	means legislation affecting contractual or other relations between employers and their employees or workers including (but not limited to) any legislation (and any amendment, extension or re-enactment of such legislation) and any claim arising under European treaty provisions or directives enforceable against the Group by any Employee or Worker or their representatives.
"Employee"	means any person employed by any Group Company under a contract of employment and shall include the Australian Employees and, for the avoidance of doubt, the Spanish Employees.
“Flexible Furlough”	means a period of Furlough during which employees also work on a part-time basis, and Flexibly Furloughed shall be interpreted accordingly.
“Furlough”	means a temporary period of leave which satisfies the terms of the CJRS during which employees are not working but are kept on the payroll, and Furloughed shall be interpreted accordingly.
“Immigration Legislation”	means legislation and regulation relating to Employees’ and Workers’ right to work in the country or countries in which they are employed or engaged by any Group Company and/or imposing obligations on any Group Company in respect of the same, including without limitation the Immigration, Asylum and Nationality Act 2006 and any equivalent legislation and regulation elsewhere.

“Spanish Employees”	means the 6 (six) individuals employed or engaged in the business formerly conducted by Euro Auctions No.2 (the assets related to which have been transferred to and Euro Auctions Plant, S.L. pursuant to the Spanish Transfer Agreement).
“Sponsor Licence”	means the UK Home Office sponsor licence held by Euro Auctions (UK) Ltd.
"Worker"	means any person (other than an Employee) who personally performs work for any Group Company but who is not in business on their own account.

19.2	The Data Room includes:

19.2.1	in the documents referred to against this warranty 19.2.1 in the Disclosure Letter true, up to date and complete copies of the Group’s standard terms and conditions of employment for Directors, Employees and Workers together with applicable company handbooks and other employment policies and details of bonus schemes; and

19.2.2	at tab 2 ‘DATA’ of document 11.2.3 in the Data Room (the Personnel Spreadsheet), anonymised particulars of each Director, Employee and Worker and the principal terms of their employment or engagement, including:

(a)	the name and company registration number of the Group Company that employs or engages them;

(b)	their current remuneration (including details of their participation in any commission and bonus arrangements (including advances on bonuses in respect of the current performance period) and any other benefits and privileges that the relevant Group Company provides or is bound to provide to them or their dependants);

(c)	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

(d)	the length of notice necessary to terminate each contract by the employing entity and the Director, Employee or Worker respectively or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(e)	the type of contract (whether full or part-time or other); and

(f)	the department in which they are employed or engaged and the jurisdiction of their employment or engagement, and

(i)	as at 31 March 2021, all such particulars were true, up to date and complete in all material respects;

(ii)	the disclosure against this warranty 19.2.2(f)(ii) in the Disclosure Letter includes details of any individuals in respect of whom anonymised particulars: (x) are included in the Personnel Spreadsheet however who are no longer employed or engaged within the Group as at the date of this Agreement; and (y) are not included in the Personnel Spreadsheet however have since become Directors, Employees or Workers as at the date of this Agreement; and

(iii)	save in respect of the personnel changes set out against this warranty 19.2.2(f)(iii) in the Disclosure Letter, the Warrantors are not aware of any other material changes that would be required to the anonymised particulars included in the Personnel Spreadsheet to render the same true, up to date and complete in all material respects as at the date of this Agreement.

19.3	No Employee or Worker works or is paid outside the United Kingdom.

19.4	The Data Room includes a true, up to date and complete copy of the Group’s standard form consultancy agreement and anonymised details of all Contractors and the particulars of the principal terms on which the Contractor provides services, including:

19.4.1	the name and registration number of the Group Company which engages them;

19.4.2	the remuneration of each individual (including any benefits and privileges that the Group provides or is bound to provide to them or their dependants);

19.4.3	the length of notice necessary to terminate their engagement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

19.4.4	any country in which the Contractor provides services to the Group; and

19.4.5	the law governing the agreement under which the Contractor’s services are provided, and all such details are true, up to date and complete in all material respects.

19.5	No Director, Employee or Worker is: (i) employed or engaged by any Group Company on terms and conditions of employment or engagement (as applicable) which differ in any material respect from the standard terms and conditions Disclosed against warranty 19.2; or (ii) is currently on secondment, family or other leave or absent on a long term basis due to ill-health or any other reason. No Contractor is engaged by any Group Company on terms and conditions of engagement which differ in any material respect from the standard form consultancy agreement Disclosed against warranty 19.4. No Director, Employee, Worker or Contractor (including without limitation any Key Employee) has a contract of employment or engagement of any kind whatsoever with any member of the Vendors’ Retained Group (other than the Australian Employees who are employed by Euro Auctions No.2).

19.6	Since the Balance Sheet Date no material change has been made, or agreed to be made following the date of this Agreement, to the terms of employment or engagement of any Director, Employee, Worker or Contractor, and no such change, negotiation or request for such change is due or expected within twelve (12) months following the date of this Agreement.

19.7	No individual other than a Director, Employee, Worker or Contractor is engaged to any material extent in, or is of material importance to, the business of the Group or of any Group Company. No offer of employment or engagement has been made by any Group Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started. No Director, Key Employee, Worker or Contractor has given or been given notice to terminate their employment or engagement with any Group Company where that termination has not yet taken effect. Since the Balance Sheet Date no individual who is or would, had his employment or engagement not terminated, have been a Key Employee has given or been given notice of termination of his employment or engagement.

19.8	Save in respect of the reimbursement of expenses for the current month and wages or fees (as applicable) for the current salary period, each Group Company has paid all sums due to or in relation to the Directors, Employees, Workers and Contractors up to and including the date of this Agreement (whether arising under common law, statute, equity or otherwise) including all salaries, wages, fees, bonus or commission, expenses, national insurance and pension contributions, liability to Taxation and other sums payable in respect of any period up to the date of this Agreement.

19.9	The acquisition of the Shares by the Purchaser and compliance with the terms of this Agreement will not entitle any Directors, Employees, Workers or Contractors to terminate their employment or engagement or receive any payment or other benefit (including without limitation any transaction bonus or amelioration to remuneration, fees or benefits) and there are no non-contractual, discretionary or informal arrangements in place in this regard.

19.10	All contracts between the Group and its Directors, Employees and Workers are terminable at any time on not more than three (3) months' notice.

19.11	The Disclosure Letter includes details of all contracts between the Group and their Directors, Employees or Workers to which section 188 of the Companies Act or any equivalent legislation elsewhere applies. All requirements of section 188 of the Companies Act or such equivalent legislation have been complied with in respect of such contracts.

19.12	There are no arrangements by any Group Company planned or in progress for dismissing any Director, Employee or Worker, or for terminating the engagement of any Contractor, for any reason and no Group Company is party to, nor bound by or proposing to introduce in respect of any of Director, Employee or Worker any redundancy or other severance payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

19.13	No Group Company is party to, nor bound by or proposing to introduce for the benefit of any current or former Director, Employee, Worker or Contractor (or any of their respective associates or nominees), any incentive scheme or arrangement (including, without limitation, any share option or share award plan, and any commission, profit sharing or bonus scheme).

19.14	No Group Company has incurred but not satisfied or discharged any liability in connection with the termination of the employment of any of its former Employees (including redundancy payments) or the engagement of any of its Directors, Workers or Contractors (including without limitation any liability in respect of the payment of ex gratia sums or provision of benefits pursuant to settlement or compromise agreements), or for a failure to comply with any order for the reinstatement or re-engagement of any Employee.

19.15	No Group Company has incurred any liability for a failure to provide information or to consult with its Employees as a result of any collective consultation obligations which were applicable pursuant to Employment Legislation.

19.16	No Group Company has made or agreed to make a payment or provided or agreed to provide a benefit, or to change the rights or obligations of or accelerate the payment or vesting of any benefit applicable, to any current or former Director, Employee, Worker or Contractor or to their dependants in connection with the actual or proposed termination or suspension of employment or engagement, or breach or variation of any contract pursuant to which such individual is employed or engaged.

19.17	No Group Company is involved in any industrial or trade dispute, litigation or negotiation regarding a claim with any trade union, group or organisation of Employees or Workers, or representatives representing Employees or Workers; no such dispute, litigation has occurred within the three (3) years prior to the date of this Agreement or is pending or threatened and, so far as the Warrantors are aware, there are no circumstances (including the acquisition of the Shares by the Purchaser and compliance with the terms of this Agreement) which are likely to give rise to any such dispute, litigation or negotiation; and there are no undischarged actual or contingent fines or liabilities or compensation as a result of any such dispute, litigation or negotiation.

19.18	There are no loans or notional loans to any current or former Director, Employee or Worker or Contractor (or any of their respective nominees or associates) made or arranged by any Group Company and there are no agreements between any current or former Director and any Group Company indemnifying the Director against any liability and no agreement by any such Group Company to provide funds to defend any legal proceedings brought against any Director. No advances of bonuses have been given to any Directors, Employees, Workers or Contractors other than as set out in the Personnel Spreadsheet.

19.19	There are no employee benefit trusts or family benefit trusts established by the Group under which any current or former Director, Employee, Worker or Contractor (or any of their respective nominees or associates) may benefit in any form.

19.20	No Group Company has received any written notification of any complaint, dispute or objection from any current or former Employee or Worker in connection with any relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended, or any equivalent legislation elsewhere (a "Relevant Transfer") occurring within the period of three (3) years preceding the date of this Agreement affecting any of the Employees or any other persons engaged in the business of the Companies or the Subsidiaries.

19.21	So far as the Warrantors are aware, no event has occurred which may involve any Employees or Workers in the future being a party to a Relevant Transfer.

19.22	The Disclosure Letter contains summary details of Employees or Workers (including former Employees or Workers) who are or have been Furloughed or Flexibly Furloughed under the CJRS or any equivalent scheme elsewhere, including the last date on which they were Furloughed or Flexibly Furloughed and payments received by the Group pursuant to the CJRS or any equivalent scheme. The rules of the CJRS or any relevant equivalent scheme elsewhere were complied with in relation to any claims thereunder in relation to the Furlough or Flexible Furlough of any current or former Employees or Workers; no such claims have been rejected or, so far as the Warrantors are aware, are being audited by any Tax Authority; and there is no outstanding claim by any third party (including any Tax Authority) for repayment of any amount claimed under the CJRS or any equivalent scheme elsewhere or any facts or circumstances likely to give rise to the same. No current or former Employee or Worker raised a grievance (whether formal or informal) regarding any steps taken by any Group Company in response to the Coronavirus.

19.23	In respect of each of the Directors, Employees, Workers and Contractors, the Group Companies have complied in all material respects with their health and safety obligations under statute, common law and any applicable guidance in relation to Coronavirus, and have not received any notification or claim that they have failed to comply with the same.

19.24	The Disclosure Letter contains anonymised details of all Directors, Employees, Workers who have been dismissed or made redundant in the last 12 (twelve) months, and of all Contractors whose engagement has been terminated, along with a summary of the circumstances giving rise to the same.

19.25	No Group Company is involved in any dispute or negotiation with any of its current or former Directors, Employees, Workers or Contractors under the Employment Legislation or otherwise; no such dispute or negotiation is pending or threatened; and there are no circumstances (including the acquisition of the Shares by the Purchaser and compliance with the terms of this Agreement) which, so far as the Warrantors are aware, are likely to give rise to any such dispute.

19.26	No Employee or Worker is a member of a union that relates to such Employee’s or Worker’s employment or engagement with any Group Company, and no such Group Company is a party to a collective bargaining agreement or a workers council agreement nor does any workers council committee or equivalent body exist with regard to any Group Company or other arrangement (whether binding or not) between any Group Company and any trade union or other body representing Employees or Workers. No Group Company is a member in an employers’ association. No request for recognition of a trade union has been made or is pending in respect of any of the Employees or Workers.

19.27	So far as the Warrantors are aware, no Director and no Key Employee is, or is now expected by the Warrantors to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favour of any third party, and the continued employment of each such Director and Key Employee does not subject any such Group Company to any liability with respect to any of the foregoing matters.

19.28	Each Group Company has in relation to each of its current and former Directors, Employees, Workers and Contractors:

19.28.1	complied and continues to comply in all material respects with all obligations imposed on it under such terms and conditions of employment or engagement and any collective agreement and arrangements which relate to such individuals; and

19.28.2	complied and continues to comply in all material respects with all obligations imposed on it by, and all orders and awards made under, all Employment Legislation or customs and practices which are relevant to such Directors, Employees, Workers and Contractors and their terms and conditions of employment or engagement. No Group Company has received any notification or allegation that any Group Company is not in compliance with the same in any material respect.

19.29	So far as the Warrantors are aware, each Director, Employee and Worker has, where necessary, current and appropriate permission to work in the country in which they are employed or engaged by any Group Company and each Group Company has complied with the requirements of the Immigration Legislation.

19.30	So far as the Warrantors are aware, the Sponsor Licence is valid, subsisting and A-rated and the Warrantors are not aware of any reason why the Sponsor Licence might be suspended, withdrawn or downgraded. No civil or criminal penalty or action plan relating to the Sponsor Licence has been imposed on Euro Auctions (UK) Ltd or any of its Directors, Employees or Workers in connection with a breach of immigration law or Euro Auctions (UK) Ltd's sponsor licence duties.

19.31	So far as the Warrantors are aware, all Group Companies and each member of the Vendor’s Group which has, from time to time, transferred all or part of its employees to a Group Company, fulfil and has fulfilled timely, fully and exactly all formal and substantive obligations of a labour, employment and social security nature, including but not limited to those relating to wages, work hours, collective bargaining agreements, equal employment opportunity, contractors and subcontractors, temporary employment agencies, welfare benefits, risk prevention, transfer of undertakings, temporary suspension of contracts/reduction in working hours, payment of social security and similar charges under the corresponding applicable legislation.

19.32	So far as the Warrantors are aware, no claimed or threatened liability of a Group Company exists, which is connected with occupational accidents in the past.

19.33	So far as the Warrantors are aware, in respect of the Australian Employees, Euro Auctions No.2:

19.33.1	has complied and continues to comply in all material respects with all obligations imposed on it under such terms and conditions of employment or engagement and any Modern Award or legislative minimum conditions which relate to such Australian Employees; and

19.33.2	has complied and continues to comply in all material respects with all obligations imposed on it by, and all orders and Modern Awards made under, any Australian laws, including the Fair Work Act 2009 (Cth), or customs and practices which are relevant to such Australian Employees and their terms and conditions of employment or engagement.

Euro Auctions No.2 has not received any notification or allegation that Euro Auctions No.2 has not been, and/or is not, in compliance with the same in any material respect.

19.34	The Spanish Employees became employed by Euro Auctions Plant, S.L. with effect from 1 June 2021 as a result of a Relevant Transfer arising in connection with the transfer of assets governed by the Spanish Transfer Agreement, and both Euro Auctions No.2 and Euro Auctions Plant, S.L. complied in all material respects with their respective obligations arising in connection with such Relevant Transfer.

19.35	The Key Employees are all employed or engaged by a Group Company on terms set out in a formal, written contract of employment or engagement.

20	Pension Schemes, etc

20.1	Save for the UK auto-enrolment, US pension obligations and other obligations detailed in the corresponding section of the Disclosure Letter, the Group has no material and legally binding obligation to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits (the "Relevant Benefits") in respect of its current or former officers or employees (the "Pensionable Employees") and no proposal or announcement has been made to any employee or officer of any Group Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits.

20.2	So far as the Warrantors are aware, the Group has complied with its material automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation.

20.3	So far as the Warrantors are aware, each of the Companies and the Subsidiaries have complied with, and are in compliance with, all applicable laws and regulations relating to the pension schemes Disclosed and any mandatory pension scheme or regime.

20.4	No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of the Group.

20.5	No Group Company is engaged in or involved in any proceedings which relate to or are in connection with any Relevant Benefit and no such proceedings are pending or threatened.

20.6	No Group Company has, nor has at any time, operated or participated, or been connected with or an associate of any other company which participates, or has participated, in a scheme to which section 38 or 43 of the Pensions Act 2004 applies.

20.7	No written claims or complaints have been made or, so far as the Warrantors are aware, are pending or threatened in respect of the provision of (or failure to provide) any Relevant Benefits by any Group Company in relation to any of the Pensionable Employees.

20.8	Euro Auctions No.2 has complied with all applicable laws and regulations relating to superannuation contributions and any mandatory schemes or entitlements for the Australian Employees.

21	Properties

21.1	Schedule 6 comprises all the land and premises owned, occupied or otherwise actively used by the Group in connection with its business or otherwise and no Group Company has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties. Y&F owns the sole legal and beneficial ownership title to the Atlanta Property free from Encumbrances.

21.2	Copies of all leases and licences under which the relevant Group Company occupies each Property and material details of the terms and conditions of the relevant Group Company’s occupation of each of the Properties are set out in tabs 13 and 14 of the Data Room.

21.3	In relation to the leases and licences under which the relevant Group Company occupies each of the Properties, details of which are set out in Schedule 6 (and which for the avoidance of doubt includes the undocumented occupational arrangements in respect of the English Property, the NI Property, the Spanish Property, the Ohio Property and the Australian Property) (“Leases”) and the Investment Lease:

21.3.1	the relevant Group Company has not received any notice that it has not observed and performed in all material respects all covenants, restrictions stipulations and other encumbrances under the relevant Lease and/or the Investment Lease; and

21.3.2	the existing use of the Properties is the permitted use under the terms of the Leases and the Investment Lease, and is not a temporary use or personal to the relevant Group Company; and

21.3.3	so far as the Warrantors are aware, the lessee of the Investment Lease has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances of the Investment Lease.

21.4	In relation to the Leases and the Investment Lease, there are no outstanding rent reviews and all lease sums have been paid (and received by the relevant Group Company in the case of the Investment Lease) as and when they became due and no lease sums have been:

21.4.1	set off or withheld; or

21.4.2	commuted, waived or paid in advance of the due date for payment.

21.5	No Property is subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges, principal rent/licence fees, insurance premiums and service charges and all outgoings have been paid when due and none is disputed.

21.6	No Group Company has granted any mortgage or charge (whether fixed or floating) over any Property.

21.7	So far as the Warrantors are aware, there are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of any Property, or which would in any other way affect or restrict the continued possession, enjoyment or use of any Property.

21.8	So far as the Warrantors are aware, the Companies have complied in all material respects with applicable statutory and bye-law requirements, and regulations, rules and delegated legislation, relating to each Property and its current use.

21.9	No Group Company has submitted any planning application relating to the Properties which awaits determination or which has been refused.

21.10	No Group Company has received any written notice of dispute or complaint from the owner or occupier in respect of any other premises adjacent to or neighbouring any Property.

21.11	So far as the Warrantors are aware, there are no material outstanding actions, claims or demands between the Group and any third party materially affecting the Properties and no Group Company has been a party to any lease, licence or tenancy agreement (other than in relation to the Properties) in respect of which an actual or contingent obligation or liability may exist.

21.12	The relevant Group Company occupies the whole of each of the Properties and has not granted any under-leases, licences or other third party arrangements in relation to the Properties. The Group does not share occupation with any third parties nor, so far as the Warrantors are aware, is there any person who has or claims to have any interest, right or easement of any kind in respect of the Properties adverse to the interest therein of the Group.

21.13	Each Group Company has paid all stamp duty land tax payable in respect of the Properties and there are no sums owing from any Group Company to Her Majesty's Land Registry or equivalent land registers elsewhere in respect of the Properties.

21.14	Since the Locked Box Date no Group Company has acquired or disposed of, or agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises.

21.15	No Group Company has any actual or contingent liability in respect of any land and premises that have, at any time before the date of this Agreement, been owned, occupied or used by a Group Company, but which are either no longer owned, occupied or used by a Group Company or are owned, occupied or used by a Group Company but pursuant to a different lease, licence, transfer or conveyance.

22	Environmental and other public law matters

22.1	For the purposes of the Warranties in this paragraph 22:

“Environment” means all or any part of land, water or air;

“Environmental Documents” means complete and up-to-date copies of all Environmental Licences, all pending applications for Environmental Licences and all associated documentation and correspondence relating to or in connection with any such Environmental Licences, environmental and asbestos audits, inspections, investigations, reports, tests, reviews, policies, assessments and other documents (whether prepared internally or externally), all health and safety policy statements, health and safety assessments and records of accidents, illnesses and reportable diseases, details of waste collection and disposal contracts recommissioned by or on behalf of the Vendors or any Group Company or which are in its or their possession or control;

“Environmental Law” means all applicable laws (including all or any of statute, common law, rule, regulation, treaty, directive, direction, decision of the court, bye-law, code of practice, circular, guidance note, statutory guidance, or official guideline of an Environmental Regulatory Authority) in force in any relevant jurisdiction at any time up to and including the date of this Agreement to the extent that they relate to or concern the protection of human health or the Environment, energy efficiency, climate change and/or the conditions of the workplace and worker health and safety or they regulate, control or prohibit the generation, use handling, emission, transportation, storage, treatment or disposal of any substance or any noise, vibration, odour, light or radioactivity or have as a purpose or effect the provision of remedies or compensation for harm or damage to the Environment or any loss arising therefrom or the condition, protection, maintenance, remediation, reinstatement, restoration of the Environment or any part of it;

“Environmental Licence” means any licence, approval, consent, permit, certificate, exemption or other authorisation of whatever kind required by Environmental Law in relation to auctions of heavy plant and machinery as carried on at the date of this Agreement; and

“Environmental Regulatory Authority” means any person (including any Governmental Department or Government Agency or body, the Environment Agency, local authorities or the Health & Safety Executive or their respective equivalents in any jurisdiction in question) having regulatory powers and/or authority at law and/or any court of law or tribunal in relation to the Environment or Environmental Law.

22.2	So far as the Warrantors are aware, each Group Company complies and has at all times complied with all applicable Environmental Laws.

22.3	So far as the Warrantors are aware, each Group Company has obtained and complies with each Environmental Licence necessary to carry on its business.

22.4	So far as the Warrantors are aware, each Environmental Licence is valid and subsisting and there are no circumstances (including signing of this Agreement or Completion) which might cause any Environmental Licence to become invalid or liable to be varied, revoked, suspended or not renewed, or which would prevent compliance with or the renewal of any such Environmental Licence.

22.5	No Group Company has been prosecuted or is subject to any kind of legal proceedings (whether as claimant or defendant) under, or received a written notice alleging a breach of, any Environmental Law or any Environmental Licence and so far as the Warrantors are aware there are no facts or circumstances likely to give rise to any kind of legal proceedings under any Environmental Law or any Environmental Licence.

22.6	So far as the Warrantors are aware, the Properties (and any property formerly owned, occupied or used by any Group Company (the “Former Properties”) are not and have not been subject to pollution or contamination and have not been subject to the deposit of waste or to any mining or quarrying operation. None of the Properties and, so far as the Warrantors are aware, none of the Former Properties are identified as contaminated land in any public register maintained by any Environmental Regulatory Authority.

22.7	Complete and up-to-date full copies of all Environmental Documents have been made available in the Data Room and, so far as the Warrantors are aware, there are no other relevant documents in existence.

22.8	No Group Company has given or received any warranties or indemnities or other agreement in respect of any Environmental Laws or Environmental Licences.

22.9	No Group Company has been granted with any public subsidy, has entered into or has been awarded with any public contract, or has any obligation towards the public administration (excluding those related to tax or labour matters), that could affect or could be material in connection to the operation of the business.

23	Product safety and liability

23.1	For the purpose of the Warranties in this paragraph 23:

“Product Safety Claim” means any claim or demand by any individual, or any civil or administrative litigation, arbitration, dispute resolution proceedings, suit, action, notice or other enforcement process or any voluntary action approved by any regulatory authority, or any enquiry or investigation by any regulatory authority, agency or body, official warning, abatement or other order or notice (conditional or otherwise) defective, unsafe or non-compliant products, goods, services and/or breach of representation, warranty or condition or for delays in delivery or completion of contracts or for deficiencies relating to liability for products, goods, materials or services relating to any product imported, auctioned or sold by any Group Company.

“Product Safety Laws” means all applicable laws (including all or any of statute, common law, rule, regulation, treaty, directive, direction, decision of the court, bye-law, code of practice, circular, guidance note, statutory guidance, order, notice, demand or official guideline of any regulatory authority, agency or body) in force in any relevant jurisdiction to the extent that they relate to or concern the labelling, packaging, quality, delivery and safety of products imported, auctioned or sold by any Group Company.

23.2	Each Group Company complies and has at all times complied with Product Safety Laws, so far as the Warrantors are aware, and there are no circumstances which may give rise to any non-compliance with or breach of, any Product Safety Laws by any Group Company.

23.3	No Group Company has been subject to a written notification in relation to any products auctioned or sold by any Group Company nor has any Group Company received any written notice requiring a Group Company to recall or withdraw any products auctioned or sold by a Group Company.

23.4	There have been no Product Safety Claims made against any Group Company and no Product Safety Claim is pending or threatened against any Group Company and there are no circumstances which, so far as the Warrantors are aware, may give rise to a Product Safety Claim against any Group Company.

24	Bribery

24.1	No Group Company has received any notification claiming that any Group Company, or any director or other person for whose acts any Group Company may be liable, is involved in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any similar legislation in any other jurisdiction.

24.2	No Group Company, or any director or other person for whose acts any Group Company may be liable, is or has been the subject of any investigation, review, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010 or any similar legislation in any other jurisdiction, and so far as the Warrantors are aware, no such investigation, review, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, review, inquiry or proceedings.

24.3	The Data Room at tab 9 contains full details of the policies and procedures adopted and steps taken by each Group Company to prevent and detect offences under the Bribery Act 2010 or any similar legislation in any other jurisdiction.

24.4	No Group Company has been excluded from participation in a public contract as a result of being convicted of bribery or corruption.

25	Competition

The definition in this paragraph applies in this Agreement.

Competition Laws: the national and directly effective legislation of any jurisdiction in which the Companies or the Subsidiaries conduct business which from time to time governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market-sharing, bid-rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

25.1	So far as the Warrantors are aware, no Group Company is or has been engaged in any agreement, arrangement, practices or conduct which involves or constitutes an infringement of applicable Competition Laws, and none of their respective directors, officers or employees is or has been engaged in any activity involving or constituting an offence or infringement under the Competition Laws.

25.2	None of the Companies nor any of the Subsidiaries, nor any of their respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any government body, agency, authority or court (including, but not limited to, the CMA and the European Commission) in connection with any actual or alleged infringement of the Competition Laws.

25.3	So far as the Warrantors are aware, no such investigation, inquiry or proceedings as referred to in paragraph 25.2 above have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

25.4	None of the Companies nor any of the Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any government body, agency, authority or court responsible for enforcing any of the Competition Laws (including, but not limited to, the CMA and the European Commission), issued specifically against the Companies or any of the Subsidiaries nor have they given any undertakings or commitments to any such body, agency, authority or court which affect the conduct of the business of the Group.

Annex 1 of Part 1 of Schedule 4 (Retained Trade Marks)

Section 1

BARFORD

AVELING BARFORD

Section 2

Country/Region	Trade Mark	Classes	Registered Date	Registration Number
UK	BARFORD	7, 12	23 September 2016	UK00003163486
UK	AVELING BARFORD	7, 12	23 September 2016	UK00003163488
UK		7, 12	23 September 2016	UK00003163512
UK	BARFORD	7, 12	21 March 2017	UK00915909971
UK		7, 12	21 March 2017	UK00915910268
EU	BARFORD	7, 12	21 March 2017	015909971
EU		7, 12	21 March 2017	015910268
US		7	28 November 2019	87444815
US		7, 12	23 September 2016	87444736
US	BARFORD	7	19 June 2018	87444791
US	BARFORD	7, 12	23 September 2016	87444682

Part 2 Tax Warranties

1	GENERAL

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by each Group Company to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or as far as the Warrantors are aware, will be subject of any proceedings, dispute, tax audit, or enquiry with any Tax Authority.

1.2	All Tax (whether of the UK or elsewhere), for which each Group Company has been liable to account has been duly paid (insofar as such Tax ought to have been paid) and no material penalties, fines, surcharges or interest have been incurred within the past three years.

1.3	Each Group Company maintains complete and accurate records, invoices and other information in relation to Tax that both meet all legal requirements and enable the Tax liabilities of such Group Company to be calculated accurately in all material respects.

1.4	Within the past five years, all Tax and national insurance contributions deductible or which any Group Company is liable for under the PAYE system and/or any other applicable law have, so far as required to be deducted, been deducted from all payments made (or treated as made) by the Group. All amounts due to be paid to the relevant Tax Authority on or before the date of this Agreement have been so paid.

1.5	The Disclosure Letter contains accurate details of any share incentive or equivalent arrangements and of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Group by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA 2003 and details of any trust or arrangement capable of conferring such a benefit.

1.6	The Disclosure Letter contains details of all concessions, agreements and arrangements that each Group Company is subject to with a Tax Authority which are not available to taxpayers generally.

1.7	No Group Company is, nor will it become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than a Group Company) or which arises as a result of the failure of any other person in respect of any liability of that person to Tax.

1.8	The audited Statutory Financial Statements make provision or reserve in accordance with generally accepted accounting principles for all Tax for which each Group Company is accountable at that date. Proper provision has been made and shown in the audited Statutory Financial Statements for deferred tax in accordance with generally accepted accounting principles.

1.9	No Group Company has ever operated any share incentive or similar arrangement. No liability to Tax has arisen or could arise in respect of any acquisition, holding or disposal by any person of any share or security issued by any Group Company.

1.10	Valid elections were made under section 431 ITEPA 2003 (and are in the possession of a Group Company) in respect of any employment-related security issued by any Group Company within 14 days of such issue.

1.11	There are no liens for, or charges in respect of Taxes upon any shares in, or assets owned by, any Group Company.

1.12	No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

1.13	Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

1.14	No Group Company has received any Tax ruling or clearance or concession from any Tax Authority.

1.15	No Group Company has been involved in any demerger, stock distribution or similar transaction.

1.16	No Group Company has benefitted from, or made a claim to benefit from any Tax Statute designed or enacted to mitigate the impact of Coronavirus, whether by way of deferral of Tax, receipt of any credit or benefit in respect of Tax or otherwise.

2	DISTRIBUTIONS AND OTHER PAYMENTS

2.1	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Group, except dividends shown in their audited accounts, and the Group is not bound to make any such distribution or deemed distribution.

2.2	No Group Company has within the period of seven years preceding the date of this Agreement been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

3	LOAN RELATIONSHIPS

3.1	All financing costs, including interest, discounts and premiums payable by the Group in respect of its loan relationships within the meaning of section 302 of CTA 2009 are eligible to be brought into account by the Group as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Group.

4	CLOSE COMPANY

Any loans or advances made, or agreed to be made, by the Group within sections 455, 459 and 460 of CTA 2010 which are (or were within the past year) outstanding have been Disclosed. The Group has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances. No Group Company has been party to any transaction to which the provisions of Part 13 of ITA 2007 could apply.

5	GROUPS OF COMPANY

5.1	No Group Company has ever been part of any tax consolidation or grouping with any person other than another Group Company or party to or bound by any Tax allocation or sharing agreement.

5.2	No Group Company has any liability for Tax of any other person, as a transferee or successor or otherwise.

5.3	No Group Company has entered into, nor agreed to enter into, an election pursuant to section 171A of the Taxation of Chargeable Gains Act 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

5.4	Neither the execution nor completion of this Agreement, nor any other event since the Balance Sheet Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Group for Tax purposes or to the clawback of any Relief previously given.

5.5	No Group Company has ever been party to any arrangements pursuant to sections 59F of the Taxes Management Act 1970 (group payment arrangements).

6	COMPANY RESIDENCE AND OVERSEAS INTERESTS

6.1	Each Group Company, throughout the past seven years, has been resident in their jurisdiction of incorporation for the purposes of Tax on corporate profits and has not and could not have, at any time in the past seven years, been treated as resident or liable to Tax in any other jurisdiction for the purposes of any double taxation arrangements, or for any other tax purposes.

6.2	No Group Company holds, nor within the last seven years has held, shares in a company (excluding other members of the Group) which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the its place of incorporation (whether registered or otherwise). No Subsidiary is a controlled foreign company or equivalent for any Tax purpose.

7	ANTI-AVOIDANCE

7.1	No Group Company has been a party to, nor has otherwise been involved in, any transaction, scheme or arrangement designed wholly or in part or containing steps or stages having no commercial purpose or designed wholly or in part for the purpose of avoiding or deferring Tax, obtaining any Tax advantage, or reducing a liability to Tax or amounts to be accounted for under PAYE.

7.2	No Group Company has been party to any arrangement or transaction to which any mandatory reporting for Tax purposes applies.

7.3	Each Group Company has complied with any Financial Crime Laws insofar as they apply to Tax and has such procedures as are reasonable to demonstrate compliance with such Financial Crime Laws.

8	TRANSFER PRICING

8.1	All transactions or arrangements made by the Group have been made on arm's length terms and the processes by which prices and terms as between members of the Group have been arrived at have, in each case, been fully documented and the Group has any documentation required to evidence the arm’s length nature of such transactions or arrangements. No notice, enquiry or adjustment has been or as far as the Warrantors are aware, could be made by any Tax Authority in connection with any such transactions or arrangements.

9	INHERITANCE TAX

9.1	No asset owned by the Group, nor the Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of the Inheritance Tax Act 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of Inheritance Tax Act 1984.

10	VALUE ADDED TAX

10.1	Each Group Company is a taxable person and is registered for the purposes of VAT with monthly and quarterly prescribed accounting periods.

10.2	All supplies made by the Group are taxable supplies. No Group Company has been, nor so far as the Warrantors are aware will be, denied full credit for all input tax paid or suffered by it.

10.3	No Group Company owns any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to the Value Added Taxes Act 1994.

11	Reorganisation

11.1	Any step taken pursuant to, or as part of the Reorganisation was taken in accordance with the PWC Steps Paper. Any clearance obtained in respect of the Reorganisation was obtained after full disclosure of any relevant information and is and remains valid; any steps referred to in, or taken pursuant to such clearance were taken in accordance with the terms of such clearance. Any steps taken involving the transfer or dealing with any loan relationship were taken at fair value.

12	STAMP DUTY, STAMP DUTY LAND TAX, LAND TRANSACTION TAX AND STAMP DUTY RESERVE TAX

12.1	Any document that may be necessary or desirable in proving the title of the Group to any asset which is owned by the Group at the date of this Agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

12.2	Entering into this Agreement or the sale of the Shares shall not result in the withdrawal of a stamp duty, stamp duty land tax or land transaction tax relief granted on or before the date of this Agreement which will affect the Group.

US TAX WARRANTIES

12.3	No Group Company is or has been an US real property holding corporation within the meaning of Code Section 897(c) (2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

12.4	Neither Y&F nor WKS Inc will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Completion Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Completion Date; (C) ‘‘closing agreement’’ as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Completion Date; (D) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (E) installment sale or open transaction disposition made on or prior to the Completion Date; or (F) prepaid amount received on or prior to the Completion Date.

Schedule 5

Completion obligations

Part 1 Vendors' obligations

1	Documents to be Delivered by the Vendors

On Completion, the Vendors shall deliver (or shall procure the delivery) to the Purchaser of the following:

1.1	stock transfers in respect of the Shares duly completed and executed by the registered holders thereof in favour of the Purchaser or its nominee(s) together with the relevant share certificates in the names of such registered holders or an indemnity in a form acceptable to the Purchaser;

1.2	a certified copy of the minutes of each Company board meeting or written board resolution (as applicable) required to be held pursuant to paragraph 2 of Part 1 of this Schedule;

1.3	a certified copy of the minutes of a board meeting of Gardrum (or an extract therefrom) authorising the execution of and the performance by Gardrum of its obligations under the Transaction Documents;

1.4	duly executed counterparts of the Transaction Documents (other than this Agreement, the Disclosure Letter, the Transitional Services Agreement and the DK Service Agreement, each of which was executed on or about the date hereof, and any such other Transaction Document which the Purchaser has notified the Vendors’ Representative in writing that it no longer requires for Completion) executed by all parties other than the Purchaser. Without limitation, the Transaction Documents which must be delivered include duly executed counterparts of the Occupational UK Leases, the Occupational Overseas Leases and each of the Service Agreements (other than the DK Service Agreement);

1.5	such waivers, consents or other documents (excluding any documents in relation to the payment of stamp duty) in the agreed form to enable the Purchaser or its nominee(s) to be registered as the holder of the Shares;

1.6	such waivers, consents or other documents as may be required in respect of the Occupational UK Leases and the Occupational Overseas Leases and which, for the avoidance of doubt, shall include the Occupational UK Lease Consents and the Occupational Overseas Leases Consents;

1.7	letters of resignation (executed as deeds) from all the directors and the secretary of each Group Company (other than any director or secretary whom the Purchaser wishes to continue in office) resigning their offices as such and acknowledging that they have no claim outstanding for compensation for loss of office or otherwise, including redundancy and unfair dismissal, such resignations to be tendered at the board meetings referred to in paragraph 2 below;

1.8	letters from the Vendors, in agreed form, confirming that they have ceased to be a registrable relevant legal entity (within the meaning of section 790C of the Companies Act) in relation to the relevant Company;

1.9	(as agents for each Group Company) all its statutory and (to the extent maintained) minute books (written up to the Business Day immediately preceding Completion) and its common seal (if any), certificate of incorporation, any certificates of incorporation on change of name and other documents and records including a copy of its articles of association;

1.10	confirmation from each Group Company insurer that the Transaction shall not impact the validity of each insurance policy in respect of a Group Company;

1.11	a copy of the notification to the UK Home Office by Euro Auctions (UK) Ltd required by paragraph 1.1.3 of Schedule 9;

1.12	evidence in form and substance reasonably satisfactory to the Purchaser that (except as otherwise directed by the Purchaser in writing in accordance with paragraph 2.1 of Schedule 9) without limitation:

1.12.1	the inter-company loan between ESL and Newpark Developments (NW) Limited has been repaid, consent thereto has been obtained from Northern Bank Limited (trading as Danske Bank) and the Deed of Postponement has been released;

1.12.2	the inter-company loan between Gardrum and Euro Auctions GmbH has been repaid;

1.12.3	the inter-company loan between Euro Auctions No.2 and Euro Auctions Plant, S.L. corresponding to the Spanish Transfer Agreement has been repaid;

1.12.4	the receivables owed by EA FZE to Group Companies have been repaid;

1.12.5	all other inter-company loans and indebtedness outstanding from any Vendor, its Connected Persons or any member of the Vendors’ Retained Group (on the one hand) towards any Group Company (on the other), outstanding immediately prior to Completion, have been repaid; and

1.12.6	all other inter-company loans or other indebtedness outstanding from any Group Company (on the one hand) towards any Vendor, their Connected Persons or any member of the Vendors’ Retained Group, outstanding immediately prior to Completion, have been repaid (including, without limitation, any Inter Company Payable Debt);

1.13	evidence in a form and substance reasonably satisfactory to the Purchaser that (except as otherwise directed by the Purchaser in writing in accordance with paragraph 2.2 of Schedule 9):

1.13.1	all External Debt outstanding immediately prior to Completion has been repaid and any that any guarantees or security in connection therewith have been discharged and released unconditionally and irrevocably; and

1.13.2	any guarantees, security or other assurances given by any Group Company in respect of any indebtedness of any of the Vendors, their Connected Persons or any member of the Vendors’ Retained Group have been discharged and released unconditionally and irrevocably. Without limitation, this provision shall apply to the Gardrum Overdraft Facility and any guarantees, security and other contingent liabilities to be released in accordance with clause 15.13.5);

1.14	evidence in a form and substance reasonably satisfactory to the Purchaser that the Group Cash Pool Facility Agreement has been novated or terminated (in each case in accordance with paragraph 1.1.7 of Schedule 9) and that any monies outstanding have been returned to the Group; and

1.15	evidence in a form and substance reasonably satisfactory to the Purchaser that Martin O’Hanlon’s consultancy arrangements with ESL and EPSL have been terminated in accordance with paragraph 2.13 of Schedule 9.

2	COMPANY Board Meetings

On Completion, the Vendors shall cause either a board meeting to be held or provide a written board resolution of each Group Company (as applicable) by which resolutions effecting each of the following are duly passed with effect from Completion:

2.1	(in the case of the Companies only) approval of the registration of the transfers of the Shares (subject to those transfers being duly stamped, which will be at the cost of the Purchaser);

2.2	acceptance of the resignations referred to in paragraph 1.7 of Part 1 of this Schedule 5;

2.3	approving the appointment of the persons nominated by the Purchaser as directors and company secretary of each Group Company;

2.4	changing the registered office of each Group Company to such address as is required by the Purchaser;

2.5	approving the cessation of any Vendors as a registrable relevant legal entity (within the meaning of section 790C of the Companies Act) in relation to the relevant Group Company;

2.6	approving the appointment of the Purchaser as a registrable relevant legal entity (within the meaning of section 790C of the Companies Act) in relation to each Group Company;

2.7	approving the appointment of such auditors of that Group Company as may be specified by the Purchaser prior to Completion;

2.8	approving that all bank mandates of that Group Company in force be altered in accordance with any instructions given by the Purchaser; and

2.9	approving that (to the extent not already effected and in respect of any Group Company that is a party thereto) each of the Service Agreements (other than the DK Service Agreement), the Occupational UK Leases, and the Occupational Overseas Leases be approved and entered into.

3	Documents to be Delivered by EA FZE

On Completion, EA FZE shall deliver (or shall procure the delivery) to the Purchaser the latest certificate of incumbency issued by the Jebel Ali Free Zone Authority with respect to itself.

Part 2 Purchaser's obligations

1	On Completion, the Purchaser shall:

1.1	perform its obligations under clause 4.2 of the Agreement that are required to be performed at Completion; and

1.2	deliver to the Vendors a certified copy of the minutes of a board meeting of the Purchaser (or of an extract therefrom) authorising the execution of and the performance by the Purchaser of its obligations under the Transaction Documents.

Schedule 6

Details of the Properties

	Address	Lease Details
Freehold Property
1	300 Raymond Hill Rd, Newnan, GA 30265, United States (Atlanta Property)	N/A
Leases
1	72-74 Omagh Rd, Omagh, BT78 3AJ, Northern Ireland (NI Property)	Undocumented occupational arrangement in place, but a new 3 year lease between (1) Tamar (Selby) Limited and (2) Euro Auctions (UK) Ltd is to be put in place upon completion, including group sharing rights, allowing other group companies to use the premises.
2	Roall Lane, Kellington, Goole, Leeds, DN14 0NY, England (English Property)	Undocumented occupational arrangement between (1) Tamar (Selby) Limited (2) Euro Auctions (UK) Ltd and (3) William Keys & Sons Ltd.
3	1500 W Southport Rd, Kissimmee, FL 34746, United States (Legal Description: Bent Oaks PB7 PGS 1690170 Lot 5)	Lease dated 26 February 2018 between (1) Brown Ranch Six Cattle Company LLC and (2) Yoder & Frey Auctioneers Inc for three seasonal terms commencing 15 December and terminating on 30 April the following year. The first term commenced on 15 December 2017 and this lease expired on 30 April 2020. The parties have continued the arrangement under the pre-existing lease.
4	Estimated 120-140 acres at W Southport Rd, Kissimmee, FL 34746, United States	Second Amendment and Extension of Lease Agreement dated 30 August 2018 and made between (1) Frankie B. Crawford and (2) Yoder & Frey Auctioneers, LLC for a term of years ending on 1 December 2023. This Lease Amendment modifies, amends and extends the First Lease Agreement dated 1 April 2012 and entered into between (1) Frankie B. Crawford and (2) Yoder & Frey Auctioneers, LLC.
5	2384 Grant Rd, North Baltimore, OH 45872, United States (Ohio Property)	Undocumented occupational arrangement between (1) Euro Auctions LLC and (2) Yoder & Frey Auctioneers, LLC
7	Alte Ziegelei 11-23, 41542 Dormagen, Germany (German Property)	Lease agreement dated 3 January 2011 with addendum dated 1 August 2016 between (1) Euro Auctions Immobilien GmbH and (2) Euro Auctions GmbH, for an indefinite term and which can be terminated with six months' notice prior to the end of the calendar year.
8	Camino Azarbe. 14. 50800 Zuera, Zaragoza, Spain (Spanish Property)	Undocumented occupational arrangement between (1) Euro Auctions (UK) No 2 Ltd Sucursal en España and (2) Euro Auctions Plant, S.L.
9	161 Sandmere Rd, Brisbane QLD 4008, Australia (Australian Property)	Unexecuted and unregistered lease dated 27 April 2017 between (1) Sherrin Nominees Pty Ltd and (2) Euro Auctions (UK) Ltd (now known as Euro Auctions No.2) as amended by letter between the parties dated 16 January 2018 commencing on 1 January 2018 for five years with an option to extend for five years. Rent to increase 3.5% annually on the anniversary of the lease and not to be less than the previous year. All outgoings payable by Euro Auctions UK Ltd.

Schedule 7

Permitted Leakage

1	Any payment made by or on behalf of a Group Company with the written agreement of the Purchaser;

2	Any payment made by or on behalf of a Group Company in respect of each of the following Properties in an aggregate amount not exceeding the amount shown beside each such Property:

English Property: £346,400

NI Property: £239,400

German Property: £435,000

Ohio Property: $40,000

Spanish Property: €150,000

3	Subject to compliance with Schedule 9, any payments in respect of salaries, directors' fees, pension contributions, expenses or bonuses made to each of the following Vendors (or Vendor’s Affiliates) up to the aggregate amount set out beside each such person’s name:

Derek Keys £52,788

Doreen Keys £44,584

Lynden Keys £8,400

Wendy Keys £9,600

Trevor Keys £54,000

Jolene Keys £ 42,000

Jonathan Keys £58,265

Derek Bleakley £50,000

Consultancy – Martin O Hanlon’ £58,320

4	Any payment made by a Group Company in respect of PAYE, pensions and employment related Tax; and

5	Payment of any amounts specifically provided for, accrued or reserved in the Locked Box Accounts.

For the avoidance of doubt, any forgiveness by the Group of indebtedness outstanding from any Vendor, its Connected Persons or any member of the Vendors’ Retained Group towards any Group Company will constitute Leakage and be subject to the indemnity in clause 5.

Schedule 8

Tax Covenant

1	INTERPRETATION

1.1	The following definitions and rules of interpretation apply in this Tax Covenant.

"Event"	includes (without limitation), the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this Tax Covenant), supply, event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

"ITEPA 2003"	Income Tax (Earnings and Pensions) Act 2003.

"Liability for Tax"

(a)     any liability of a Company to make an payment of, or in respect of, or on account of, Tax whether or not the same is primarily payable by that Company and whether or not that Company has, or may have, any right of reimbursement against any other person, in which case, the amount of the Liability for Tax will be the amount of the actual payment;

(b)     the loss of or failure to obtain, for any reason, any right to a repayment of Tax or Relief that has been taken into account in the Locked Box Accounts, in which case, the amount of the Liability for Tax will be the amount of the repayment or the Tax which is payable as the result of the loss or failure to obtain such Relief;

(c)     the use or setting off of any Relief arising to a Company after Completion or to the Purchaser in circumstances where, but for such set off or use, that Company would have had a liability to make a payment of or in respect of Tax for which the Purchaser would have been able to make a claim against the Warrantors under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Vendors would have been liable but for the setting off or use.

"Purchaser's Tax Group"	means the Purchaser and any other company or companies that are from time to time treated as members of the same Group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose.

"Relief"	includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax (including any repayment supplement or interest in respect of it) or to a payment in respect of Tax.

"Saving"	means the reduction or elimination of any liability of a Company to make an actual payment of Tax (at a time when that Company is a member of the Purchaser’s Tax Group) for which the Warrantors would not have been liable under paragraph 2 of this Schedule 8, by the use of any Relief arising wholly as a result of a liability for which the Warrantors have made a payment under paragraph 2 of this Tax Covenant.

"Tax Claim"	any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, self-assessment or other occurrence from which it appears that a Company or the Purchaser is or may be subject to a Liability for Tax.

1.2	References to receipts, income, profits or gains earned, accrued or received shall include any receipts, income, profits or gains deemed, for any Tax purpose, to have been or treated or regarded as earned, accrued or received.

1.3	Any stamp duty charged on any document that is necessary to establish the title of a Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of that Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.4	Any reference to the relevant Vendors in this Schedule 8 shall be a reference to every Vendor of the relevant Company or Companies (as appropriate). References to a Company include any Group Company.

2	COVENANT

2.1	Subject to the provisions of this Agreement, the Warrantors covenant with the Purchaser that they will be liable to pay to the Purchaser, in respect only of the Company in which they are selling Shares under this Agreement or any Group Company which is a Subsidiary of such Company, an amount equal to any:

2.1.1	Liability for Tax resulting from, or by reference to, any Event occurring on or before Completion or in respect of any receipts, income, profits or gains earned, accrued or received by a Company on or before Completion, whether or not that liability was discharged on or before Completion;

2.1.2	any Liability for Tax, including liability for payments in respect of Tax, arising before or after Completion, that arises due to the relationship for Tax purposes before Completion of a Company with any person or the ownership by any person of any interest in a Company, other than a member of the Purchaser's Tax Group;

2.1.3	Liability to pay or repay any amount received in respect of Furlough or any similar arrangement implemented as a result of, or in response to Coronavirus;

2.1.4	Liability for Tax that arises due to any Event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into by a Company on or before Completion otherwise than in the ordinary course of business;

2.1.5	Liability for Tax that is a liability of a Company to account for income tax or National Insurance contributions ('NICs'), whether arising before or after Completion, in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition occurred on or before Completion; and

2.1.6	costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Purchaser or a Company in connection with any Liability for Tax, any Tax Claim or taking or defending any action under this Schedule 8.

2.2	For the avoidance of doubt, each Vendor shall only be liable for a Liability for Tax in respect only of the Company or Companies (as applicable) (or their Subsidiaries) in which they are selling Shares under this Agreement.

3	PAYMENT DATE AND INTEREST

3.1	Payment by the Warrantors in respect of any liability under this Tax Covenant must be made in cleared and immediately available funds on:

3.1.1	in the case of a Liability for Tax that involves a payment of or in respect of Tax, the later of 7 (seven) Business Days before the due date for payment to the relevant Tax Authority and 7 (seven) Business Days after the date on which the Purchaser serves notice on the Warrantors requesting payment;

3.1.2	in a case that falls within paragraph (c) of the definition of Liability for Tax, the date on which the Tax saved by a Company is or would have been required to be paid to the relevant Tax Authority; or

3.1.3	in any other case, 7 (seven) Business Days following the date on which the Purchaser serves notice on the Warrantors requesting payment.

3.2	If any amount due from the Warrantors under this Tax Covenant is not paid on the date specified in paragraph 3.1, then, except if and to the extent that the Warrantors' liability under paragraph 2 includes interest and penalties to compensate the Purchaser for the late payment, the amount due shall bear interest (to accrue on a daily basis before and after any judgment) at the rate of 2% a year over the base rate from time to time of Bank of England or (in the absence of that) at any similar rate as the Purchaser shall select from the day following the due date up to, and including, the day of actual payment of those sums.

4	EXCLUSIONS

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Tax if and to the extent that:

4.1.1	specific provision or reserve (other than a provision for deferred tax) for the liability is made in the Locked Box Accounts;

4.1.2	the Liability for Tax was paid on or before the Balance Sheet Date and the Locked Box Accounts reflected that payment;

4.1.3	it arises as a result of a transaction in the ordinary course of business of the relevant Company between the Balance Sheet Date and Completion;

4.1.4	it arises or is increased only as a result of any change in the Law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) coming into force after Completion or the withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part) provided that this paragraph 4.1.4 will not apply to any payment under paragraph 9;

4.1.5	the Purchaser is compensated for the Liability for Tax under any provision of this Agreement or otherwise; or

4.1.6	it would not have arisen but for a voluntary act, transaction or omission of the relevant Company or the Purchaser outside the ordinary course of business after Completion and which the Purchaser was aware, or ought reasonably to have been aware, would give rise to the Liability for Tax or other liability in question.

5	LIMITATION

5.1	The liability of the Warrantors under paragraph 2 will terminate on the later of the seventh anniversary of Completion and the expiry of any applicable statutory limitation period unless written notice is given to the Warrantors before that relevant date containing, if reasonably practicable, a description of that claim and the estimated total amount of the claim.

5.2	The aggregate liability of the Warrantors under this Tax Covenant shall not exceed £1.00.

6	RECOVERY FROM THIRD PARTIES

6.1	Where the Warrantors have paid an amount under paragraph 2 for any Liability for Tax and the Purchaser or a Company recovers from some other person that is not the Purchaser or a Company, any amount for any Liability for Tax, the Purchaser shall or shall procure that the relevant Company shall account to the relevant Warrantors for the lesser of:

6.1.1	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount; and

6.1.2	the amount paid by the relevant Warrantors under paragraph 2 in respect of the Liability for Tax in question.

7	CORPORATION TAX RETURNS

7.1	The Purchaser will procure that the relevant Company keeps the relevant Warrantors or the relevant Warrantors' duly authorised agent fully informed of its Tax affairs for any accounting period ended on or before Completion for which final agreement with the relevant Tax Authority of the amount of Tax due from that Company has not been reached.

7.2	If requested by the Purchaser, Gardrum will enter into an election with Euro Auctions Limited pursuant to the provisions of section 792 CTA 2009 for the reallocation of any chargeable realisation gain arising as a result of the transactions contemplated by this Agreement.

8	CONDUCT OF TAX CLAIMS

8.1	Subject to paragraph 8.2, if the Purchaser or a Company, becomes aware of a Tax Claim, the Purchaser shall give or procure that notice in writing is given to the relevant Warrantors or to the relevant Warrantors' duly authorised agent as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Warrantors' liability under this Tax Covenant.

8.2	If the Warrantors become aware of a Tax Claim, it shall notify the Purchaser in writing as soon as reasonably practicable, and, on receipt of the notice, the Purchaser shall be deemed to have given the relevant Warrantors notice of the Tax Claim in accordance with the provisions of paragraph 8.1.

8.3	To the extent that the Warrantors could be liable in respect thereof, the Purchaser will take into account any reasonable representations in relation to the Tax Claim that are made in writing by the relevant Warrantors or the relevant Warrantors' duly authorised representative within 10 (ten) Business Days of notice having been given (or deemed to have been given) under paragraph 8.1 or paragraph 8.2 but shall otherwise be free to pay or settle the Tax Claim on such terms as the Purchaser, in its absolute discretion, considers fit.

8.4	The Purchaser will not submit any substantive correspondence or submit or agree any return or computation for any period prior to the Locked Box Date to any Tax Authority without giving the relevant Warrantors a reasonable opportunity to comment and considering in good faith the relevant Warrantors’ reasonable representations.

9	GROSSING UP

9.1	All amounts due under, or in connection with, this Agreement (including under clause 11 (Vendor Guarantee)) to the Purchaser shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by Law). If any such deductions or withholdings are required by Law to be made from any of the sums payable the Warrantors shall pay to the Purchaser any sum as will, after the deduction or withholding is made, leave the Purchaser with the same amount as it would have been entitled to receive without that deduction or withholding.

9.2	If the Purchaser incurs, or would have incurred, but for the use of a Relief, a Tax liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant or in respect of any Warranty or any covenant to pay or indemnity, the amount payable will be increased by any amount that will ensure that, after payment of the Tax liability, the Purchaser is left with a net sum equal to the sum it would have received had no such Tax liability arisen.

10	GENERAL

10.1	All payments made by the Warrantors to the Purchaser or by the Purchaser to the Warrantors in accordance with this Tax Covenant will be treated, if possible, as an adjustment to the Consideration for the Shares.

Schedule 9

Pre Completion undertakings

1	UNDERTAKINGS

1.1	From the date of this Agreement until Completion or the earlier termination of this Agreement in accordance with its terms, each of the Vendors undertakes to the Purchaser to procure that each Group Company shall (except as required under this Agreement or with the prior written consent of the Purchaser not to be unreasonably withheld, conditioned or delayed):

1.1.1	subject to compliance with clause 5 and the other provisions of this Agreement, carries on its business as a going concern in the normal and ordinary course as carried on in the 12 month period prior to the date of this Agreement, following prudent practice and complying with applicable law;

1.1.2	takes all reasonable steps to protect its business and assets; and maintain in force all existing insurance policies on the same material terms to provide a similar level of cover as in force at the date of this Agreement for the benefit of the Group Companies and make relevant claims thereunder promptly and in accordance with the relevant policy;

1.1.3	in respect of Euro Auctions (UK) Ltd, as a Home Office sponsor licence holder, reports, via its level 1 User, the sale and purchase of the Shares on the terms set out in this Agreement to the UK Home Office;

1.1.4	keeps proper accounting records of all its dealings and transactions;

1.1.5	(save in respect of any contracts which the Purchaser shall notify in writing are not to be continued after Completion and subject to paragraph 2.2 of this Schedule 9): (i) uses its reasonable efforts to apply for the unconditional written consent of (or waiver of termination rights from) any lender, hedging or other counterparty to any contract with it containing a change of control provision, so that the contract may remain in place following Completion and (ii) pending grant of such consent, consults with the Purchaser as to steps to be taken and progress being made;

1.1.6	maintains (subject to paragraph 1.2.18 below) currency hedging arrangements for the Group Companies in a manner materially consistent with those which were in place in the 12 months prior to the date of this Agreement;

1.1.7	procure that either (i) Gardrum shall novate the Group Cash Pool Facility Agreement to a member of the Group prior to the Completion Date and make such payments as would be required to be made pursuant to clause 4 of the Group Cash Pool Facility Agreement as if such novation were a termination of the agreement in accordance with clause 4 thereof (and procure that any other person (including any member of the Vendors’ Retained Group) that is a participant in the arrangement (other than any Group Company) terminate its participation); or (ii) the Group Cash Pool Facility Agreement be terminated in accordance with its terms, and in each case any monies outstanding be returned to the Group; and

1.1.8	seeks independent professional advice (such advice to be shared with the Purchaser) in respect of (i) the permissibility of the Group continuing to arrange warranty cover through third parties; (ii) the permissibility of the Group providing finance assistance and whether the same constitutes debt adjusting as a regulated activity; and (iii) the permissibility of the Group providing “advances” to consignors and whether the same constitutes the provision of consumer credit; and thereafter to consult with the Purchaser as to the prudent course of action.

1.2	From the date of this Agreement until Completion or the earlier termination of this Agreement in accordance with its terms, each of the Vendors undertakes to the Purchaser to procure that none of the Group Companies shall do or agree to do any of the following (except as required or set out under this Agreement or with the prior written consent of the Purchaser not to be unreasonably withheld, conditioned or delayed and to the extent permitted under applicable laws):

1.2.1	pass any resolution of shareholders or obtain any consent from any of its members other than customary annual meetings;

1.2.2	resolve to change its name or to alter its articles of association;

1.2.3	modify the rights attached to any shares;

1.2.4	create any share capital or loan capital;

1.2.5	allot or issue any shares, interests or other securities or grant rights which confer on the holder any right to acquire any shares, interests or other securities;

1.2.6	reduce, repay, redeem, purchase or effect any other reorganisation any of its share capital;

1.2.7	take any step which would cause or would be reasonably likely to cause any of the Fundamental Warranties to be incorrect when repeated at Completion;

1.2.8	enter into any transaction except on arm’s length terms;

1.2.9	enter into any long term, unusual or onerous transaction;

1.2.10	acquire or dispose of any asset of a Group Company having a value in excess of £1,000,000 in aggregate (exclusive of VAT) in any 3 month period other than, in the case of the Sourcing Companies, in the ordinary course of acquiring and selling stock through the Auction Companies on arm’s length terms;

1.2.11	incur or agree to incur any commitment to capital expenditure for an amount which exceeds or could exceed £1,000,000 in aggregate (exclusive of VAT) in any 3 month period other than, in the case of the Sourcing Companies, in the ordinary course of acquiring and selling stock through the Auction Companies on arm’s length terms;

1.2.12	terminate, materially amend or materially vary any Material Customer Contract or Material Supplier Contract or enter into, materially amend or materially vary any contract, transaction or arrangement which would have been a Material Customer Contract or Material Supplier Contract if it had subsisted at the date of this Agreement;

1.2.13	terminate, amend or vary the Transitional Services Agreement, Service Agreements and/or any other Transaction Document;

1.2.14	other than the Agreed Contracts, enter into any transaction, agreement or arrangement with any member of the Vendors’ Retained Group;

1.2.15	acquire or dispose of, or agree to acquire or dispose of, or grant any option in respect of, any interest in any land or premises;

1.2.16	sell or dispose of or permit the lapse of any Intellectual Property rights of a Group Company or enter into any agreement relating to such rights;

1.2.17	give any guarantee, security or other contingent liability or grant any Encumbrance over its business, undertaking or any of its assets (including the shares of a Group Company);

1.2.18	enter into any borrowing, factoring or other financing commitments, including hedging arrangements, or lend any money to, or enter into any lending commitments with, any person, being in each case commitments which are outside the ordinary course of its business; without limitation, the following shall be deemed outside the ordinary course: (i) hedging contracts in excess of 2 years tenor or for aggregate amounts of currency exceeding £125,000,000 notional (or its equivalent in any other currency) and (ii) any derivatives other than plain vanilla currency instruments (plain vanilla derivatives being forwards, options or costless collars on foreign currency), such as FX knock-outs, geared forwards, target redemption forwards, targeted accrual redemption notes and derivatives with an underlying risk other than currency, in each case of whatever tenor or amount;

1.2.19	commence or instigate any material litigation, arbitration, prosecution or other legal proceedings against any person, body or authority other than in respect of ordinary course debt collection for amounts which are not material;

1.2.20	make any admission of material liability, or any agreement, settlement or compromise of any material claims, disputes or litigation with any person, body or authority, unless where to do so is in the best interests of the Group or the Group Company in question following consultation with the Purchaser;

1.2.21	save as required by law:

(a)	make any change in the terms or conditions of employment or engagement of any Key Employee or a material section or number of its workforce, other than changes to annual basic salary made pursuant to an annual salary review carried out in the ordinary and usual course of business of a Group Company and adopting an approach broadly consistent with previous such exercises;

(b)	without prejudice to the generality of paragraph 1.2.21(a) above, introduce for the benefit of any individuals currently or formerly employed or engaged by any Group Company (or any of their respective associates or nominees) any incentive or variable remuneration scheme or arrangement not Disclosed (whether contractual or otherwise, and including without limitation any share option or share award plan, any commission, profit sharing or bonus scheme or arrangements, or any transaction bonus or amelioration to remuneration, fees or benefits in connection with the Transaction) or make any payments or awards under the same;

(c)	pursuant to or in connection with any bonus, commission or other variable remuneration or incentive scheme or arrangements Disclosed (with the exception of the discretionary bonus addressed in the covenant to pay set out in clause 6.5.4 of this Agreement), make awards or payments to any individuals currently or formerly employed or engaged by any Group Company (or any of their respective associates or nominees) other than those which are required to be made under the terms of their contracts but then only to the extent (i) consistent with the last annual review prior to the date of this Agreement and (ii) consistent with the policy of the Group applied on the two year period prior to the date of this Agreement when making any discretionary bonus awards;

(d)	provide any gratuitous payment or benefit to any employee, consultant or officer of any Group Company and/or his respective dependants;

(e)	dismiss, or take steps to dismiss, any Key Employee except where such dismissal is for material conduct reasons;

(f)	engage any person who will become a Key Employee other than to replace an existing Key Employee who has resigned from their employment or engagement following the date of this Agreement, in which case any replacement shall be employed or engaged on terms which are materially the same as those applicable to the individual they are replacing;

(g)	enter into any union, works council, collective bargaining or similar agreement affecting individuals employed or engaged by any Group Company;

1.2.22	make any claim or election for Taxation purposes which was not assumed to be made for the purposes of the Locked Box Accounts;

1.2.23	enter into, or vary the terms of the tax consolidation or group arrangements;

1.2.24	make any payment in respect of Taxation which was not assumed to be made for the purposes of the Locked Box Accounts, other than in respect of Tax payable in the ordinary course of its business; or

1.2.25	change any elections, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Completion Date or decreasing any Tax attribute, Tax deduction, Tax credit or Relief of the Company or any of its Subsidiaries existing on the Completion Date.

1.3	Each of the paragraphs in 1.1 and 1.2 of this Schedule 9 is separate and independent and shall not be limited by reference to any other. Any reference to an agreement or transaction shall be construed as including a series of connected agreements or transactions.

2	FURTHER UNDERTAKINGS

2.1	Prior to or concurrently with Completion, each of the Vendors (and in respect of paragraph 2.1.4 only, EA FZE) undertakes to the Purchaser to procure that (except as otherwise directed in writing by the Purchaser):

2.1.1	the inter-company loan between ESL and Newpark Developments (NW) Limited is repaid, consent is obtained from Danske Bank and the Deed of Postponement is released;

2.1.2	the inter-company loan between Gardrum and Euro Auctions GmbH is repaid;

2.1.3	the inter-company loan between Euro Auctions No.2 and Euro Auctions Plant, S.L corresponding to the Spanish Transfer Agreement is repaid;

2.1.4	the receivables owed by EA FZE to Group Companies are repaid;

2.1.5	all other inter-company loans or other indebtedness outstanding from any Vendor, its Connected Persons or any member of the Vendors’ Retained Group towards any Group Company, outstanding immediately prior to Completion, be repaid; and

2.1.6	all other inter-company loans or other indebtedness outstanding from any Group Company towards any Vendor, their Connected Persons or any member of the Vendors’ Retained Group, outstanding immediately prior to Completion, be repaid.

2.2	Prior to or concurrently with Completion, each of the Vendors undertakes to the Purchaser to procure that (except as otherwise directed in writing by the Purchaser):

2.2.1	all External Debt outstanding immediately prior to Completion be repaid and any guarantees or security in connection therewith shall be been discharged and released unconditionally and irrevocably;

2.2.2	any guarantees, security or other assurance given by any Group Company in respect of any indebtedness of any of the Vendors, their Connected Persons or any member of the Vendors’ Retained Group given by any Group Company be discharged and released unconditionally and irrevocably (without limitation, this provision shall apply to the Gardrum Overdraft Facility).

2.3	Prior to Completion, each of the Vendors shall use reasonable endeavours to procure that:

2.3.1	any relevant Group Company enters into such agreements with third party providers of hosting and/or website development services (in each case on arm’s length terms) so as to ensure continuity of service provision following Completion in substantially the same manner as subsisted in the 12 months prior to Completion; and

2.3.2	the rights to the “euroauctions.com.au” domain name is acquired by a relevant Group Company for a term of no less than six (6) months;

2.3.3	registrations of the following domain names are renewed:

(a)	euroauctions.co.uk, prior to 15 September 2021;

(b)	euroauctionsgmbh.de, prior to 12 August 2021; and

(c)	yoderandfreyonline.com, prior to 13 August 2021,

in each case in the name of a Group Company for a term of no less than six (6) months.

2.4	From the date of this Agreement until Completion or the earlier termination of this Agreement in accordance with its terms, each of the Vendors shall provide reasonable cooperation, documentation, information and assistance to the Purchaser in connection with the Purchaser's plans for integration of the Group into the Purchaser’s Group. Without limitation, this obligation shall include assistance with integration of the information and communications technology infrastructure into the Purchaser Group’s information and communications technology infrastructure, and which shall be facilitated (inter alia) by providing all relevant details of the Group’s information and communications technology infrastructure to the Purchaser promptly on request. For the avoidance of doubt, this paragraph 2.4 shall not require the Vendors nor any Group Company to provide any documentation or information to the Purchaser where such information is considered by the Vendors or any such Group Company (acting reasonably) to be confidential and commercially sensitive.

2.5	Prior to (and sufficiently in advance of) Completion, each of the Vendors shall consult with the Purchaser in connection with the Service Agreements and procure that drafts of each of the Service Agreements (other than the DK Service Agreement which it is acknowledged was entered into prior to the date of this Agreement) are shared with the Purchaser for comment.

Employees

2.6	Prior to Completion, each of the Vendors shall not, and shall procure that no Vendors’ Retained Group member shall, solicit or entice away any Key Employee from any Group Company.

2.7	As soon as reasonably practicable following the date of this Agreement (but in any event no later than 30 Business Days after the date hereof), the Vendors shall prepare and deliver to the Purchaser an updated Personnel Spreadsheet (as defined at paragraph 19.2.2 of Part 1 Schedule 4), along with a document summarising changes as compared to the version of the Personnel Spreadsheet at tab 2 ‘DATA’ of document 11.2.3 in the Data Room, and both the revised Personnel Spreadsheet and document summarising changes shall be true, up to date and complete in all material respects as at the date of this Agreement.

2.8	For the purposes of paragraphs 2.9 to 2.12 below Relevant Key Employees means any Key Employees who, as at the date of this Agreement, do not have a formal employment contract of employment or engagement with any Group Company.

2.9	Between the date of this Agreement and the Completion Date the parties agree to use reasonable efforts to formalise the employment or engagement by the Group of the Relevant Key Employees and on terms that shall (without limitation) take effect no later than the Completion Date.

2.10	The parties agree to act reasonably and co-operate in good faith in discharging their obligations pursuant to paragraph 2.9 above. Without prejudice to the generality of the foregoing: (a) the parties shall use reasonable endeavours to ensure that any offers of employment or engagement to Relevant Key Employees, or other steps necessary to formalise existing arrangements, are made or taken by Group Companies sufficiently in advance of the Completion Date that the Relevant Key Employees have sufficient time to decide whether to accept the offers or agree to the formalisation; and (b) the Vendors shall not, and shall procure that no Group Company and no member of the Vendors’ Retained Group shall, and shall use reasonable endeavours to procure that no individual employed or engaged at a senior level by, or representing, the Vendors, any Group Company or member of the Vendors’ Retained Group shall, act or omit to act in a manner calculated or likely to result in any Relevant Key Employee rejecting such offer or formalisation.

2.11	Notwithstanding the foregoing: (i) no such offers of employment or engagement shall be made, or other steps taken, unless and until the terms of such offers or any other steps have been agreed in writing by the Purchaser; and (ii) the Vendors shall provide the Purchaser with such updates in this regard, and such access to the Relevant Key Employees in connection with seeking their agreement to the formalised terms, as the Purchaser may reasonably require from time to time.

2.12	Furthermore, the Vendors shall procure that, with effect from no later than the Completion Date, no Key Employee shall be employed by, or provide their services to, any member of the Vendors’ Retained Group (whether as part time employee, consultant or otherwise). For the avoidance of doubt, the Vendors agree that neither the Purchaser nor any Group Company shall have any liability arising from or in connection with any such termination of any Key Employees’ employment or engagement with any member of the Vendors’ Retained Group.

2.13	The Vendors shall procure that, with effect no later than the Completion Date, Martin O’Hanlon’s engagement(s) on a consultancy basis with ESL and EPSL will terminate without the need for notice or payment in lieu of notice, and no payment shall be due to Martin O’Hanlon arising out of or in connection with such termination of such engagement(s) other than payment of fees for his services accrued prior to the Completion Date.

Australian Transfer Agreement

2.14	As soon as possible following the entry into the agreed form Australian Transfer Agreement pursuant to clause 3.4 (but in any event prior to the Completion Date), the Vendors shall procure that all steps necessary to implement the terms of the Australian Transfer Agreement (including in connection with the Australian Lease and the delivery of all assets) are completed. For the avoidance of doubt, the Vendors shall procure that the Australian Transfer Agreement is not terminated, amended or varied without the consent of the Purchaser and the Vendors shall procure that the Australian Transfer Agreement is not terminated, amended or varied without the consent of the Purchaser.

2.15	The parties acknowledge and agree that the sale pursuant to the Australian Transfer Agreement will constitute a relevant transfer of business for the purposes of the Fair Work Act 2009 (Cth).

2.16	As soon as possible after the entry into the agreed form Australian Transfer Agreement pursuant to clause 3.4 (but in any event prior to the Completion Date) the Vendors shall procure that Euro Auctions Pty Ltd shall make an offer of employment to each Australian Employee, on similar terms as they are currently subject to with Euro Auctions No.2, under which their employment with Euro Auctions Pty Ltd shall commence no later than the Completion Date.

2.17	The parties agree to act reasonably and co-operate in good faith with a view to ensuring that such offers are made as soon as possible after the date of this Agreement and sufficiently in advance of the Completion Date that the Australian Employees have sufficient time to decide whether to accept the offers. Notwithstanding the foregoing, no offers of employment shall be made pursuant to this clause unless and until their terms have been agreed in writing by the Purchaser (acting reasonably), and the Vendors shall provide the Purchaser with such updates as the Purchaser may reasonably require from time to time regarding the process summarised above and below, including without limitation whether (and if so, how many) offers of employment have been made to, and/or accepted by, the Australian Employees.

2.18	The Vendors shall not, and shall procure that no Group Company and no member of the Vendors’ Retained Group shall, and shall use reasonable endeavours to procure that no individual employed or engaged at a senior level by, or representing, the Vendors, any Group Company or member of the Vendors’ Retained Group shall, act or omit to act in a manner calculated or likely to result in any Australian Employee rejecting such offer.

2.19	The Vendors shall procure that Euro Auctions Pty Ltd must recognise the prior service of transferring Australian Employees for the purpose of calculating any service related entitlements .

2.20	Unless already subject to a probationary period by reason of their recent commencement of employment with Euro Auctions No.2, the Vendors shall procure that no transferring Australian Employee will, for the purposes of exemptions to unfair dismissal provisions of the Fair Work Act 2009 (Cth), be subject to a probationary period on their commencement with Euro Auctions Pty Ltd.

Spanish Transfer Agreement

2.21	Prior to the Completion Date, if requested in writing by the Purchaser, the Vendors shall procure that an amendment or supplement to the Spanish Transfer Agreement is entered into for the purposes of more specifically identifying the assets and liabilities transferred in connection with the Spanish Transfer Agreement. For the avoidance of doubt, the Vendors shall procure that the Spanish Transfer Agreement is not terminated, amended or varied without the consent of the Purchaser.

Occupational Leases

2.22	Prior to (and sufficiently in advance of) Completion, each of the Vendors shall consult with the Purchaser in connection with the Occupational UK Leases and Occupational Overseas Leases and procure that drafts of each of the Occupational UK Leases and Occupational Overseas Leases are shared with the Purchaser for comment.

Schedule 10

Agreed Contracts

1	Each of the Service Agreements.

2	The Transitional Services Agreement.

3	Each of the Occupational UK Leases.

4	Each of the Occupational Overseas Leases.

Schedule 11

Financing Information

Part 1 General

1	Audited financial statements of the Acquired Business as of and for the fiscal year ended December 31, 2020, prepared in accordance with US GAAP as further described in Part 2 below.

2	Reviewed financial statements of the Acquired Business for the interim period ending (i) in the case of the Marketing Period contained in clause (a) of such definition, June 30, 2021 and (ii) in the case of the Marketing Period contained in clause (b) or (c) of such definition, September 30, 2021, and, in each case, unaudited corresponding financial statements for the same fiscal interim period in the preceding fiscal year, in each case prepared in accordance with US GAAP (which have, in each case, been reviewed in accordance with AICPA standards on the review of interim financial statements) as further described in Part 2 below.

3	All other financial statements, financial data and other financial, operating and other information (including projections) regarding the Acquired Business requested by the Purchaser or the Parent (each acting reasonably), including the As-if-combined financial information further described in Part 2 below:

3.1	that are customarily included in offering documents and syndication materials used to syndicate credit facilities or offer and sell indebtedness of the type to be included in the Financing; and

3.2	as are customarily included in offering documents used in private placements of non-investment grade debt securities under Rule 144A of the Securities Act (it being understood that none of such information need include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act (provided that customary data as to the total assets, revenue, EBITDA and adjusted EBITDA or comparable metrics (including such data as reasonably necessary to present such metrics on a pro forma basis giving effect to the transactions contemplated by this Agreement) of non-guarantor subsidiaries and of any unrestricted subsidiaries shall be provided), Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering of debt securities).

PROVIDED THAT in each case the Purchaser shall specify in writing the information required pursuant to this paragraph 3 and, where not solely within the control of the Vendors, their agents and/or advisers, the Purchaser shall give all such assistance and information reasonably required from the Purchaser to satisfy any reasonable request made.

4	The financial information of the Acquired Business necessary for the Parent (or any such other relevant member(s) of the Purchaser’s Group) to prepare any pro forma financial statements for the historical periods required by Article 11 of SEC Regulation S-X or reasonably requested by the Financing Sources;

Part 2 Expected Financing Information

Historical Financial Statements of Acquired Business

Reporting entities

(in each case including the full underlying business for full 12-months of business ended December 31, 2020 and interim periods set forth below, which may require incorporating pre-restructure activity into carve-out or combined financial statements)

Acquired business as-if- combined (Schedule)
Owner	Derek Keys	Trevor & Wendy Keys	Lynden & Jolene Keys	All Vendors in SPA
Portion of Acquired Business represented	Carve-out combined financial statements Derek Keys' portion of Acquired Business	Combined financial statements Trevor & Wendy Keys' portion of Acquired Business	Combined financial statements Lynden & Jolene Keys' portion of Acquired Business	Entire Acquired Business subject to this SPA
Expected Entity

Carve-out combined financial statements of Gardrum Holdings Limited Consolidated

(if applicable, combined with any other Derek Keys business activities included in the transaction perimeter, including any involved with the Dubai business)

		Combined financial statmeents Equipment & Plant Services Limited (& predecessor if applicable)	Equipment Sales Ltd. (& predecessor if applicable)	Acquired Business of Equine as- if-combined (giving effect to the elimination of intercompany transactions)
Auditor	PWC (and, if applicable, Baker Tilly)	McElholm & Co (Note -audit by PWC may facilitate SEC aspects)	PWC	N/A
Audit standard
Existing	ISAs (UK)	ISAs (UK)	ISAs (UK)	N/A
Required	US GAAS (AICPA)	US GAAS (AICPA)	US GAAS (AICPA)	N/A
Future auditor comfort and consent expected	yes	yes	yes	TBD - re mathematical accuracy and agreeing to FS / disclosure of auditee
Basis of accounting	US GAAP	US GAAP	US GAAP	US GAAP (recognition and measurement - not GAAP notes)
Common currency of presentation	USD reporting currency	USD reporting currency	USD reporting currency	USD reporting currency
Annual FS under US GAAP	y/e 12/31/20 audited	y/e 12/31/20 audited	y/e 12/31/20 audited	y/e 12/31/20

BS, P&L, SCF, stmt of changes in equity & notes,

notes to clearly disclose related party transactions, including sufficient detail to enable intercompany elimination of related entities in the transaction perimeter

BS, P&L, SCF, stmt of changes in equity & notes,

notes to clearly disclose related party transactions, including sufficient detail to enable intercompany elimination of related entities in the transaction perimeter

BS, P&L, SCF, stmt of changes in equity & notes,

notes to clearly disclose related party transactions, including sufficient detail to enable intercompany elimination of related entities in the transaction perimeter

BS, P&L, stmt of changes in equity & selected notes (Note 1 details of elimination entries, reconciled to FS notes at left; Note 2 reconciliation to Equine numbers per VDD schedule: revenue, profit before tax, total assets)

Interim FS under US GAAP	6 mos ended 6/30/21 & 6/30/20 reviewed using AICPA interim review standards (updated to September if not provided by October 5, 2021)	6 mos ended 6/30/21 & 6/30/20 reviewed using AICPA interim review standards (updated to September if not provided by October 5, 2021)	6 mos ended 6/30/21 & 6/30/20 reviewed using AICPA interim review standards (updated to September if not provided by October 5, 2021)	6 mos ended 6/30/21 & 6/30/20 (no review or audit) (updated to September if not provided by October 5, 2021)

BS, P&L, SCF, stmt of changes in equity & notes,

notes to clearly disclose related party transactions, including sufficient detail to enable intercompany elimination of related entities in the transaction perimeter

BS, P&L, SCF, stmt of changes in equity & notes,

notes to clearly disclose related party transactions, including sufficient detail to enable intercompany elimination of related entities in the transaction perimeter

BS, P&L, SCF, stmt of changes in equity & notes,

notes to clearly disclose related party transactions, including sufficient detail to enable intercompany elimination of related entities in the transaction perimeter

BS, P&L, stmt of changes in equity & selected notes (Note 1 details of elimination entries, reconciled to FS notes at left)

Part 3 Obligations in respect of the Financing

1	The Vendors shall use, and shall cause the Companies and the Subsidiaries and each of the foregoing’s officers, directors, executive-level employees, accountants, legal counsel, investment bankers and other authorized representatives (the Company Representatives) to use, their reasonable efforts to cooperate and assist the Purchaser and the Parent with respect to the arrangement of the Financing and the Bring Down Financial Information as may be reasonably requested by the Purchaser or the Parent (provided that such requested cooperation is otherwise consistent with this Agreement and does not unreasonably interfere in any material respect with the ongoing operations of the Companies and the Subsidiaries), including at the reasonable request of the Purchaser or the Parent:

1.1	promptly providing to the Financing Sources and the Purchaser and the Parent the Financing Information, the Bring Down Financial Information and all other material financial and other pertinent information with respect to the Vendors, the Companies, the Subsidiaries, the Acquired Business and the transactions contemplated by this Agreement, including information and projections (provided that any such projections shall be limited to those shared with the Purchaser or the Parent prior to the date hereof) prepared by the Vendors, the Companies or the Subsidiaries relating to the Vendors, the Companies, the Subsidiaries, the Acquired Business and the transactions contemplated by this Agreement, to the extent customary and reasonable and to the extent not unreasonably interfering with the ongoing operations of the Companies or any of the Subsidiaries;

1.2	causing the Company Representatives to be reasonably available to the Financing Sources in connection with such Financing, to participate in lender meetings, due diligence sessions, meetings and drafting sessions and to participate in presentations related to the Financing, including presentations to rating agencies in each case, upon reasonable notice and at mutually agreed times (it being agreed that counsel need not discuss any matter to the extent it would result in the waiver of the attorney-client privilege; provided the Vendors, the Companies and the Subsidiaries shall use their reasonable efforts to inform the Purchaser and the Parent of such limitation);

1.3	assisting, and using all reasonable efforts to cause the Company Representatives to assist, in the preparation of one or more rating agency presentations, information memoranda, offering memoranda, lender and investor presentations and similar marketing documents to be used in connection with the Financing (including assisting in the preparation of pro forma financial statements meeting the requirements of SEC Regulation S-X , and/or customary for marketed offerings of debt securities pursuant to Rule 144A in the United States, to the extent reasonably requested by the Financing Sources) and assisting the Financing Sources in preparing and delivering other appropriate marketing and closing materials, in each case to be used in connection with the Financing;

1.4	reasonably cooperating with the marketing efforts of the Purchaser, Parent, their respective subsidiaries and their respective Financing Sources for any of the Financing;

1.5	providing and executing such documents in connection with the Financing as may be reasonably requested by the Purchaser or the Parent;

1.6	causing the independent auditors of the Companies and the Subsidiaries, to provide reasonable and customary assistance and cooperation in connection with the Financing and the preparation of the Financing Information and the Bring Down Financial Information, including:

1.6.1	providing consents for use of their reports in any materials relating to the Financing;

1.6.2	participating in a reasonable number of drafting sessions and accounting due diligence sessions; and

1.6.3	rendering customary comfort letters, including for the Financing Information and Bring Down Financial Information to be Compliant, including the Vendors, the Companies and the Subsidiaries providing customary representations to such accountants;

1.7	assisting the Purchaser and the Parent in obtaining legal opinions of the Vendors’, the Companies’ and the Subsidiaries’ counsel;

1.8	as promptly as reasonably practicable, furnishing the Purchaser, the Parent and the Financing Sources with the Financing Information and the Bring Down Financial Information and, as may be reasonably requested by the Purchaser or the Parent in connection with the Financing and/or the Bring Down Financial Information, other customary financial and other information regarding the Vendors, the Companies, the Subsidiaries and the Acquired Business, and updating such information, including so that the Financing Information and the Bring Down Financial Information is and remains Compliant;

1.9	furnishing the Purchaser and the Parent and any Financing Sources promptly, and in any event within seven (7) Business Days after request, with all documentation and other information required by any governmental authority with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended; and

1.10	reasonably facilitating the pledge of the Companies’ and the Subsidiaries’ assets as collateral,

provided that:

(a)	the Purchaser or the Parent shall promptly reimburse the Vendors, the Companies and the Subsidiaries for any reasonable, documented, out-of-pocket expenses and costs properly incurred in connection with the Vendors’, the Companies’ or the Subsidiaries’ obligations under this paragraph Part 3 of Schedule 11;

(b)	the Purchaser shall indemnify and hold harmless the Vendors, the Companies and the Subsidiaries and their respective Company Representatives from and against any and all losses actually suffered or incurred by them in connection with the Financing or the performance by them or any Company Representative of the provisions contained in this Agreement relating to the Financing, including to the extent arising from any action taken by them at the request of the Purchaser or the Parent pursuant to this Part 3 of Schedule 11 and any information misused by the Financing Sources in connection therewith, except to the extent resulting from the bad faith, gross negligence or wilful misconduct in information provided hereunder by any of the Vendors, the Companies or the Subsidiaries as determined in a final judgment of a court of competent jurisdiction or arbitration ruling under this Agreement; and

(c)	all non-public or otherwise confidential information regarding the Vendors, the Companies or the Subsidiaries obtained by the Purchasers or any of their representatives pursuant to this Schedule 11 shall be subject to clause 15.2.

SIGNATURE PAGES

Executed as a deed and delivered by Ritchie Bros. UK Holdings Ltd acting by Darren Watt and Jeroen Rijk, each a director

	)	/s/ Darren Watt
	)	Director
)

	)	/s/ Jeroen Rijk
	)	Director
)

Executed as a deed and delivered by Ritchie Bros. Auctioneers Incorporated acting by:

Darren Watt	)	/s/ Darren Watt
Name	)	Authorised Signatory
)

Sharon Driscoll	)	/s/ Sharon Driscoll
Name	)	Authorised Signatory
)

Executed as a deed and delivered by Euro Auctions FZE acting by Derek Keys, its sole director, in the presence of:	)
	)	/s/ Derek Keys
	)	Director
)

/s/ Martin O’Hanlon
Signature of witness

Name Martin O’Hanlon

[Signature page – SPA]

Executed as a deed and delivered by Gardrum Holdings Limited acting by:

Derek Keys	)	s/ Derek Keys
Name	)	Director
)

Martin O’Hanlon	)	s/ Martin O’Hanlon
Name	)	Director
)

Executed as a deed by Derek Keys in the presence of:	)
	)	/s/ Derek Keys
	)	Derek Keys
)

/s/ Martin O’Hanlon
Signature of witness

Name Martin O’Hanlon

Executed as a deed by Lynden Keys in the presence of:	)
	)	/s/ Lynden Keys
	)	Lynden Keys
)

/s/ Martin O’Hanlon
Signature of witness

Name Martin O’Hanlon

[Signature page – SPA]

Executed as a deed by Wendy Keys in the presence of:	)
	)	/s/ Wendy Keys
	)	Wendy Keys
)
/s/ Martin O’Hanlon
Signature of witness

Name Martin O’Hanlon

Executed as a deed by Trevor Keys in the presence of:	)
	)	/s/ Trevor Keys
	)	Trevor Keys
)
/s/ Martin O’Hanlon
Signature of witness

Name Martin O’Hanlon

Executed as a deed by Jolene Keys in the presence of:	)
	)	/s/ Jolene Keys
	)	Jolene Keys
)
/s/ Martin O’Hanlon
Signature of witness

Name Martin O’Hanlon

[Signature page – SPA]